      As filed with the United States Securities and Exchange Commission on March 28, 1995.
                                                            Registration No. 33-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ----------------------

                                    FORM S-4

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                              IDEON GROUP, INC.
                              -----------------
             (Exact name of Registrant as specified in its Charter)

Delaware                           7389                     59 3293212
- --------                           ----                     ----------
(State or other jurisdiction of    (Primary Standard        (I.R.S. Employer
incorporation or organization)     Industrial               Identification No.)
                                   Classification Code)

                            7596 Centurion Parkway
                         Jacksonville, Florida 32256
                                (904) 928-1800
                            ------------------------
                    (Address of Principal Executive Offices)


                                  Lisa Ormand
                      Vice President & Corporate Secretary
                             7596 Centurion Parkway
                          Jacksonville, Florida 32256
                                 (904) 928-1800
                                 --------------
             (Name, address, telephone number of agent for service)

         Approximate date of commencement of proposed sale to the public: as soon as practicable after the merger of SafeCard Services, Incorporated and Ideon Merger Company as described in the Proxy Statement/Prospectus included as part of this Registration Statement.

         If any of the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box. [ ]

                          Total number of pages: 124

                        CALCULATION OF REGISTRATION FEE

                                                        Proposed             Proposed              Amount
                                Amount                  Maximum               Maximum                of
     Title of Shares             to be               Offering Price      Aggregate Offering     Registration
    to be Registered          Registered(1)             Per Unit(2)            Price               Fee(3)
    ----------------          -------------          ---------------       ---------------     ------------
      Common Stock            28,960,000               $   18.9375          $548,430,000         $189,114

(1) This number of shares being registered represents the maximum number of shares issuable in the Reorganization (as described herein).

(2) Estimated solely for the purpose of determining the registration fee. The common stock of SafeCard Services, Incorporated ("SafeCard" or the "Company"), par value $.01 per share, is listed on the New York Stock Exchange ("NYSE"). $18.9375 represents the average of high and low prices of the Company's common stock as quoted on NYSE on March 21, 1995.

(3) The amount paid by wire transfer to the Securities and Exchange Commission on March 24, 1995 has been offset by the filing fee paid in conjunction with the filing fee of preliminary proxy materials on January 31, 1995 and calculated in accordance with Rule 0-11 and 14a-6(i) under the Securities Exchange Act of 1934.

The registrant hereby amends this Registration Statement on such date or dates as may be neccessary to delay its effectiveness until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such dates as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

                              IDEON GROUP, INC.
                             CROSS REFERENCE SHEET
                    PURSUANT TO REGULATION S-K, ITEM 501(B)

Form S-4 Item                                                       Location or Caption in Proxy Statement-Prospectus
- -------------                                                       -------------------------------------------------
A.     INFORMATION ABOUT THE TRANSACTION
1.     Forepart of Registration Statement and Outside
       Front Cover Page of Prospectus . . . . . . . . . . .         Facing Page of Registration Statement; Outside Front Cover
                                                                    Page of Proxy Statement-Prospectus
2.     Inside Front and Outside Back Cover Pages of
       Prospectus . . . . . . . . . . . . . . . . . . . . .         AVAILABLE INFORMATION; INCORPORATION OF DOCUMENTS BY
                                                                    REFERENCE; TABLE OF CONTENTS

3.     Risk Factors, Ratio of Earnings to Fixed
       Charges and Other Information  . . . . . . . . . . .         PROPOSALS IA, IB and IC:  REORGANIZATION OF THE COMPANY;
                                                                    SUMMARY; Selected Financial Information
4.     Terms of the Transaction . . . . . . . . . . . . . .         SUMMARY; THE REORGANIZATION; Federal Income Tax
                                                                    Consequences of the Reorganization; Certain Differences in
                                                                    the Rights of Stockholders; Description of Capital Stock

5.     Pro Forma Financial Information  . . . . . . . . . .         *
6.     Material Contacts with the Company Being
       Acquired . . . . . . . . . . . . . . . . . . . . . .         *
7.     Additional Information Required for Reoffering
       by Persons and Parties Deemed to be
       Underwriters . . . . . . . . . . . . . . . . . . . .         *
8.     Interest of Named Experts and Counsel  . . . . . . .         LEGAL MATTERS
9.     Disclosure of Commission Position on
       Indemnification for Securities Act Liabilities  . .          *

B.     INFORMATION ABOUT THE REGISTRANT
10.    Information with Respect to S-3 Registrants  . . . .         *

11.    Incorporation of Certain Information by
       Reference  . . . . . . . . . . . . . . . . . . . . .         INCORPORATION OF DOCUMENTS BY REFERENCE
12.    Information with Respect to S-2 or S-3
       Registrants  . . . . . . . . . . . . . . . . . . . .         *
13.    Incorporation of Certain Information by
       Reference  . . . . . . . . . . . . . . . . . . . . .         *
14.    Information with Respect to Registrants Other
       Than S-2 or S-3 Registrants  . . . . . . . . . . . .         AVAILABLE INFORMATION; INCORPORATION OF  DOCUMENTS BY
                                                                    REFERENCE; SUMMARY; SELECTED FINANCIAL INFORMATION; THE
                                                                    REORGANIZATION; FINANCIAL STATEMENTS OF IDEON GROUP, INC.

C.     INFORMATION ABOUT THE COMPANY BEING ACQUIRED
15.    Information with Respect to S-3 Companies  . . . . .         INCORPORATION OF DOCUMENTS BY REFERENCE; PROPOSALS IA, IB AND
                                                                    IC: REGORGANIZATION OF THE COMPANY; SUMMARY
16.    Information with Respect to S-2 or S-3
       Companies  . . . . . . . . . . . . . . . . . . . . .         *
17.    Information with Respect to Companies Other
       Than S-2 or S-3 Companies  . . . . . . . . . . . . .         *

D.     VOTING AND MANAGEMENT INFORMATION
18.    Information if Proxies, Consents or
       Authorizations Are to be Solicited . . . . . . . . .         AVAILABLE INFORMATION; INCORPORATION OF DOCUMENTS BY
                                                                    REFERENCE; THE ANNUAL MEETING; PROPOSALS IA, IB and IC:
                                                                    REORGANIZATION OF THE COMPANY; BENEFICIAL SECURITY OWNERSHIP;
                                                                    PROPOSAL II:  ELECTION OF DIRECTORS; EXECUTIVE COMPENSATION;
                                                                    CERTAIN TRANSACTIONS AND OTHER MATTERS
19.    Information if Proxies, Consents or
       Authorizations Are Not to be Solicited or
       in an Exchange Offer . . . . . . . . . . . . . . . .         *

- -----------------------------
*Item is omitted because answer is negative or item is inapplicable.

[SAFECARD LOGO]                                                              SafeCard Services, Inc.
                                                                             7596 Centurion Parkway
                                                                             Jacksonville, Florida 32256

March 30, 1995

DEAR FELLOW STOCKHOLDER:

     You are cordially invited to attend the Annual Meeting of Stockholders of SafeCard Services, Incorporated scheduled to be held on Thursday, April 27, 1995 at 10:00 a.m., at the St. Regis Hotel, 2 East 55th Street at Fifth Avenue, New York, New York. Your Board of Directors and management look forward to personally greeting those stockholders able to attend.

     At the meeting, stockholders will be asked to consider important proposals to reorganize SafeCard into a holding company structure pursuant to which SafeCard would become a wholly-owned subsidiary of Ideon Group, Inc., a newly formed Delaware corporation. Following approval of the reorganization, each issued and outstanding share of SafeCard common stock will be converted into one share of common stock of Ideon Group, Inc., the new holding company. In addition, the stockholders will be asked to approve the proposed capital structure of Ideon Group, Inc. consisting of 90 million shares of common stock and 10 million shares of preferred stock. The reorganization will not result in any change in the Company's business, management, operations or financial statements or any change in the percentage ownership of each present stockholder of the Company in the consolidated assets and liabilities of the Company.

     In 1994, SafeCard began a transformation from a single product line company to a multiple business unit enterprise with the intent to achieve higher revenue and earnings growth thereby enhancing stockholder value. Among other things, the holding company structure will enable your company to segregate and manage new corporate opportunities apart from existing operations, thus reflecting its corporate strategy of diversifying into numerous high-growth business units and enhancing the Company's flexibility in pursuing new opportunities. Accordingly, the Board of Directors believes that the reorganization is in the best interests of the Company and its stockholders and recommends unanimously the reorganization for the reasons more fully described in the accompanying Proxy Statement/Prospectus to which you are urged to give your prompt attention.

     At the meeting, the stockholders will also be asked to consider and elect two directors, approve an amendment to the Company's 1994 Long Term Stock-Based Incentive Plan, approve the Company's Directors Stock Plan and ratify the appointment of Price Waterhouse LLP as the Company's independent accountants for the current fiscal year. Information regarding these matters is set forth in the accompanying Proxy Statement/Prospectus. Please also give these matters your prompt attention.

     It is important that your shares be represented and voted at the meeting. Whether or not you plan to attend, please take a moment to sign, date and promptly mail your proxy in the enclosed prepaid envelope. This will not limit your right to vote in person should you attend the meeting.

     On behalf of your Board of Directors, thank you for your continued support.

                                          Sincerely,

                                          PAUL G. KAHN
                                          ------------
                                          PAUL G. KAHN
                                          Chairman and
                                          Chief Executive Officer

                        SAFECARD SERVICES, INCORPORATED
                             ---------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             ---------------------

To be held on April 27, 1995

To the Stockholders:

     The Annual Meeting of Stockholders of SafeCard Services, Incorporated (the "Company") will be held at the St. Regis Hotel, 2 East 55th Street at Fifth Avenue, New York, New York 10022, on Thursday, April 27, 1995 at 10:00 a.m., for the following purposes:

     - to consider and act upon related proposals to (A) reorganize the corporate structure of the Company pursuant to which the shares of common stock of the Company, a Delaware corporation, will be automatically converted into an equal number of shares of common stock of Ideon Group, Inc., a holding company organized under Delaware law, (B) authorize the capital structure of Ideon Group, Inc. to include 90 million shares of common stock, and (C) authorize the capital structure of Ideon Group, Inc. to include 10 million shares of preferred stock;

     - to elect two directors;

     - to approve an amendment to the Company's 1994 Long Term Stock-Based Incentive Plan to increase the number of shares issuable thereunder by 1,340,000 shares;

     - to approve the Company's Directors Stock Plan;

     - to ratify the appointment of Price Waterhouse LLP as the Company's independent accountants for the current fiscal year; and

     - to transact such other business as may properly be brought before the meeting or any adjournment thereof.

     Only holders of common stock of the Company, par value $.01 per share, as of the close of business on February 28, 1995 are entitled to notice of and to vote at the meeting or any adjournment thereof.

     It is important that your shares be represented and voted at the meeting. Whether or not you plan to attend, please sign, date and promptly mail your proxy. Your cooperation is appreciated.

                                          By Order of the Board of Directors

                                          LISA ORMAND
                                          -----------
                                          LISA ORMAND
                                          Vice President and Corporate Secretary

March 30, 1995

                            YOUR VOTE IS IMPORTANT.

              PLEASE SIGN, DATE AND PROMPTLY MAIL YOUR PROXY CARD.

                        SAFECARD SERVICES, INCORPORATED
                          3001 EAST PERSHING BOULEVARD
                            CHEYENNE, WYOMING 82001
                                  307-771-2700

                             ---------------------

                         PROXY STATEMENT AND PROSPECTUS
                             ---------------------

                                 March 30, 1995

     This Proxy Statement and Prospectus (this "Proxy Statement") is furnished in connection with the solicitation of proxies by the Board of Directors of SafeCard Services, Incorporated (the "Company") for the Annual Meeting of Stockholders to be held on Thursday, April 27, 1995, and any adjournment thereof (the "Annual Meeting"). A copy of the notice of the meeting is attached. This Proxy Statement and the accompanying form of proxy are first being mailed to stockholders on or about March 30, 1995.

     At the Annual Meeting, the stockholders of the Company will consider and vote upon a proposal to reorganize the corporate structure of the Company (the "Reorganization") pursuant to which (i) the Company would become a wholly-owned subsidiary of Ideon Group, Inc., a newly-incorporated Delaware corporation ("Ideon"); and (ii) the shares of common stock, $.01 par value, of the Company ("Company Common Stock") would automatically be converted into an equal number of shares of common stock, $.01 par value, of Ideon ("Ideon Common Stock"). In addition, the stockholders will be asked to approve the proposed capital structure of Ideon consisting of 90 million shares of Ideon Common Stock and 10 million shares of preferred stock. The Reorganization will not result in any change in the Company's business, management, operations or financial statements or any change in the percentage ownership of each present stockholder of the Company in the consolidated assets and liabilities of the Company. For a more complete description of the Reorganization and related proposals (collectively, the "Reorganization Proposals"), see "Proposals IA, IB and IC: Reorganization of the Company".

     The stockholders of the Company will also consider and vote on (i) the election of two directors; (ii) a proposal to amend the Company's 1994 Long Term Stock-Based Incentive Plan (as presently amended, the "1994 Plan") to increase the number of shares of common stock available for issuance under such plan by 1,340,000 shares; (iii) a proposal to approve the Company's Directors Stock Plan; and (iv) the ratification of the appointment of Price Waterhouse LLP as the Company's independent accountants for fiscal year 1995.

     This Proxy Statement also serves as a prospectus for the 28,960,000 shares of Ideon Common Stock issuable in the Reorganization pursuant to the Plan of Reorganization and Agreement of Merger dated January 23, 1995 (the "Reorganization Agreement") among the Company, Ideon and a wholly-owned subsidiary of Ideon, Ideon Merger Company. The Reorganization Agreement is attached as Appendix A to this Proxy Statement.

THE SECURITIES TO WHICH THIS PROXY STATEMENT/PROSPECTUS RELATES HAVE NOT BEEN
   APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY
       STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE
      SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
         PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                   OFFENSE.

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, ANY OF THE SECURITIES OFFERED BY THIS PROXY STATEMENT, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER, SOLICITATION OR PROXY SOLICITATION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT INFORMATION IN THIS PROXY STATEMENT OR IN THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THE DATES THEREOF.

                             ---------------------

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        ----
Available Information.................................................................     3
Incorporation of Documents by Reference...............................................     3
The Annual Meeting....................................................................     4
Proposals IA, IB and IC: Reorganization of the Company................................     6
  Summary.............................................................................     6
  The Reorganization..................................................................    10
Beneficial Security Ownership.........................................................    17
Governance of the Company.............................................................    18
Directors' Fees and Other Compensation................................................    19
Proposal II: Election of Directors....................................................    20
Compensation Committee Report on Executive Compensation...............................    23
Executive Compensation................................................................    26
Performance Graph.....................................................................    28
Employment Contracts and Termination of Employment Arrangements.......................    30
Certain Transactions and Other Matters................................................    31
Proposal III: Amendment of the 1994 Long Term Stock-Based Incentive Plan..............    32
Proposal IV: Directors Stock Plan.....................................................    36
Proposal V: Ratification of Independent Accountants...................................    38
Other Matters.........................................................................    38
Compliance with Section 16(a).........................................................    38
Cost of Proxy Solicitation............................................................    39
1996 Stockholder Proposals............................................................    39
  Appendix A -- Plan of Reorganization and Agreement of Merger........................   A-1
  Appendix B -- Amended and Restated Certificate of Incorporation of Ideon Group,
     Inc..............................................................................   B-1
  Appendix C -- Certificate of Amendment of Amended and Restated
     Certificate of Incorporation of Ideon Group, Inc.................................   C-1
  Appendix D -- Directors Stock Plan .................................................   D-1

                             AVAILABLE INFORMATION

     The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). These reports, proxy statements and other information can be inspected and copied at the Commission's public reference room located at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the public reference facilities in the Commission's regional offices located at:
Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and 75 Park Place, 14th Floor, New York, New York 10007. Copies of such materials can be obtained at prescribed rates by writing to the Securities and Exchange Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, reports, proxy statements and other information concerning the Company may be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

     The Company has filed with the Commission a Registration Statement on Form S-4 (together with any amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Ideon Common Stock to be issued pursuant to the Reorganization. This Proxy Statement does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Such additional information may be obtained from the public reference room of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. Statements contained in this Proxy Statement or in any document incorporated by reference in this Proxy Statement as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

     The Company hereby incorporates by reference into this Proxy Statement the following documents filed with the Commission: (i) the Company's Annual Report on Form 10-K for the fiscal year ended October 31, 1994, (ii) the Company's Transition Report on Form 10-Q for the two months ended December 31, 1994, (iii) the Company's Amendment No. 1 to its Annual Report on Form 10-K for the fiscal year ended October 31, 1994, (iv) the Company's Amendment No. 2 to its Annual Report on Form 10-K for the fiscal year ended October 31, 1994, (v) the Company's Amendment No. 3 to its Annual Report on Form 10-K for the fiscal year ended October 31, 1994, (vi) the Company's Amendment No. 1 to its Transition Report on Form 10-Q for the two months ended December 31, 1994, and (vii) the Company's Current Report on Form 8-K dated December 8, 1994. The Company's Exchange Act File No. is 1-10411.

     THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THE FOREGOING DOCUMENTS, EXCLUDING EXHIBITS UNLESS SPECIFICALLY INCORPORATED HEREIN, ARE AVAILABLE WITHOUT CHARGE UPON REQUEST TO THE VICE PRESIDENT OF INVESTOR RELATIONS, SAFECARD SERVICES, INC., 7596 CENTURION PARKWAY, JACKSONVILLE, FLORIDA 32256, (904) 928-1800. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY APRIL 20, 1995.

     All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the date the Reorganization becomes effective shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of the filing of such documents. All information appearing in this Proxy Statement or in any document incorporated by reference herein is not necessarily complete and is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated by reference herein and should be read together with such information and documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

                               THE ANNUAL MEETING

ATTENDANCE AND VOTING

     You are cordially invited to attend the Annual Meeting to be held on Thursday, April 27, 1995, but whether or not you expect to attend in person, you are urged to sign, date and promptly mail the enclosed proxy in the prepaid envelope provided for your convenience. Stockholders have the right to revoke their proxies at any time prior to the time their shares are actually voted. If a stockholder attends the meeting and desires to vote in person, his or her proxy will not be used.

     Please note that attendance at the Annual Meeting will be limited to stockholders as of the record date (or their authorized representatives) and to guests of the Company. If your shares are registered in your name and you plan to attend the Annual Meeting, please mark the appropriate box on the enclosed proxy card.

VOTE BY PROXY

     Unless contrary instructions are indicated on the proxy, all shares represented by valid proxies received pursuant to this solicitation (and not revoked before they are voted) will be voted as follows:

          FOR the proposals to (A) reorganize the Company's corporate structure pursuant to the Reorganization Agreement ("Proposal IA"), (B) approve the capital structure of Ideon to include 90 million shares of Ideon Common Stock ("Proposal IB") and (C) approve the capital structure of Ideon to include 10 million shares of preferred stock with such designations, rights, preferences and limitations as determined by the Board of Directors at the time of issuance ("Proposal IC") (as more fully described under the caption "Proposals IA, IB and IC: Reorganization of the Company");

          FOR the election of all nominees for director named herein under the caption "Proposal II: Election of Directors";

          FOR the approval of the amendment to the 1994 Long Term Stock-Based Incentive Plan (as more fully described under the caption "Proposal III:
     Amendment of the 1994 Long Term Stock-Based Incentive Plan");

          FOR the approval of the Company's Directors Stock Plan (as more fully described under the caption "Proposal IV: Directors Stock Plan"); and

          FOR ratification of the appointment of Price Waterhouse LLP as the Company's independent accountants for the current year (see "Proposal V:
     Ratification of Independent Accountants").

     In the event a stockholder specifies a different choice on the proxy, his or her shares will be voted in accordance with the specification so made. Signed, unmarked proxy cards are voted in accordance with the Board of Directors' recommendations. Your executed proxy will be voted at the meeting, unless you revoke it at any time before the vote by filing with the Corporate Secretary of the Company an instrument revoking it, duly executing a proxy card bearing a later date, or appearing at the meeting and voting in person.

     The Company's Annual Report to Stockholders, which contains financial statements for the fiscal year ended October 31, 1994, was previously mailed to stockholders. A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FILED WITH THE COMMISSION, EXCLUSIVE OF CERTAIN EXHIBITS, MAY BE OBTAINED WITHOUT CHARGE BY WRITING TO THE VICE PRESIDENT OF INVESTOR RELATIONS, SAFECARD SERVICES, INC., 7596 CENTURION PARKWAY, JACKSONVILLE, FLORIDA 32256.

     Unless otherwise indicated, all references to years herein shall be deemed to refer to the Company's fiscal years, and all references to the Company herein shall be deemed to include its subsidiaries.

SHARES ENTITLED TO VOTE

     Only stockholders of record at the close of business on February 28, 1995, the record date, will be entitled to notice of and to vote at the Annual Meeting of Stockholders. As of February 28, 1995, there were 28,937,599 shares of Company Common Stock outstanding. Each share is entitled to one vote.

VOTING PROCEDURES

     Directors must be elected by a plurality of the shares present in person or represented by proxy and entitled to vote. With regard to the election of directors, votes may be cast in favor of or withheld from each nominee; votes that are withheld will be excluded entirely from the vote and will have no effect. Abstentions may be specified on all proposals (except the election of directors) and will be counted as shares present for purposes of determining the existence of a quorum (constituting, under the Company's By-laws, fifty-one percent or more of the Company Common Stock entitled to vote) regarding the item on which the abstention is noted. Since the approval of each of the Reorganization Proposals requires the affirmative vote of a majority of the outstanding shares entitled to vote on the subject matter and since the approval of the amendment to the 1994 Plan, approval of the Directors Stock Plan and ratification of the Company's independent accountants require the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote on the subject matter, abstentions will have the effect of a negative vote on those matters.

     Under the rules of the New York Stock Exchange (the "NYSE"), brokers that hold shares in street name have the authority to vote on certain items when they have not received instructions from beneficial owners. With respect to the approval of Proposal IC, brokers may not vote shares held for customers without specific instructions from such customers. Under applicable Delaware law, a broker non-vote will have the same effect as a vote against Proposal IA, Proposal IB, the amendment of the 1994 Plan, the Directors Stock Plan and the ratification of the Company's independent accountants and will have no effect on the outcome of the election of directors.

                            PROPOSALS IA, IB AND IC:

                         REORGANIZATION OF THE COMPANY

                                    SUMMARY

     The following summary is not intended to be complete and is qualified in all respects by the more detailed information included in this Proxy Statement, the Appendices hereto and the documents incorporated herein by reference. Stockholders are urged to review carefully this Proxy Statement and the Appendices to it.

THE COMPANIES

     SafeCard Services, Incorporated is an information-based services enterprise. The Company historically has been in the business of selling subscriptions by mail and telephone for continuity services provided pursuant to subscriptions which typically continue annually or periodically unless cancelled by the subscriber. The Company has embarked on a diversification program designed to transform itself from a single-unit credit card enhancement provider into a marketing and services organization operating through multiple strategic business units. In September 1994, the Company acquired the Wright Express Corporation, a provider of information processing, management and financial services to petroleum companies and transportation fleets in the United States. The Company is also developing a credit card marketing and services business commencing with a co-branded credit card to be funded by SunTrust BankCard, N.A. that will be marketed as part of the PGA TOUR Partners program under the Company's Marketing and Services Agreement with the PGA TOUR. The Company expects to launch certain additional businesses in 1995.

     The Company is a Delaware corporation organized in 1969. The Company's executive offices are located at 3001 East Pershing Boulevard, Cheyenne, Wyoming 82001, and its telephone number is (307) 771-2700.

     Ideon Group, Inc. is a non-operating, wholly-owned subsidiary of the Company which has recently been incorporated in Delaware solely for the purpose of completing the Reorganization described in this Proxy Statement. Ideon currently has no business or assets. Ideon's mailing address is 7596 Centurion Parkway, Jacksonville, Florida 32256 and its telephone number is (904) 928-1800.

     Ideon Merger Company is a non-operating, wholly-owned subsidiary of Ideon which has recently been incorporated in Delaware solely for the purpose of completing the Reorganization described in this Proxy Statement. Ideon Merger Company currently has no business or assets. Ideon Merger Company's mailing address is 7596 Centurion Parkway, Jacksonville, Florida 32256 and its telephone number is (904) 928-1800.

THE REORGANIZATION

     At the Annual Meeting, the Company will ask its stockholders to consider and approve Proposal IA, the proposal to reorganize the Company's corporate structure pursuant to the Reorganization Agreement (see Appendix A). Pursuant to the Reorganization Agreement, the Company will become a wholly-owned subsidiary of Ideon, and each issued and outstanding share of Company Common Stock will be converted into one share of Ideon Common Stock. In addition, the stockholders will be asked to consider and approve two proposals to authorize the capital structure of Ideon to consist of 90 million shares of Ideon Common Stock and 10 million shares of preferred stock with such designations, rights, preferences and limitations as determined by the Board of Directors at the time of issuance. The Reorganization Proposals will not result in any change to the Company's business, management, operations or financial statements; however, the stockholders of the Company will own all of the stock of the parent holding company, Ideon, rather than the operating subsidiary corporation, SafeCard. See "The Reorganization - General".

     If the stockholders approve Proposal IA but not the two proposals related to the capital structure of Ideon, the authorized capital structure of Ideon after the Reorganization will consist of 35 million shares of common stock. If the stockholders approve Proposals IA and IC but not Proposal IB, the authorized capital structure of Ideon after the Reorganization will consist of 35 million shares of common stock and 10 million shares of preferred stock. If the stockholders approve Proposal IB but not Proposal IC, the authorized capital structure of Ideon after the Reorganization will consist of 90 million shares of common stock. If Proposal IA is not approved, Proposals IB and IC shall be null and void and of no effect.

     The Board of Directors believes that the rights of stockholders of Ideon will be substantially similar to the present rights of stockholders of the Company. See "The Reorganization - Description of Capital Stock; Certain Differences in the Rights of Stockholders".

     The shares of Ideon issued in the Reorganization will be quoted on the NYSE under the symbol "IQ". Other than the issuance of a Certificate of Merger by the Secretary of State of Delaware, no approval from any federal or state regulatory authority is required in connection with the Reorganization.

REASONS FOR THE REORGANIZATION

     The Board of Directors believes that the Reorganization Proposals are in the best interests of the Company and its stockholders because, among other matters, the new corporate structure will enable the Company to segregate and manage new corporate opportunities apart from existing operations, thus reflecting the Company's strategy of diversifying into multiple lines of high-growth business units and enhancing the Company's flexibility in pursuing new opportunities.

     Proposed in conjunction with the Reorganization is Proposal IB which will have the effect of increasing the number of authorized shares of common stock from 35 million shares to 90 million shares, thus providing the Company with sufficient authorized stock to meet future business needs, including stock dividends or splits, acquisitions using equity-based consideration, the issuance of stock options and other stock-based incentives under the Company's employee benefit plans, and other corporate purposes. In addition, approval of Proposal IC will authorize the Company to issue up to 10 million shares of preferred stock with such designations, rights, preferences and limitations as determined by the Board of Directors at the time of such issuance. The Board of Directors believes that it is highly desirable for the Company to have the flexibility to issue preferred stock in acquisitions of new enterprises, in creating equity alliances and as a means of providing financing for the Company. The Board of Directors represents that, without stockholder approval, it will not issue any preferred stock for a defensive or antitakeover purpose.

     In addition, the Reorganization will change the name of the Company to Ideon Group, Inc. The Board of Directors believes the new name more accurately reflects the broader creative scope and direction of the Company's current business activities. See "The Reorganization - Reasons for the Reorganization".

FEDERAL INCOME TAX CONSEQUENCES

     As a condition to the consummation of the Reorganization, Mahoney Adams & Criser, P. A., counsel to the Company, has delivered an opinion to the effect that the Reorganization may be treated for federal income tax purposes as tax free and neither the Company nor its stockholders will recognize taxable income or loss as a result of the Reorganization. See "The Reorganization - Federal Income Tax Consequences of the Reorganization".

VOTE REQUIRED FOR APPROVAL

     Approval of each of the Reorganization Proposals requires the affirmative vote of a majority of the outstanding shares of the Company Common Stock entitled to vote thereon.

     As of the record date, the Company's nominees for director, directors, executive officers and their affiliates held less than one percent of the outstanding Company Common Stock entitled to vote on the Reorganization Proposals. The directors and executive officers have indicated their intention to vote their shares for the approval of the Reorganization Proposals. See "The Reorganization - Vote Required for Approval".

CONDITIONS TO THE REORGANIZATION

     The consummation of the Reorganization is subject to certain conditions (unless waived, to the extent waiver is permitted by law), including (i) approval of the Reorganization by the stockholders of the Company by the requisite vote, (ii) receipt of an opinion of counsel to the effect that for federal income tax purposes the Reorganization will constitute a tax-free reorganization, (iii) the effectiveness of the Registration Statement for the shares of Ideon Common Stock issuable in the Reorganization, and (iv) authorization for listing on the NYSE of the shares of Ideon Common Stock issuable in the Reorganization.

TERMINATION, WAIVER AND AMENDMENT

     Under applicable law and the Reorganization Agreement, the Reorganization may be abandoned by the Board of Directors of the Company prior to its consummation (either before or after stockholder approval) if circumstances arise which, in the opinion of the Board of Directors, make the Reorganization inadvisable. The terms of the Reorganization Agreement, the Certificate of Incorporation of Ideon (the "Ideon Certificate") and the By-laws of Ideon (the "Ideon By-laws") may be amended prior to the consummation of the Reorganization, either before or after stockholder approval, provided the amendment does not materially adversely affect the rights and interests of stockholders. After the consummation of the Reorganization, the Ideon Certificate and the Ideon By-laws may be amended in accordance with their terms and Delaware General Corporation Law.

CERTAIN DIFFERENCES IN THE RIGHTS OF STOCKHOLDERS

     The rights of the stockholders of the Company are governed by the Certificate of Incorporation of the Company (the "Company Certificate") and the By-laws of the Company (the "Company By-laws"). Stockholders of the Company will upon consummation of the Reorganization become stockholders of Ideon. The rights of such stockholders as stockholders of Ideon will then be governed by the Ideon Certificate and the Ideon By-laws. The rights of stockholders of Ideon under the Ideon Certificate and By-laws do not materially differ from the rights of stockholders under the Company Certificate and By-laws, except that, if Proposal IC is approved, the Ideon Certificate will authorize the issuance of preferred stock with such designations, rights, preferences and limitations as determined by the Board of Directors at the time of issuance. See "The Reorganization - Description of Capital Stock; Certain Differences in the Rights of Stockholders".


DIFFERENCES IN CAPITAL STOCK

     The Ideon Common Stock will have substantially the same terms as the Company Common Stock. If Proposal IC is approved, under the Ideon Certificate, shares of preferred stock may be issued with such designations, rights, preferences and limitations as the Board of Directors may determine from time to time. The Company Certificate does not authorize the issuance of preferred stock. See "The Reorganization - Description of Capital Stock; Certain Differences in the Rights of Stockholders".

MARKET PRICES

     The per share high and low prices of the Company Common Stock on December 13, 1994, the day preceding public announcement of the Reorganization, were $15.875 and $15.50, respectively. The per share high and low prices of the Company Common Stock on March 23, 1995 were $19.625 and $19.125, respectively. Ideon Common Stock has not been traded and has no market value.

APPRAISAL RIGHTS

     Under Delaware General Corporation Law, stockholders of the Company will not have appraisal rights as a result of the Reorganization.

SELECTED FINANCIAL INFORMATION

     The selected financial data presented below under the captions "Balance Sheet Data" and "Statement of Earnings Data" as of the end of, and for, each of the years in the five-year period ended October 31, 1994, are derived from the consolidated financial statements of the Company and its subsidiaries, which financial statements have been audited by Price Waterhouse LLP, independent accountants. The consolidated financial statements as of October 31, 1993 and 1994, and for each of the years in the three-year period ended October 31, 1994, and the report thereon, are incorporated by reference elsewhere in this Proxy Statement. The selected financial data presented below for the two months ended December 31, 1993 and 1994 are derived from the unaudited consolidated financial statements of the Company and its subsidiaries incorporated by reference elsewhere in this Proxy Statement and which, in the opinion of management, include all adjustments, consisting of normal recurring adjustments (except for the effect of the change in the amortization period for deferred subscriber acquisition costs recorded in December 1994), necessary for a fair statement of the results for the unaudited interim periods.

BALANCE SHEET DATA (IN THOUSANDS, EXCEPT PER SHARE DATA):(1)

                                                      AT OCTOBER 31,                           AT
                                   ----------------------------------------------------   DECEMBER 31,
                                     1994       1993       1992       1991       1990         1994
                                   --------   --------   --------   --------   --------   ------------
Total cash, cash equivalents and
  investments(2).................  $184,533   $170,039   $187,301   $178,670   $155,860     $168,787
Total assets.....................  $480,373   $378,287   $377,418   $351,566   $324,726     $423,324
Stockholders' equity(2)..........  $217,592   $157,695   $165,498   $144,903   $199,496     $166,918

STATEMENT OF EARNINGS DATA (IN THOUSANDS, EXCEPT PER SHARE DATA):

                                                                                       TWO MONTHS
                                                                                         ENDED
                                             YEARS ENDED OCTOBER 31,                  DECEMBER 31,
                                 ------------------------------------------------  ------------------
                                   1994      1993      1992      1991      1990      1994      1993
                                 --------  --------  --------  --------  --------  --------   -------
Subscription revenue, net....... $173,434  $156,600  $146,265  $140,557  $124,133  $ 30,375   $27,518
Interest and other income(3).... $ 15,652  $ 10,526  $ 11,916  $ 11,327  $ 10,119  $  4,323   $ 1,614
Earnings before cumulative
  effect of accounting change
  from operations(4)(5)(6)(7)... $ 18,021  $ 31,477  $ 22,498  $ 29,713  $ 26,863  $(49,843)  $ 4,827
Net earnings(4)(5)(6)(7)........ $ 20,021  $ 31,477  $ 22,498  $ 29,713  $ 26,863  $(49,843)  $ 6,827
Earnings per
  share(4)(5)(6)(7)............. $    .70  $   1.10  $    .75  $   1.02  $    .93  ($  1.70)  $   .25
Weighted average number of
  common and common equivalent
  shares(2).....................   28,411    28,572    30,158    29,325    29,240    29,297    27,235
Cash dividends per share........ $    .20  $    .20  $    .15  $    .15  $   .125  $    .05   $   .05

- ---------------

(1) The Company has no long-term debt, but did record, in periods ended prior to October 31, 1992, an obligation arising from the lease of an office building in Ft. Lauderdale.
(2) During 1993, the Company repurchased approximately 3.5 million shares of its common stock at a cost of approximately $41.7 million.
(3) During 1994, the Company recognized $4.3 million of income from the settlement of two lawsuits. In addition, Wright Express Corporation, which was acquired by the Company in September 1994, contributed $2.1 million in other operating revenues in 1994 and $2.9 million for the two months ended December 31, 1994. During 1992, the Company recognized $550,000 of income from the settlement of a lawsuit.
(4) During the first quarter of 1994, the Company recorded a $2 million benefit ($.07 per share) from a change in its method of accounting for income taxes.
(5) During 1992, the Company recorded a pre-tax charge of $17.5 million against earnings in connection with its estimated costs of relocation from Ft. Lauderdale, Florida to Cheyenne, Wyoming.
(6) In December 1994, the Company changed its amortization period for deferred subscriber acquisition costs from the life of the subscriber (10-12 years) to the initial subscription period (1-3 years) resulting in a one-time $65.5 million pre-tax charge.
(7) In April 1994, the Company recorded a restructuring charge of $7.9 million in connection with a reorganization of its operations and the naming of a new senior management team.

                               THE REORGANIZATION

GENERAL

     The Company has formed Ideon, a wholly-owned subsidiary incorporated under the laws of the State of Delaware. Ideon in turn has formed Ideon Merger Company. Pursuant to the Reorganization Agreement, Ideon Merger Company will be merged with and into the Company, with the Company being the surviving corporation. Following the Reorganization, Ideon will be a holding company and will own all of the shares of Company Common Stock outstanding after the effective time of the Reorganization (the "Effective Time").

     At the Effective Time, pursuant to the Reorganization Agreement, each share of Company Common Stock outstanding immediately prior to the Effective Time will be converted into one share of Ideon Common Stock without any further action on the part of any stockholder.

     The Reorganization Proposals will not result in any change in the business or the consolidated assets, liabilities or net worth of Ideon as compared with that of the Company prior to the Reorganization and will not result in any change in the persons who constitute the Board of Directors and management. Delivery of the existing share certificates will constitute "good delivery" for transactions in shares of Ideon Common Stock.

     The Reorganization Proposals are expected to become effective as soon as practicable following stockholder approval. Under applicable law and pursuant to the terms of the Reorganization Agreement, the Reorganization may be abandoned by the Board of Directors of the Company prior to the Effective Time (either before or after stockholder approval) if circumstances arise which, in the opinion of the Board of Directors, make the Reorganization inadvisable. The Board of Directors currently has no reason to believe that the Reorganization, if approved, would be abandoned. In addition, the terms of the Reorganization Agreement, including the terms and provisions of the Ideon Certificate and the Ideon By-laws, may be amended prior to the Effective Time (either before or after stockholder approval) provided any such amendment does not materially adversely affect the rights and interests of stockholders. After the Effective Time, the Ideon Certificate and the Ideon By-laws may be amended in accordance with their terms and Delaware General Corporation Law.

     After the Reorganization, Ideon may, from time to time and to the extent not inconsistent with the then existing obligations of the Company, merge the Company with and into Ideon, cause the Company to distribute assets to Ideon, or make such other changes in the corporate structure of and allocation of assets, liabilities and businesses among Ideon and its subsidiaries as Ideon may determine at its discretion.

     The following discussion assumes in all cases that Proposal IA is approved. If Proposals IB and IC are approved, the Ideon Certificate will be amended as shown in Appendix C as soon as practicable after the Effective Time, and Ideon will be authorized to issue up to 90 million shares of common stock and 10 million shares of preferred stock. If Proposal IB and Proposal IC are not approved, the Ideon Certificate will remain as shown in Appendix B, and Ideon will be authorized to issue 35 million shares of common stock and no preferred stock. If Proposal IB is approved but Proposal IC is not approved, the Ideon Certificate will be amended as soon as practicable after the Effective Time so that Ideon will be authorized to issue 90 million shares of common stock and no preferred stock. If Proposal IC is approved but Proposal IB is not approved, the Ideon Certificate will be amended as soon as practicable after the Effective Time so that Ideon will be authorized to issue 35 million shares of common stock and 10 million shares of preferred stock. If Proposal IA is not approved, then Proposals IB and IC will be null and void and of no effect. See "Reasons for the Reorganization; Description of Capital Stock; Certain Differences in the Rights of Stockholders".

EXCHANGE OF CERTIFICATES

     After the Effective Time, each outstanding certificate which, prior to the Effective Time, represented shares of Company Common Stock shall be deemed and treated for all corporate purposes to represent the same number of shares of Ideon Common Stock. New certificates bearing the name "Ideon Group, Inc." will be issued in the future if, and as, certificates representing presently outstanding shares of Company Common Stock are presented for transfer.

     STOCKHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL SUCH TIME AS THEY MAY WISH TO SELL OR OTHERWISE TRANSFER SUCH SHARES.

REASONS FOR THE REORGANIZATION

     The Company's Board of Directors has approved and recommends that the Company's stockholders approve the Reorganization Proposals for four principal reasons.

     One objective of the Reorganization Proposals is to create a holding company structure giving the organization flexibility to establish and separate different business ventures as wholly-owned subsidiaries. In 1994, the Company began a transformation from a single product line company to a multiple business unit enterprise with the intent to foster higher growth in revenues and earnings, thereby enhancing stockholder value. Management believes that, as the number of products delivered, markets served, and channels through which services are sold expand, it would be in the Company's best interests to segregate the assets, contractual relationships and operations of these different ventures. Furthermore, the Company also intends to grow through acquisitions, as shown by its recent acquisitions of Wright Express Corporation, a company that offers and supports the nation's most widely accepted universal fleet charge card, and National Leisure Group, Inc., a supplier of vacation travel packages and services marketed directly to consumers in partnership with established retailers, credit card issuers and wholesale travel clubs. As acquired companies are often stand-alone enterprises, the holding company structure will enable each strategic business unit, whether internally developed or acquired, to operate on equal footing. The Reorganization is proposed as a merger rather than an asset transfer in order to avoid disrupting the Company's contractual relationships and to reduce the legal and accounting expenses of the transaction.

     A second objective is to increase the number of shares of common stock authorized for issuance by the Company. The Company has 35 million shares of Company Common Stock authorized for issuance under its Certificate. As of February 28, 1995, there were 28,937,599 outstanding shares of Company Common Stock and 6,008,401 shares of Company Common Stock held in treasury. In addition, as of February 28, 1995, there were 2,600,000 shares of Company Common Stock authorized for issuance pursuant to stock-based incentive plans, 379,665 shares subject to other outstanding stock options held by the Company's employees and directors, and proposals to increase the number of shares of Company Common Stock issuable under two stock-based incentive plans by an aggregate of 1,445,000 shares (See "Proposal III: Amendment of the 1994 Long Term Stock-Based Incentive Plan" and "Proposal IV: Directors Stock Plan").

     With its outstanding shares and commitments under stock-based incentive plans, the Company has few remaining authorized but unissued shares to use for such corporate purposes as stock splits and stock dividends, acquisitions, and additional stock-based incentives. Pursuant to Proposal IB, the Ideon Certificate would authorize the issuance of 90 million shares of Ideon Common Stock. The Board of Directors believes it is desirable to increase the number of authorized shares of common stock to enable the Company to declare stock dividends and splits, to provide stock-based incentives to employees, to use stock-based consideration in acquisitions, to raise additional capital, or to utilize stock for other corporate purposes. The authorization of additional shares will enable the Company to act promptly and without the delay of obtaining stockholder approval to increase the number of authorized shares if appropriate circumstances arise which require the issuance of such shares. Other than for the issuance of additional stock-based incentives under the 1994 Plan (see "Proposal III: Amendment of the 1994 Long Term Stock-Based Incentive Plan") and options under the Directors Stock Plan (see "Proposal IV: Directors Stock Plan"), the Company has no present plans or commitments to issue any additional shares. The Board of Directors does, however, regularly consider acquisitions using stock as consideration.

     Proposal IC of the Reorganization Proposals would authorize the Board of Directors to issue preferred stock with such rights, designations, preferences, restrictions and limitations as determined by the Board of Directors from time to time. Many corporations in the United States are able to issue some type of preferred stock without further stockholder approval. The Board of Directors believes that the ability to issue preferred stock will improve the Company's flexibility in acquiring new enterprises, entering into equity alliances and obtaining favorable financing. As previously discussed, the Company is actively evaluating potential acquisi-tions as part of its diversification program. The special dividend treatment and other tax and accounting characteristics of preferred stock may be more attractive to sellers than cash, common equity or debt, thus the Company may be able to make acquisitions on more favorable terms by issuing preferred stock in the transaction. Furthermore, because the terms, rights, preferences and other features of preferred stock may be established by the Board of Directors from time to time, the preferred stock may be structured to take advantage of current market conditions or other factors in obtaining financing for the Company. The Company has no present plans or commitments to issue any preferred stock in connection with acquisitions, corporate financing, equity alliances or any other corporate purposes for which preferred stock could be used. If Proposal IC is approved, the Company will be able to issue preferred stock without the delay of obtaining stockholder approval. However, under Delaware General Corporation Law, stock exchange rules, the Board resolution discussed below and other applicable laws or regulations, stockholder approval may be required prior to the issuance of preferred stock in certain circumstances.

     Although the voting rights of the preferred stock are limited as set forth in "Description of Capital Stock", the issuance of preferred stock could be used to discourage attempts to acquire control of the Company which the Board of Directors opposes. The Board of Directors is not considering the use of preferred stock for such purposes, and the Company is not aware of any present effort to accumulate the Company's securities for the purpose of gaining control of the Company. THE BOARD OF DIRECTORS REPRESENTS THAT, WITHOUT PRIOR STOCKHOLDER APPROVAL, IT WILL NOT AUTHORIZE THE ISSUANCE OF PREFERRED STOCK (I) FOR ANY DEFENSIVE OR ANTI-TAKEOVER PURPOSE, (II) WITH FEATURES INTENDED TO MAKE AN ATTEMPTED ACQUISITION MORE DIFFICULT OR COSTLY OR (III) FOR THE PURPOSE OF CREATING A BLOCK OF VOTING POWER WHICH HAS AGREED TO SUPPORT THE BOARD OF DIRECTORS AND MANAGEMENT ON A CONTROVERSIAL ISSUE.

     Certain provisions of the Company Certificate and By-laws and the Ideon Certificate and By-laws may also have an anti-takeover effect. See "Description of Capital Stock; Certain Differences in the Rights of Stockholders".

     Holders of Company Common Stock are not entitled to preemptive rights, and to the extent that any additional shares of common or preferred stock may be issued on other than a pro rata basis to current stockholders, the present ownership portion of current stockholders may be diluted.

     The fourth objective of the Reorganization Proposals is to change the name of the organization to reflect the varied business ventures of the Company. As discussed above, the Company has entered into a variety of business ventures which are not directly related to its original business of credit card enhancements. During the last twelve months, the Company acquired Wright Express Corporation and National Leisure Group, Inc. The Company also entered into a new venture to manage the PGA TOUR Partners program which includes a co-branded PGA TOUR credit card. The Company also has several new businesses which it expects to launch during 1995.

     The Board of Directors believes it is desirable for the Company to change its corporate name from "SafeCard Services, Incorporated" to "Ideon Group, Inc." in order to reflect more accurately the Company's future direction and established goal of becoming a portfolio of high-growth service operations. The new name will conform with the Company's objectives of expanding its existing lines of business, exploring new lines of business outside the scope of its present credit card enhancement products and services, and taking fuller advantage of new business opportunities.

FEDERAL INCOME TAX CONSEQUENCES OF THE REORGANIZATION

     As a condition to consummation of the Reorganization, the Company has received an opinion of counsel that the Reorganization constitutes a tax-free transaction under the Internal Revenue Code of 1986, as amended (the "Code"), and that no gain or loss will be recognized by holders of Company Common Stock upon the consummation of the Reorganization. The tax basis of the shares of Ideon Common Stock received in the Reorganization will be the same as the tax basis of Company Common Stock exchanged therefor. The holding period of the shares of Ideon Common Stock will include the holding period of the corresponding Company Common Stock, provided that such corresponding shares were held as a capital asset as of the Effective Time.

     Although it is not anticipated that state or local income tax consequences to stockholders will vary from the federal income tax consequences described above, stockholders should consult their own tax advisors as to the effect of the Reorganization.

EMPLOYEE BENEFIT PLANS

     Except as described below, the employee benefit plans of the Company and its subsidiaries will not be changed by the Reorganization, although the plans of the Company may be expanded to include employees of Ideon and some or all of any other subsidiaries which may be formed by Ideon. Each option or other right to purchase or otherwise acquire shares of Company Common Stock under each employee benefit plan of the Company, and under each employee benefit plan of a subsidiary of the Company for which the Company has agreed to provide shares of Company Common Stock, will be converted into an option or right to purchase or acquire the same number of shares of Ideon Common Stock on the same terms and conditions in effect immediately prior to the Reorganization, and options and rights granted under such plans in the future will be for shares of Ideon Common Stock, including shares issuable after stockholder approval of "Proposal III:
Amendment of the 1994 Long Term Stock-Based Incentive Plan" and "Proposal IV:
Directors Stock Plan." As a result of the Reorganization, each share of Company Common Stock currently held under any such plan will be converted into one share of Ideon Common Stock, and each option to purchase shares of Company Common Stock currently held under any such plan will be converted into an option to purchase an equal number of shares of Ideon Common Stock. Ideon will deliver the same number of shares of Ideon Common Stock at the same price per share, and upon the terms and subject to the same conditions, as set forth in each of the plans in effect immediately prior to the Reorganization, and Ideon will also assume all employee benefit plans of the Company in effect as of the Effective Time, and all obligations of the Company under any and all employee benefit plans of the subsidiaries of the Company in effect as of the Effective Time. Approval of the Reorganization will constitute approval of such employee benefit plans as are presently in effect and of the foregoing assumptions by Ideon.

CONDITIONS TO THE REORGANIZATION

     The Reorganization will occur if (i) the Reorganization Agreement is approved by a majority of the outstanding shares of Company Common Stock entitled to vote on the matter and (ii) certain other conditions are satisfied, including (a) the effectiveness of the Registration Statement, including the proxy materials, for the shares of Ideon Common Stock issuable in the Reorganization and the absence of a stop order or threatened stop order suspending such effectiveness; (b) the receipt of an opinion of counsel substantially to the effect that for federal income tax purposes the Reorganization will be tax free and no gain or loss will be recognized by the Company or its stockholders as a result of the Reorganization; and (c) the authorization for listing on the NYSE upon official notice of issuance of the shares of Ideon Common Stock issuable pursuant to the Reorganization.

REGULATORY APPROVAL

     Other than the issuance of a Certificate of Merger by the Secretary of State of Delaware, no approval from any federal or state regulatory authority is required in connection with the Reorganization.

STOCK EXCHANGE LISTING

     The Company has filed a listing application with the NYSE covering the shares of Ideon Common Stock issuable in the Reorganization. It is a condition to the consummation of the Reorganization that the Ideon Common Stock be authorized for listing on the NYSE effective upon official notice of issuance.

APPRAISAL RIGHTS

     Under Delaware General Corporation Law, stockholders of the Company will not have appraisal rights as a result of the Reorganization.

DIVIDEND POLICY

     The Board of Directors has adopted a policy of declaring cash dividends of $.05 per share on a quarterly basis. The Reorganization will not affect the Company's dividend policy.

CERTAIN DIFFERENCES IN THE RIGHTS OF STOCKHOLDERS

     Each of the Company, Ideon and Ideon Merger Company is a Delaware corporation subject to the provisions of Delaware General Corporation Law. Stockholders of the Company, whose rights are governed by the Company Certificate and By-laws will, upon consummation of the Reorganization, become stockholders of Ideon and the rights of such stockholders of Ideon will then be governed by the Ideon Certificate and By-laws. The description of Company Common Stock set forth under the caption "Description of Capital Stock" will also apply to the Ideon Common Stock at the Effective Time.

     Except as set forth below, there are no material differences between the rights of a Company stockholder under the Company Certificate and By-laws, on the one hand, and the rights of an Ideon stockholder under the Ideon Certificate and By-laws on the other hand. THIS SUMMARY DOES NOT PURPORT TO BE A COMPLETE DISCUSSION OF, AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO, DELAWARE LAW, THE CERTIFICATE AND BY-LAWS OF EACH OF THE COMPANY AND IDEON AND THE PROPOSED CERTIFICATE OF AMENDMENT TO THE IDEON CERTIFICATE. THE IDEON CERTIFICATE AND BY-LAWS ARE ATTACHED HERETO AS APPENDIX B. THE CERTIFICATE OF AMENDMENT TO THE IDEON CERTIFICATE IS ATTACHED HERETO AS APPENDIX C.

  Number of Authorized Shares

     The Company Certificate authorizes the issuance of a total of 35 million shares of Company Common Stock. If Proposal IB and Proposal IC are approved, the Ideon Certificate will authorize the issuance of a total of 90 million shares of Ideon Common Stock and the issuance of 10 million shares of preferred stock in one or more series with such rights, designations, preferences, restrictions and limitations as the Board of Directors may determine by resolution from time to time. See "Reasons for the Reorganization; Description of Capital Stock."

  Quorum

     The Company By-laws provide that the holders of fifty-one percent or more of the stock issued and outstanding entitled to vote thereat, present in person or represented by proxy, constitute a quorum at a meeting of stockholders. The Ideon By-laws provide, in conformance with Delaware General Corporation Law, that the holders of a majority of the stock issued and outstanding entitled to vote thereat, present in person or represented by proxy, constitute a quorum at a meeting of stockholders.

  Notice of Stockholder Meetings

     The Company By-laws provide that notice of meetings of stockholders shall be given not less than ten (10) nor more than fifty (50) days before the date of the meeting. The Ideon By-laws conform with the provisions of Delaware law and provide that notice of stockholders meetings shall be given not less than ten
(10) nor more than sixty (60) days before the date of the meeting.

  Purpose

     The Company Certificate provides that the purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under Delaware law and, without limiting the foregoing, enumerates a number of specific activities. The Ideon Certificate only contains a general purpose provision permitting the Company to engage in any lawful act or activity for which a corporation may be organized under Delaware law.

DESCRIPTION OF CAPITAL STOCK

  Preferred Stock

     The Company is not authorized to issue preferred stock. The following description relates to the preferred stock that may be issued by Ideon if Proposal IC is approved.

     If Proposal IC is approved, the Ideon Certificate will be amended to permit the issuance of up to 10 million shares of preferred stock. Under the Ideon Certificate as amended pursuant to Proposal IC, the Board of Directors can authorize the issuance, at any time or from time to time, of one or more series of preferred stock without further stockholder approval. In addition, the Board will determine all rights, designations, preferences, restrictions and limitations of such stock, including but not limited to, the designation of series and numbers of shares; the dividend rights, if any; the redemption provisions, if any; the rights upon liquidation, dissolution or winding up of Ideon, if any; the conversion or exchange rights, if any; the sinking fund provisions, if any; the voting rights, if any, provided that the holders of shares of preferred stock will not be entitled to more than one vote per share when voting as a class with the holders of shares of Ideon Common Stock; and the other preferences, powers, qualifications, special or relative rights and privileges and limitations or restrictions of such preferences or rights, if any. Holders of such shares of preferred stock will not have any preemptive rights to acquire any securities of Ideon.

     If Proposal IC is approved, it is the present intention of the Board of Directors not to seek stockholder approval prior to any issuance of preferred stock, unless otherwise required by applicable law or regulations or stock exchange rules or by the representation of the Board of Directors stated under "Reasons for the Reorganization". Opportunities may arise that require prompt action, such as the acquisition of another corporation or the sale of securities under favorable market conditions. It is the belief of the Board of Directors that the delay necessary for stockholder approval of a specific issuance could be detrimental to the Company and its stockholders. However, under Delaware General Corporation Law and stock exchange rules, stockholder approval prior to the issuance of common stock or preferred stock is required in connection with certain mergers.

     It is not possible to state the actual effect of the authorization of the preferred stock upon the rights of holders of Ideon Common Stock until the Board of Directors determines the respective rights of the holders of one or more series of the preferred stock. However, such effects might include: (i) restrictions on dividends on common stock if dividends on the preferred stock are in arrears; (ii) dilution of the voting power of the common stock to the extent that a series of the preferred stock would have voting rights; (iii) the holders of the common stock not being entitled to share in Ideon's assets upon liquidation until satisfaction of any liquidation preference granted to the preferred stock; and (iv) potential dilution of the equity of holders of common stock to the extent that a series of the preferred stock might be convertible into common stock.

  Common Stock

     The Company Common Stock is listed and traded on the NYSE under the symbol SSI. The shares of Ideon issued in the Reorganization will be quoted on the NYSE under the symbol IQ. The following description of the Company Common Stock will also apply for the Ideon Common Stock.

     General. The Company may pay dividends on its Common Stock when, as and if declared by its Board of Directors, out of funds legally available therefor, subject to certain restrictions. The holders of Company Common Stock will be entitled to receive and share equally in such dividends as may be declared by the Board of Directors. The Company's Board of Directors declared a cash dividend of $.05 per share payable on March 29, 1995 to stockholders of record on March 21, 1995. The Board of Directors has adopted a policy of declaring cash dividends of $.05 per share on a quarterly basis. This policy is subject to change at the discretion of the Board of Directors.

     Shares of Company Common Stock are non-assessable upon payment therefor. In the event of a liquidation, dissolution or winding up of the Company, each holder of Company Common Stock would be entitled to receive, after payment of all debts and liabilities of the Company, a pro-rata portion of all assets of the Company available for distribution to holders of Company Common Stock.

     Holders of Company Common Stock do not have any preemptive rights.

     Voting and Election of Directors. Each holder of Company Common Stock is entitled to one vote for each share held on all matters voted upon by stockholders. The Company Certificate does not give stockholders the right to vote for directors cumulatively. The directors are divided into three classes serving three year terms, with each class as equal in number as possible and only one class elected each year.

     Certain Change in Control Provisions. The Company Certificate and By-laws contain certain provisions which may have the effect of delaying, deferring or preventing a change in control of the Company in the absence of the approval of the Company's Board of Directors or otherwise. These provisions are not being changed in the Reorganization and will remain the same in the Ideon Certificate and By-laws.

     These provisions are as follows. The Company's Board of Directors is classified into three classes of approximately equal number having staggered terms of three years each. The Company Certificate requires the affirmative vote of three-fourths of the outstanding shares entitled to vote to remove any director. Special meetings of stockholders may be called only by the Chairman of the Board or upon the written request of a majority of the Board of Directors. Such requests must state the purposes of the proposed meeting. Business transacted at the special meeting shall be limited to the purposes stated in the request. Stockholder proposals and nominations for the election of directors at any meeting of stockholders must be submitted in writing to the Secretary of the Company in accordance with prescribed procedures and must be received within certain prescribed time periods. For example, excluding stockholder proposals to be included in the Company's proxy materials filed in accordance with applicable proxy rules, notice of a stockholder proposal to be brought before an annual meeting must be delivered to, or mailed and received at, the Company's principal executive offices not less than sixty (60) days nor more than ninety (90) days prior to the scheduled annual meeting. Such notice to the Secretary shall contain (i) a brief description of the proposal desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and address of the stockholder proposing such business and any other stockholders known by such stockholder to be supporting such proposal, (iii) the class and number of shares of the common stock beneficially owned by the stockholder on the date of such stockholder notice and by any other stockholders known by such stockholder to be supporting such proposal on the date of such stockholder notice, and (iv) any financial interest of the stockholder in such proposal. In addition, the Company By-laws provide that they may only be amended or repealed by the affirmative vote of the holders of two-thirds of the stock issued and outstanding and entitled to vote or by the affirmative vote of a majority of the Board of Directors.

     Transfer Agent and Registrar. The transfer agent and registrar for the Company Common Stock is American Stock Transfer & Trust Company of New York.

LEGAL MATTERS

     Certain legal matters in connection with the Reorganization will be and have been passed upon for the Company and Ideon by Mahoney Adams & Criser, P.A.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE REORGANIZATION PROPOSALS AND RECOMMENDS THAT STOCKHOLDERS VOTE FOR EACH OF THE REORGANIZATION PROPOSALS.

VOTE REQUIRED FOR APPROVAL

     Approval of each of the Reorganization Proposals requires the affirmative vote of a majority of the shares of the Company entitled to vote thereon.

     As of the record date, the Company's nominees for director, directors, executive officers and their affiliates held less than one percent of the outstanding Company Common Stock entitled to vote on the Reorganization Proposals. The directors and executive officers have indicated their intention to vote their shares for the approval of the Reorganization Proposals.

                         BENEFICIAL SECURITY OWNERSHIP

DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

     The following table sets forth, as of February 15, 1995, beneficial ownership of Company Common Stock by each current director and nominee for director, the named executive officers of the Company, including two former executives who acted as chief executive officer during a part of 1994, and all of the foregoing, together with all other executive officers, as a group. Except as described below, each of the persons and group listed below has sole voting and investment power with respect to the shares shown.

                                                             NUMBER OF SHARES      TOTAL NUMBER
    NAME OF DIRECTORS,                                         WHICH MAY BE          OF SHARES       PERCENT OF
         NOMINEES                            NUMBER OF        ACQUIRED WITHIN      BENEFICIALLY        CLASS
  AND EXECUTIVE OFFICERS                    SHARES OWNED        60 DAYS(5)             OWNED            (%)
- --------------------------                  ------------     -----------------     -------------     ----------
William T. Bacon, Jr.(1)..................     105,300                  0             105,300           *
Marshall L. Burman........................       2,000            100,000             102,000           *
John Ellis Bush...........................       1,000                  0               1,000           *
Gerald R. Cahill..........................           0                  0                   0           *
Robert L. Dilenschneider..................         100            100,000             100,100           *
G. Thomas Frankland.......................       1,000                  0               1,000           *
Robert M. Frechette(2)....................         762              9,000               9,762           *
Adam W. Herbert, Jr.......................       1,000                  0               1,000           *
Paul G. Kahn(3)...........................       5,100            283,333             288,433           *
Francis J. Marino.........................       1,000             45,000              46,000           *
Eugene Miller.............................         500            100,000             100,500           *
Thomas F. Petway, III.....................      14,400            100,000             114,400           *
Dorothy S. Schechter(4)...................         900              4,500               5,400           *
W.M. Stalcup, Jr..........................      40,000                  0              40,000           *
All Directors, Nominees and Executive
  Officers as a group.....................     181,562            755,333             936,895           3.14

- ---------------

*   Less than one percent.
(1) The shares shown include 5,000 shares owned by the wife of Mr. Bacon, as to which he disclaims beneficial ownership.
(2) The shares shown include 103 shares owned by the wife of Mr. Frechette, as to which he disclaims beneficial ownership.
(3) The shares shown include 5,000 shares of restricted stock, as to which Mr. Kahn possesses sole voting power, but no investment power, during the restricted period. Restrictions on the sale or transfer of such stock lapse as to 1,000 shares after December 5, 1994, as to an additional 1,000 shares after December 5, 1995, as to an additional 2,000 shares after December 5, 1996 and as to the remaining 1,000 shares after December 5, 1997.
(4) The shares shown include 400 shares owned by the husband of Ms. Schechter, as to which she disclaims beneficial ownership.
(5) The shares shown consist of Company Common Stock subject to stock options currently exercisable or exercisable within sixty days of February 15, 1995. Not shown are options to purchase Company Common Stock not currently exercisable and not becoming exercisable sixty days after February 15, 1995, including 716,667 shares subject to options granted to Mr. Kahn, 300,000 shares subject to options granted to Mr. Frankland, 51,000 shares subject to options granted to Mr. Frechette, 255,000 shares subject to options granted to Mr. Marino, 45,500 shares subject to options granted to Ms. Schechter, and 216,500 shares subject to options granted to other executive officers of the Company. The amounts shown do not include options granted to a certain executive officer subject to stockholder approval of the amendment to the 1994 Plan. See "Proposal III: Amendment of the 1994 Long Term Stock-Based Incentive Plan". The amounts shown also do not include options granted to Mr. Bush and Dr. Herbert subject to stockholder approval of the Directors Stock Plan. See "Proposal IV: Directors Stock Plan".

PRINCIPAL HOLDERS

     The following table sets forth, as of December 31, 1994, beneficial ownership of Company Common Stock by persons known by the Company to beneficially own more than 5% of the Company Common Stock:

                                                                AMOUNT AND
NAME AND ADDRESS OF                                             NATURE OF               PERCENT OF
 BENEFICIAL HOLDER                                         BENEFICIAL OWNERSHIP          CLASS(%)
- --------------------                                       --------------------         ----------
FMR Corp                                                         1,992,600(1)              6.89
  82 Devonshire Street
  Boston, MA 02109
Sound Shore Management, Inc.                                     1,845,800(2)              6.38
  8 Sound Shore Drive
  Greenwich, CT 06836
The Equitable Companies Incorporated                             1,478,100(3)              5.11
  787 Seventh Avenue
  New York, New York 10019

- ---------------

(1) According to a Schedule 13G filed with the Commission by FMR Corp. ("FMR"), FMR beneficially owned 1,992,600 shares of Company Common Stock as of December 31, 1994. FMR claimed sole or shared voting power with respect to none of the shares and sole dispositive power with respect to all of the shares.
(2) According to a Form 13G filed with the Commission, Sound Shore Management, Inc. claimed sole voting power with respect to 1,702,300 shares of Company Common Stock and no voting power with respect to 143,500 shares and sole investment power (as defined in instruction (v) of Form 13F) with respect to all of the shares shown as of December 31, 1994.
(3) According to a Schedule 13G filed with the Commission jointly by five French mutual insurance companies, AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, Alpha Assurances I.A.R.D. Mutuelle, Alpha Assurances Vie Mutuelle and Uni Europe Assurance Mutuelle, as a group, AXA, and The Equitable Companies Incorporated and its subsidiaries, these entities beneficially owned 1,478,100 shares of Company Common Stock as of December 31, 1994. These entities claimed sole voting power with respect to 1,002,300 of such shares and shared voting power with respect to 45,000 of such shares and claimed sole dispositive power with respect to 1,477,800 of the shares and shared dispositive power with respect to 300 shares shown as of December 31, 1994.

                           GOVERNANCE OF THE COMPANY

BOARD OF DIRECTORS

     During fiscal year 1994, the Board of Directors met eleven times in person or by telephone. Each of the directors attended more than 75 percent of the meetings of the Board and of the Board committees on which the director served in 1994 (in each case during the periods he served).

COMMITTEES

     Audit Committee. The current members of the Audit Committee are William T. Bacon, Jr., Marshall L. Burman, John Ellis Bush, Robert L. Dilenschneider, Adam
W. Herbert, Jr., Eugene Miller and Thomas F. Petway, III, all non-employee directors.

     The Audit Committee represents the Board in discharging its responsibilities relating to the accounting, reporting and financial control practices of the Company and its subsidiaries. The committee has general responsibility for reviewing with management the financial controls, accounting, audit and reporting activities of the Company and its subsidiaries. The committee annually reviews the qualifications and objectivity of the Company's independent accountants, makes recommendations to the Board as to their selection, evaluates the scope, fees and results of their audit, reviews their non-audit services and related fees and examines their management comment letters. The Audit Committee met six times in 1994.

     Compensation Committee. The current members of the Compensation Committee are William T. Bacon, Jr. and Marshall L. Burman, both of whom are non-employee directors.

     The Compensation Committee oversees executive compensation plans for officers and key employees, approves standards for setting compensation levels for Company executives and, working with the 1994 Plan Committee as appropriate (see below), grants the specific awards made under the Company's management incentive compensation plans. The Compensation Committee also approves the compensation of certain employees above specified levels and makes recommendations to the Board for approval as required. The Compensation Committee is authorized to, and did, retain and consult with an independent compensation advisor. In September 1994, the 1994 Plan Committee was dissolved, and its functions were assigned to the Compensation Committee, whose members all became "disinterested directors" in September 1994. The Compensation Committee met eight times in 1994.

     1994 Plan Committee.  The members of the 1994 Plan Committee were William
T. Bacon, Jr. and Robert L. Dilenschneider, both of whom are non-employee directors.

     The 1994 Plan Committee was formed to administer the 1994 Plan which was adopted by the Board of Directors in December 1993, subject to stockholder approval. The members of the 1994 Committee were "disinterested directors" as such term is defined in Rule 16b-3 promulgated under the Exchange Act. As noted above, the 1994 Plan Committee was dissolved in September 1994 and its functions were undertaken by the Compensation Committee. The 1994 Plan Committee met eight times in 1994.

     Executive Committee. The members of the Executive Committee are William T. Bacon, Jr., Marshall L. Burman, Paul G. Kahn, Robert L. Dilenschneider, Eugene Miller and Thomas F. Petway, III. The Executive Committee was formed in May 1994 and was given authority to exercise all powers and authority of the Board of Directors except those powers which may not be delegated under Delaware law. The Executive Committee met four times in 1994.

     Nominating Committee. The Company does not have a nominating committee, the functions of which are handled by the entire Board.

                     DIRECTORS' FEES AND OTHER COMPENSATION

     Fees. Directors who are not employees of the Company receive a quarterly retainer of $12,500. In 1995 each chairman of a committee and the vice chairman of the Board of Directors will receive an additional retainer of $1,500 per annum. No separate retainer is paid for membership on committees. Directors receive separate fees for attendance at meetings of the Board and committees at rates which as of January 1995 were $2,000 for in person meetings and $500 for telephonic meetings. Fees are paid for only one meeting on any one date, regardless of how many meetings may be held on that date. Directors are reimbursed for their customary and usual expenses incurred in attending Board, committee and stockholder meetings, including those for travel, food and lodging. A directors deferral plan allows directors to defer all or part of their retainer and fees to an account which accrues interest until the later of their termination of service to the Company or upon reaching age 65. Directors who are employees of the Company receive no fees for service on the Board or committees or for attendance at meetings.

     Subject to stockholder approval of the Directors Stock Plan, non-employee directors will be automatically granted an option to purchase 15,000 shares of common stock upon their initial election or appointment to the Board of Directors. The proposed Directors Stock Plan will also allow directors to elect to receive their retainer and/or meeting fees in the form of common stock. (See "Proposal IV: Directors Stock Plan".) To insure that directors have a substantial personal stake in the Company, in January 1995 the Board of Directors adopted a requirement that directors joining the Board after 1994 must own a minimum of 1,000 shares of common stock or elect to receive their retainer and meeting fees in the form of common stock until 1,000 shares have been purchased.

     In December 1993, Mr. Miller became Vice Chairman of the Board of Directors and received an additional $15,000 retainer for his service in that capacity during 1994.

     Directors' Retirement Plan. In 1991, the Company adopted an unfunded retirement plan that provides annual retirement benefits to non-employee directors who have served on the Board of Directors for five or more years, are at least sixty-five years of age and were not employees of the Company. Prior to its amendment in January 1995, the retirement benefit was a life annuity equal to the annual retainer paid to non-employee directors at the time of retirement, or as subsequently modified, whichever was higher. In January 1995, the Board voted to limit the annual retirement benefit to one half of the annual retainer paid to non-employee directors at the time of retirement. It also eliminated the life annuity paid to a surviving spouse of a director which had been equal to one-half of the annuity paid to the deceased director. These changes do not apply to the vested and payable benefits of Mr. Bacon. The retirement benefits remain subject to a vesting schedule whereby directors become fifty percent vested in their retirement benefit after five years of service to the Company and vest an additional ten percent for each additional year of service. A director who is not at least sixty-five years of age upon retirement but who is otherwise eligible is entitled to receive the retirement benefits upon reaching sixty-five years of age. In January 1995, the Board also adopted a mandatory retirement age for directors of 75 years of age.

     Public Relations and Investor Relations Consulting. In October 1993, the Company renewed a consulting agreement with the Dilenschneider Group, Inc. ("DGI") to provide public relations counsel and advice to the Company in fiscal year 1994 for an annual retainer of $180,000. Robert L. Dilenschneider is the majority owner and chief executive officer of DGI. In October 1994, the Company entered into an engagement letter with DGI for public affairs and public relations assistance during 1995 for an annual retainer of $100,000. In December 1994, the Company paid DGI $180,000 for market communications and promotion/publicity services to the Company in connection with certain specified projects.

     During 1994, DGI consulted on and assisted the Company with investor relations for a monthly fee of $12,500. In addition, Eugene Miller provided investor relations consulting services to the Company during 1994 for a monthly retainer of $4,167. Both of these investor relations consulting arrangements ended as of October 31, 1994.

                                  PROPOSAL II:

                             ELECTION OF DIRECTORS

     The Board of Directors currently consists of eight members, seven of whom are non-employee directors. The Board of Directors is divided into three classes, as nearly equal in number as possible, with the members of each class elected for a term of three years. Two directors are to be elected at the meeting, each to hold office for a three year term until the 1998 Annual Meeting of Stockholders and until their successors are elected and qualified. If the stockholders approve the Reorganization, all of the directors of the Company will become directors of Ideon at the Effective Time.

     Unless authority to vote is withheld, the persons specified in the enclosed proxy intend to vote for the following nominees, all of whom have consented to being named in this Proxy Statement and to serving if elected. Although management knows of no reason why any nominee would be unable to serve, the persons designated as proxies reserve full discretion to vote for another person in the event any nominee is unable to serve.

     The following information is provided with respect to the nominees for directorships for terms expiring at the 1998 Annual Meeting of Stockholders. Italicized wording indicates principal occupation.

  Terms expiring at the 1998 Annual Meeting:

ROBERT L. DILENSCHNEIDER              Director since 1991                 Age 51
                      Chief Executive Officer and majority owner of The
                 Dilenschneider Group, Inc., a public relations firm, 1991 to
(PHOTO) present; Hill & Knowlton, an international public relations firm, 1967 to 1991 (Chief Executive Officer, 1986 to 1991); Director, Cross Country Healthcare Personnel, a privately held health care organization.








JOHN ELLIS BUSH          Director since 1995                    Age 42
                      President of The Codina Group, Inc., a real estate
                 development company, 1981 to present; Republican Candidate for
(PHOTO) Governor of Florida, 1993 to 1994; Secretary of Commerce of the State of Florida, 1987 to 1988; Director, Anchor Glass Container Company and American Heritage Life Insurance Company.








     The following information is provided with respect to directors who are not nominees:

  Terms expiring at the 1997 Annual Meeting

PAUL G. KAHN             Director since 1993                    Age 50
                      Chief Executive Officer and Chairman of Board of Directors
                 of the Company, December 1993 to present; Owner and Chief
(PHOTO) Executive Officer, Coleridge Financial Corp., May 1993 to December 1993; President and Chief Executive Officer, AT&T Universal Card Services Corporation, 1989 to May 1993; Senior Vice President, First National Bank of Chicago, 1988 to 1989.








MARSHALL L. BURMAN       Director since 1993                    Age 65
                      Of Counsel, Wildman, Harrold, Allen & Dixon, a Chicago,
                 Illinois law firm, 1992 to present; Chairman, Illinois State Board of Investment, a co-mingled investment fund whose beneficiaries are Illinois state employees (Chairman since
(PHOTO) 1985, Board member since 1979); Partner, Avery, Hodes, Costello & Burman, a Chicago, Illinois law firm, prior to 1992; Director, Helene Curtis Industries, Inc., a manufacturer and marketer of personal care products, and CFI Industries, Inc., a manufacturer of thermo-plastic packaging.

WILLIAM T. BACON, JR.    Director since 1978                    Age 72
                      Associate, The Chicago Corporation, an investment banking
                 firm, November 1994 to present; Associate, Bacon, Whipple, a
(PHOTO) division of Stifel, Nicolaus & Co., an investment banking firm, 1983 to 1994; managing partner of Bacon, Whipple & Co., prior to 1983; Director, Walbro Corporation, a manufacturer of small engine carburetors and automobile fuel systems.








  Terms Expiring at the 1996 Annual Meeting:

THOMAS F. PETWAY, III    Director since 1994                    Age 55
                      Chairman and Chief Executive Officer, Home Builders
                 Insurance Services, Inc., a national marketing and administrative services company specializing in services and insurance programs for residential contractors, 1977 to
(PHOTO) present; Principal of Network Realty Associates, a real estate agency operating under the name Prudential Network Realty and a member of Prudential Real Estate Affiliates, Inc., 1988 to present; Partner in the Jacksonville Jaguars of the National Football League, 1993 to present.








EUGENE MILLER            Director since 1993                    Age 69
                      Professor and Assistant to the Dean at the College of
                 Business of Florida Atlantic University, 1991 to present; Vice Chairman and Chief Financial Officer, USG Corporation (formerly
(PHOTO) known as United States Gypsum Company), 1987 to 1991; Director, MFRI, Inc., a manufacturer of filter bags, and several private corporations.








ADAM W. HERBERT, JR., PH.D.           Director since 1995                    Age
51
                      President, University of North Florida, 1989 to present;
                 Director, Barnett Bank of Jacksonville, N.A., a subsidiary of
(PHOTO) Barnett Banks, Inc. and Baptist Medical Center (Jacksonville, Florida), a not-for-profit acute care hospital.








     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR LISTED ABOVE.

VOTE REQUIRED

     Directors will be elected by a plurality of the shares present in person or by proxy and entitled to vote on the election of directors.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee presents the following report on compensation for the Company's executive officers. Actual compensation during 1994 for the named executives is shown in the Summary Compensation Table and other tables following this report.

     During 1993, the Compensation Committee and key executive officers worked to evaluate and, where deemed appropriate, restructure the Company's executive compensation policies and programs. In early 1994, the Compensation Committee, with the assistance of Hewitt Associates, independent compensation consultants, adopted a set of executive compensation policies and programs. These policies and programs are designed to do the following:

     - Provide competitive pay systems that support the Company's business strategies and help to attract, retain and motivate the people necessary to achieve these goals;

     - Emphasize variable pay, thereby increasing focus on planning, accountability and pay for performance; and

     - Align management and stockholder interests through incentive programs, including stock options and awards of common stock.

     As more fully described below, most of the compensation programs for the Company's executive officers are administered by the Compensation Committee of the Company's Board of Directors. From December 1993 until September 1994, the 1994 Plan Committee of the Board of Directors approved grants of options and restricted stock to officers of the Company under the 1994 Plan. The specific mandate of the Compensation Committee was to develop and implement a set of compensation policies and procedures designed to provide incentives for optimal employee performance and achievement of corporate business goals.

     The three components of individual executive officer compensation are base salary, an annual performance-based incentive bonus and long term stock-based incentive compensation.

BASE SALARY

     Base salary levels are assigned to positions based on job responsibilities, sustained individual performance and an annual review of base salary practices for comparable positions at similar corporations with no specific weighting applied to any of these factors. The corporations that the Company used to determine market rates of pay were twenty four profitable, high growth companies with sales revenues under $1 billion (the "Comparison Companies"). The Committee believes that the Comparison Companies reflect the types of corporations with which the Company competes for executive talent and therefore provide an appropriate basis for determining market rates of pay. Accordingly, the Comparison Companies differ from the peer group used for purposes of the performance graph on page 29. Because the Company intends to hire well-qualified, high-performing executives who perform at or above the 75th percentile, the base salary guidelines generally are from 80% to 120% of the 75th percentile of salaries in the Comparison Companies. However, in some cases, salaries outside the base salary guidelines were determined in negotiations to recruit certain highly qualified executives for key positions with the Company.

ANNUAL INCENTIVES

     In 1993, the Compensation Committee adopted the Company's Short-Term Incentive Plan with the assistance of Hewitt Associates. In 1994 the Short-Term Incentive Plan was revised slightly to accommodate new levels of management. Under this plan, target awards range from 15% of base salary at the manager level to 60% of base salary for the CEO. Maximum awards range from 30% of base salary at the manager level to 120% of base salary for the CEO. The target and maximum levels were based on compensation practices of other high growth companies as determined by surveys conducted by Hewitt Associates and, consistent with the Compensation Committee's emphasis on variable pay, are intended to provide higher than average bonus opportunities to the Company's employees. If Company performance is below the minimum threshold, the Compensation Committee may establish a discretionary award pool equal to 15% of the target pool to employees (other than Covered Officers as defined below) who performed exceptionally well despite poor Company-wide performance or to prevent unforeseeable events which affected Company performance from eliminating bonuses to employees (other than Covered Officers) in an inequitable fashion.

     In 1994, annual bonuses were awarded under the Short-Term Plan based on achievement of written and approved corporate objectives without reference to individual goals (except in the case of the Chairman and CEO). The corporate objectives necessary to achieve a target bonus included (with no particular weighting) development and implementation of a strategic plan, development of a management team and organization structure, preparation and substantial achievement of the 1994 budget, increase in the 1993 revenue growth rate, development of new products and reduction of legal expenses. The corporate objectives used to determine whether the Company would award a bonus in excess of target included 10% or more growth in revenues, income higher than the 1994 budget, acquisition of another corporation and launch of a co-branded credit card program. With respect to bonuses paid in 1994, the Compensation Committee used an objective evaluation of financial targets together with a subjective evaluation of nonfinancial objectives to determine that the Company's performance substantially exceeded target and awarded bonuses to all participants (except the Chairman and CEO) at 160% of the target level.

LONG TERM COMPENSATION

     The long term compensation component embodied in the 1994 Plan is designed to link executive compensation to the Company's share price over a multi-year performance period, to align management and stockholder interests, and to enable the Company to attract, motivate and retain experienced and highly qualified personnel. Consistent with these goals, a portion of the options granted to vice presidents and above vest based on hurdle objectives, i.e., specified increases in the Company's stock price. In addition, no options are exercisable in the first year and options which vest on length of service vest in 25% increments over four years provided employment with the Company continues. For further information on the terms and conditions of the options granted to the Company's officers, see the table entitled Option Grants in Last Fiscal Year and its footnotes.

     During the past fiscal year, the 1994 Plan Committee and the Compensation Committee generally granted a standard amount of stock options to all new managerial employees based on the employee's position with the Company. Factors used to set the standard amounts of stock options included management's perception of (i) the incentive necessary to motivate individuals to join the Company, (ii) the stock-based incentives provided by similarly-situated companies, (iii) the desirability of stock-based incentives to create teamwork and a focus on long-term results, and (iv) the role and impact of the various management levels on achieving key strategic results. Existing employees were granted additional stock options up to the standard amount for their position after considering the number of stock options granted to the employee since 1989. On October 1, 1994, the Company reduced the standard grants for each position by one-half to recognize the Company's progress from a corporation in significant transition to an organization with a definitive strategic plan. The employment agreements with certain senior executives provide that no additional stock options will be granted to the executive for a three year period from the initial grant. The committees also granted restricted stock to certain new executives in an amount that the committees subjectively determined was necessary to induce the executive to join the Company. An increase in the number of shares available for issuance under the 1994 Plan is subject to stockholder approval. See "Proposal III: Amendment of the 1994 Long Term Stock-Based Incentive Plan".

POLICIES RELATING TO SECTION 162 OF THE INTERNAL REVENUE CODE

     In 1993, Section 162 of the Internal Revenue Code was amended to limit the deductibility for federal income tax purposes of annual compensation of the chief executive officer of publicly held corporations and the four other highest compensated officers (the "Covered Officers") in excess of $1,000,000 unless certain conditions are met. These conditions include that such compensation is based on the attainment, as certified by a committee of two or more outside directors, of preestablished, objective performance goals established in advance by this committee and paid pursuant to a plan approved by stockholders. After considerable discussion at three meetings regarding the advantages and disadvantages of using only quantifiable objectives for determining annual incentives, the Compensation Committee decided that, since the Company was in the earlier stages of its diversification program, encouraging its management team to meet solely quantifiable objectives in 1995 could conflict with the Company's long term goals and accordingly decided not to conform the Short-Term Incentive Plan to the requirements of Section 162 in 1995. The Compensation Committee intends to consider this limitation, among other factors, in making compensation decisions in the future.

CHIEF EXECUTIVE OFFICER COMPENSATION

     From November 1, 1993 to April 30, 1994, Messrs. Stalcup and Cahill were paid the base salaries previously set by the Compensation Committee. Additional amounts were paid under their severance agreements with the Company which are described under "Employment Contracts and Termination of Employment Arrangements".

     The employment agreement between the Company and Mr. Kahn (the "Kahn Agreement") established a base salary of $750,000. This base salary was established in negotiations with Mr. Kahn and in setting the rate the Committee considered, without giving a particular weighting to any factor, the salary paid to chief executive officers of similarly sized companies, its goals for the Company's future, Mr. Kahn's experience, track record and vision for the Company, and the Company's current competitive position and financial status.

     The Kahn Agreement provided that in 1994, his award under the Short-Term Incentive Plan would be based 70% on corporate performance and 30% on certain individual objectives. As set forth in the Kahn Agreement and in a November 1993 letter that Mr. Kahn provided to the Board of Directors prior to his acceptance of employment, these individual goals focused on increasing stockholder wealth "by putting SafeCard into forward gear as a consumer services company, renowned for profitable growth, savvy marketing, high quality and total customer satisfaction." Specifically, among Mr. Kahn's objectives were to analyze the Company's existing resources, including its management team, key sales, operating and marketing personnel, current methods of operation, systems capabilities, and locations, meet with key existing and potential partners, stockholders and financial analysts, identify and prioritize opportunities, and invest in the existing business and in acquisitions in order to grow revenues. The Committee determined that Mr. Kahn, as in the case of all other participants in the Short-Term Incentive Plan, had achieved 160% of his corporate performance target. After considering the individual goals set forth in the November 1993 letter and the Kahn Agreement, the Committee subjectively determined that Mr. Kahn had achieved 190% of these individual goals. Accordingly, the Committee awarded Mr. Kahn an annual incentive award of $700,000, based on 160% achievement of corporate objectives weighted at 70% and 190% achievement of individual objectives weighted at 30%.

     Under the Kahn Agreement, his long term compensation included the grant of options to purchase 1,000,000 shares of common stock and 5,000 shares of common stock subject to restrictions lapsing on each of the first four anniversary dates of his employment. The amount of stock options and restricted stock resulted from negotiations with Mr. Kahn and reflect both the 1994 Plan Committee's and the Board's perception of Mr. Kahn's experience and ability to create stockholder value and the desirability of cementing the link between Mr. Kahn's personal interests and stockholder interests.

January 23, 1995

William T. Bacon, Jr. (1994 Plan and Compensation Committees)
Marshall L. Burman (Compensation Committee)
Robert L. Dilenschneider (1994 Plan Committee)

                             EXECUTIVE COMPENSATION

     The executive compensation disclosure in the following section of this Proxy Statement reflects compensation for the named executives.

     The following table shows, for the years ending October 31, 1994, 1993 and 1992, the cash and other compensation paid or accrued and certain long-term awards made to the named executives for all services to the Company in all capacities:

SUMMARY COMPENSATION TABLE

                                                                LONG TERM COMPENSATION
                                                                ----------------------
                                                                        AWARDS
                                   ANNUAL COMPENSATION          ----------------------
                             --------------------------------   RESTRICTED                   ALL
                                                 OTHER ANNUAL     STOCK      OPTIONS/       OTHER
      NAME AND               SALARY     BONUS    COMPENSATION    AWARD(S)      SARS      COMPENSATION
 PRINCIPAL POSITION   YEAR     ($)     ($)(1)       ($)(2)      ($)(1)(3)       (#)         ($)(4)
- --------------------  ----   -------   -------   ------------   ----------   ---------   ------------
Paul G. Kahn          1994   686,538   950,000           --       63,750     1,000,000       49,227
Chairman and CEO
Francis J. Marino     1994   261,154   259,548           --           --       300,000       21,864
Vice Chairman
G. Thomas Frankland   1994   175,000   189,875           --           --       300,000       43,990
Vice Chairman and
Chief Financial
  Officer
Robert M. Frechette   1994   128,269   147,200           --          -0-        60,000       71,626
Executive Vice
President - Sales
Dorothy S. Schechter  1994   121,635   105,000           --        9,250        50,000          -0-
Executive Vice
President -
Marketing
Gerald R. Cahill      1994   125,000        --           --          -0-           -0-      154,045
Former Chief          1993   250,000   190,000           --
Operating Officer     1992   234,273   120,000           --
W.M. Stalcup, Jr.     1994   125,000        --           --          -0-           -0-      168,559
Former President      1993   250,000   190,000           --
                      1992   220,192   115,000           --

- ---------------
(1) The amounts shown include the following signing bonuses: Mr.
     Kahn -- $250,000; Mr. Marino -- $32,000; Mr. Frankland -- $32,000; and Ms.
     Schechter -- $25,000, and following restricted stock grants: Mr.
     Marino -- 1,000 shares with a market value on the date of grant of $18,625 vested on August 1, 1994 and Mr. Frankland -- 1,000 shares with a market value on the date of grant of $17,875 vested on November 1, 1994.
(2) The value of all other personal benefits and perquisites received by the executives in 1994, 1993 and 1992 was less than the required reporting threshold which is the lesser of either $50,000 or 10% of the salary and bonus shown above for the named executive officer.
(3) The amount shown in the table for each named executive officer is equal to the closing market price on the date of grant multiplied by the number of shares of restricted stock granted to such executive. Restricted stock holdings valued as of October 31, 1994 and the restriction period are as follows: (i) Mr. Kahn, 5,000 shares ($80,000) vesting as to 1,000 shares after December 5, 1994, as to an additional 1,000 shares after December 5, 1995, as to an additional 2,000 shares after December 5, 1996 and as to the remaining 1,000 shares after December 5, 1997; and (ii) Ms. Schechter, 500 shares ($8,000), vested on January 25, 1995. Dividends are paid on such restricted stock during the restriction period.

(4) Amounts shown in this column for 1994 include the following payments: (i) for Mr. Kahn, payments of term life insurance premiums in 1994 of $3,245 and contributions to a grantor trust as a supplemental retirement benefit of $45,982; (ii) for Mr. Marino, payments of term life insurance premiums in 1994 of $4,389 and contributions to a grantor trust as a supplemental retirement benefit of $17,475; (iii) for Mr. Frankland, payments of group term life insurance premiums in 1994 of $1,955 per year, contributions to a grantor trust as a supplemental retirement benefit of $11,693 and relocation benefits of $30,342; (iv) for Mr. Frechette, relocation benefits of $71,626; (v) for Mr. Cahill, contributions under the Company's 401(k) and Profit Sharing Plan of $6,827 and payments under his severance agreement of $147,218, including severance pay of $125,000, reimbursement of medical insurance premiums of $2,982 and relocation benefits of $19,236; and (vi) for Mr. Stalcup, contributions under the Company's 401(k) and Profit Sharing Plan of $6,827 and payments under his severance agreement of $161,732, including severance pay of $158,750 and reimbursement of medical insurance premiums of $2,982. See "Employment Contracts and Termination of Employment Agreements".

     The following table contains information concerning the grant of stock options made during fiscal year 1994 pursuant to the 1994 Plan.

OPTION GRANTS IN LAST FISCAL YEAR

                                                 INDIVIDUAL GRANTS
                                ---------------------------------------------------
                                             % OF TOTAL                                POTENTIAL REALIZABLE VALUE AT
                                            OPTIONS/SARS                               ASSUMED ANNUAL RATES OF STOCK
                                             GRANTED TO                                PRICE APPRECIATION FOR OPTION
                                OPTIONS/    EMPLOYEES IN   EXERCISE OF                              TERM
                                  SARS      FISCAL YEAR    BASE PRICE    EXPIRATION   --------------------------------
             NAME                GRANTED    (#)(1)(2)(3)     ($/SH)         DATE      0%(4)     5%(4)        10%(4)
- ------------------------------  ---------   ------------   -----------   ----------   -----   ----------   -----------
Paul G. Kahn..................  1,000,000        42%        $  12.625     12/3/2003    $ 0    $7,939,795   $20,120,999
Francis J. Marino.............    300,000        13%        $   18.94     1/23/2004    $ 0     3,573,379     9,055,645
G. Thomas Frankland...........    300,000        13%        $  17.875     4/30/2004    $ 0     3,372,447     8,546,444
Robert M. Frechette...........     60,000         3%        $   18.75     4/10/2004    $ 0       707,506     1,792,960
Dorothy S. Schechter..........     30,000         1%        $ 18.9375     1/23/2004    $ 0       357,291       905,445
                                   20,000         1%        $  17.375     6/12/2004    $ 0       218,541       553,826

- ---------------

(1) By the terms of the 1994 Plan, options granted thereunder are exercisable over a period not to exceed ten years. Sixty percent of the options granted to each executive in 1994 vest over a period of four years in annual cumulative increments of 25% on each anniversary of the date of the grant. Forty percent of the options granted to each executive vest in three equal increments when the price of Company Common Stock trades at or above $21, $24 and $27, respectively, over twenty consecutive days and in any case when nine years have elapsed from the date of grant (except that the vesting prices for Mr. Kahn are $18, $21 and $24, respectively). Under the 1994 Plan, all options will immediately vest and become exercisable in the event that a Change in Control (as defined in the 1994 Plan) of the Company occurs.
(2) The 1994 Plan provides that the Committee administering the Plan may award tax bonuses to grantees under the 1994 Plan to be paid upon the exercise of options or lapse of restrictions on restricted stock.
(3) The total number of shares granted pursuant to options to all employees under the 1994 Plan and the Employees Stock Option Plan during fiscal year 1994 was 2,357,700. This amount does not include the approximately 537,400 shares granted in fiscal year 1994 pursuant to options and restricted stock awards subject to stockholder approval of an increase in the number of shares available for issuance under the 1994 Plan. See "Proposal III:
     Amendment of the 1994 Long Term Stock-Based Incentive Plan".
(4) The dollar amount under the columns assumes that the market price of the common stock from the date of the option grant appreciates at cumulative annual rates of 0%, 5% and 10%, respectively, over the option term of ten years. The assumed rates of 5% and 10% were established by the Commission and therefore are not intended to forecast possible future appreciation of the common stock. No gain to the optionees is possible without an increase in stock price, which will benefit all stockholders commensu-rately. A zero percent increase in stock price will result in zero dollars for the optionee. Based on a February 1, 1994 grant price ($18.825 per share) and at an annual hypothetical appreciation of 5% for ten years, the common stock would be valued at $30.676 per share. At the hypothetical 10% annual appreciation rate for ten years, the common stock would be valued at $50.42 per share.

     The following table sets forth information regarding stock options exercised in fiscal year 1994 by each of the named executive officers and the value of the unexercised options held by these individuals as of October 31, 1994, based on the market value ($16.00) of the common stock on that date.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES

                 (A)                           (B)              (C)               (D)                (E)

                                                                                                  VALUE OF
                                                                               NUMBER OF         UNEXERCISED
                                                                              UNEXERCISED       IN-THE-MONEY
                                                                            OPTIONS/SARS AT    OPTIONS/SARS AT
                                                                              FY-END (#)         FY-END (#)
                                         SHARES ACQUIRED       VALUE         EXERCISABLE/       EXERCISABLE/
                 NAME                    ON EXERCISE (#)    REALIZED ($)     UNEXERCISABLE      UNEXERCISABLE
- --------------------------------------   ---------------    ------------    ---------------    ---------------
Paul G. Kahn..........................       -0-                -0-          0/1,000,000        $0/$3,375,000
Francis J. Marino.....................       -0-                -0-           0/300,000              0/0
G. Thomas Frankland...................       -0-                -0-           0/300,000              0/0
Robert M. Frechette...................       -0-                -0-           0/60,000               0/0
Dorothy S. Schechter..................       -0-                -0-           0/50,000               0/0
W.M. Stalcup, Jr......................     290,000           $3,846,667          0/0                 0/0
Gerald R. Cahill......................     165,000           $2,050,896          0/0                 0/0

                               PERFORMANCE GRAPH

     The graph below compares the cumulative annual return for the past five fiscal years on an investment of $100 in common stock of the Company with the cumulative annual return over the same period on an investment of $100 in each of the Standard & Poor's 500 Stock Index, and the Business Services & Supply Peer Group Index ("BS&S Index"), assuming reinvestment of all dividends. Each of the indexes is weighted on a market capitalization basis at the time of each reported data point. The BS&S Index1 is an index of 62 companies, including the Company, CUC International and SPS Transaction Systems, originally constructed by Bridge Information Services. For periods after 1992, this information was no longer available from Bridge Information Services and therefore the Company retained a consultant to recreate the index for 1993 and 1994.

- ---------------

1 The BS&S Index consists of the following companies: Tenera L. P., Education
  Alternatives, Inc., General Employment Enterprises, Inc., GRC International, Inc., Comdisco, Inc., Tiphook PLC, International Testing Services, Inc., General Physics Corporation, Craig Corporation, PLM International, Inc., Health Professionals, Inc., Union Corporation, SPS Transaction Systems, Inc., National Education Corporation, CDI Corporation, BET Public Ltd Co., Enterra Corporation, Ecology & Environment, Inc., Sotheby's Holdings, Inc., CRSS, Inc., Berlitz International, Inc., Ameriscribe Corporation, Dun & Bradstreet Corporation, Rollins, Inc., The Olsten Corporation, SafeCard Services, Incorporated, Ogden Corporation, Robert Half International, Inc., CUC International, Inc., ServiceMaster L.P., Biomechanics Corporation of America, Continental Information Systems Corp., Greiner Engineering, Inc., Joule, Inc., Kaneb Services, Inc., American Medical Alert Corporation, Manpower, Inc., Marlton Technologies, Inc., National Patent Development, Partech Holdings Corporation, RCM Technologies, Inc., Scandinavia Company, Inc., Talley Industries, Inc., Winston Resources, Inc., Executive Telecard Ltd., EG&G, Inc., PLM Equipment Growth Funds I and II, Wackenhut Corporation, University Patents, Inc., ADT Ltd., FlightSafety International, Inc., ETS International, Inc., URS Corporation, ABM Industries, Inc., Stone & Webster, Inc., Baker Michael Corporation, United American Healthcare Corporation, Huntingdon International Holdings PLC., CompUSA, Inc., Brandon Systems Corporation, Science Management Corporation, Automated Security Holdings PLC and Randers Group, Inc. Three companies included in last year's BS&S Index, Western Energy Management, Inc., Ameriscribe Inc., and Continental Information Systems, are no longer publicly traded.

     The closing price of Company Common Stock on October 31, 1994 and March 23, 1995, as reported on the NYSE Composite Transactions Tape, was $16.00 and $19.625 per share, respectively. Past performance of the Company Common Stock is not necessarily indicative of future performance or trends.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*

       AMONG SAFECARD SERVICES, INC., THE S&P 500 INDEX AND A PEER GROUP

                                   (GRAPH)

      MEASUREMENT PERIOD           SAFECARD       S&P 500 IN-
    (FISCAL YEAR COVERED)          SERVICES           DEX         BS&S INDEX
1989                                       100             100             100
1990                                       106              93              80
1991                                       166             124             102
1992                                       144             136             100
1993                                       241             156             124
1994                                       301             162             119

- ---------------

* $100 invested on 10/31/89 in stock or index -- including reinvestment of dividends. Fiscal year ending October 31.

                            EMPLOYMENT CONTRACTS AND
                     TERMINATION OF EMPLOYMENT ARRANGEMENTS

     Employment Agreement -- Paul G. Kahn. In December 1993, the Company named Paul G. Kahn as its Chief Executive Officer and Chairman of its Board of Directors. Under the Kahn Agreement, Mr. Kahn receives an annual base salary of at least $750,000 and is entitled to participate in the annual performance-based incentive bonus plan of the Company. See "Compensation Committee Report on Executive Compensation". Mr. Kahn was also granted a $250,000 bonus upon execution of the Kahn Agreement and 5,000 restricted shares of common stock with restrictions lapsing on each of the first four anniversary dates of his employment. Mr. Kahn was also granted options to acquire 1,000,000 shares of common stock under the 1994 Plan.

     The initial term of the Kahn Agreement expires on December 31, 1996 and automatically renews thereafter for additional one-year terms unless either party notifies the other within 180 days prior to any such renewal date that the Agreement will not be extended. The Kahn Agreement provides that if Mr. Kahn terminates his employment during the employment term for "good reason" or is terminated by the Company during the employment term other than for "cause", death or "disability" (all as defined in the Kahn Agreement), he will generally be entitled to severance pay in an amount equal to 150% of the sum of his then current base salary plus the highest amount of his incentive compensation for any bonus period during the employment term, provided, that if the termination occurs within three years following a "change of control" (as defined in the Kahn Agreement), 300% will be substituted for 150%. In addition, all of his options would immediately vest.

     The Kahn Agreement also provides for certain executive benefits, including individual life and long-term disability insurance policies, an annual executive allowance for automobile and certain professional services, and a supplemental retirement benefit consisting of a grantor trust to be funded by annual contributions by the Company equal to 6.7% of Mr. Kahn's annual base salary. Mr. Kahn is also entitled to certain of the relocation benefits (but not the relocation bonus) provided to other Company employees, with certain adjustments.

     Mr. Kahn has agreed not to compete with, solicit any key employees of, or make any public statements critical of, the Company during the term of his employment or for a period of twelve months thereafter.

     Employment Agreement -- Francis J. Marino and G. Thomas Frankland. On February 1, 1994, the Company named Francis J. Marino as its Vice Chairman, and on May 1, 1994, the Company named G. Thomas Frankland as its Vice Chairman and Chief Financial Officer. Under the Company's employment agreement with Mr. Marino (the "Marino Agreement") and its employment agreement with Mr. Frankland (the "Frankland Agreement"), Messrs. Marino and Frankland each receive an annual base salary of at least $350,000 and are entitled to participate in the Short-Term Incentive Plan of the Company. See "Compensation Committee Report on Executive Compensation". Messrs. Marino and Frankland each was also granted a $32,000 bonus upon execution of his employment agreement and 1,000 restricted shares of common stock with restrictions lapsing after six months from the date of grant. Each of Messrs. Marino and Frankland was also granted options to acquire 300,000 shares of common stock under the 1994 Plan.

     The initial terms of the Marino and Frankland Agreements expire on December 31, 1996 and automatically renew thereafter for additional one-year terms unless either party notifies the other within 180 days prior to any such renewal date that the Agreement will not be extended. The Marino and Frankland Agreements contain the same provisions as the Kahn Agreement regarding severance pay due to such officers upon termination with "good reason" or other than for "cause", death or "disability", and upon a "change of control", and regarding vesting of options.

     The Marino and Frankland Agreements also provide for certain executive benefits, including individual life and long-term disability insurance policies, an annual executive allowance for automobile and certain professional services, and for a supplemental retirement benefit consisting of a grantor trust to be funded by annual contributions by the Company equal to 6.7% of annual base salary. Messrs. Marino and Frankland are also entitled to certain of the relocation benefits (but not the relocation bonus) provided to other Company employees, with certain adjustments.

     Messrs. Marino and Frankland have agreed not to compete with, solicit any key employees of, or make any public statements critical of, the Company during the term of their employment or for a period of twelve months thereafter.

     Agreement with Full and Final Release of Claims -- Gerald R. Cahill and W.
M. Stalcup, Jr. The Company has entered into an agreement with Gerald R. Cahill (the "Cahill Agreement") in connection with his termination of employment with the Company. Under the Cahill Agreement, the Company has agreed to make bi-weekly payments of $9,615.38 through December 31, 1995, reimburse certain relocation expenses, continue medical and dental coverage for Mr. Cahill and his family for a maximum of eighteen months and release Mr. Cahill from any claims the Company may have against him (subject to certain exceptions). In return, Mr. Cahill released the Company from all claims he may have against it and agreed to keep all proprietary Company information confidential, not to engage in certain business activities for two (2) years and to comply with certain other conditions.

     W. M. Stalcup, Jr. and the Company have entered into an Agreement and Full and Final Release of Claims (the "Stalcup Agreement") pursuant to which the Company has agreed to provide separation pay of $539,041 payable bi-weekly until June 26, 1996, eight quarterly payments of $16,875 and continued medical insurance for a maximum of eighteen months. In return, Mr. Stalcup released the Company from any claims he may have had against it and agreed to keep all proprietary Company information confidential, not to engage in or render services or advice to any "competing business" (as defined in the Stalcup Agreement) for a period of twelve (12) months and to comply with certain other conditions.

     Executive Agreements. The Company has executive agreements with Mr. Frechette and Ms. Schechter and certain other officers. The executive agreements provide that if, following a "change of control" of the Company, an executive's employment is terminated by the Company other than for "cause", retirement, "disability" or death, or by the officer for "good reason" (all as defined in the executive agreements), the executive will be entitled to receive (i) a lump sum payment equal to one year's base salary; (ii) immediate vesting of all stock options and restricted stock grants; (iii) twelve months of medical insurance coverage reimbursed by the Company; (iv) if the Company pays such bonus to others in the executive's class, the bonus that the executive would have earned under the Company's Short-Term Incentive Plan, prorated for the executive's length of service; (v) certain outplacement assistance; and (vi) any amounts accrued and owing to the executive prior to termination. If the Company terminates the executive other than for "cause", death, "disability" or retirement prior to a "change in control", the executive will be entitled to receive the benefits described in the foregoing sentence except that the vesting of any options or restricted stock will not be accelerated and no bonus payments will be made to the executive.

                     CERTAIN TRANSACTIONS AND OTHER MATTERS

     Steven J. Halmos. After his resignation as Chief Executive Officer and a director on December 19, 1992, Steven J. Halmos acted as Advisor on Marketing and Operational Strategy pursuant to a written agreement with the Company (as amended and restated as of April 1, 1993, the "Steven J. Halmos Agreement"). On May 26, 1994, the Company reached a settlement with Steven J. Halmos to terminate the Steven J. Halmos Agreement and various other agreements between the Company and Mr. Halmos that provided for payments to Mr. Halmos of $2,000,000 a year through March 31, 1998. The settlement, which arose in connection with the Company's management restructuring in April 1994 and a related decision to cease using Mr. Halmos' services, resulted in a $4,400,000 cash payment to Mr. Halmos. Subsequent to his termination, Mr. Halmos exercised options to purchase 3,900,000 shares of the common stock at exercise prices of $5.50 and $5.125 per share.

     Wright Express Corporation. In September 1994, the Company acquired Wright Express Corporation for $35.5 million in cash. Mr. Kahn was a director of Wright Express Corporation and as a director had received an option to purchase 25,000 shares of Wright Express common stock. During negotiations between the Company and Wright Express Corporation, Mr. Kahn did not attend any meetings or participate in any discussions of the Board of Directors of Wright Express Corporation and abstained from voting on the acquisition by the Company's Board of Directors. Mr. Kahn also surrendered for no consideration his options to purchase Wright Express common stock which he otherwise could have exercised and sold in the merger with the Company.

     Museum Art Properties, Inc. Effective September 1994, the Company entered into an agreement with Museum Art Properties, Inc. ("MAP") pursuant to which the Company was granted a license to market certain consumer products and for which it will pay MAP certain royalties and other fees from the sale of such products. In 1994, the Company paid a promotion fee of $250,000 upon award of the license and an advance against royalties of $1,500,000 to MAP. In addition, provided that the Company conducts sales under the agreement, the Company has guaranteed certain royalties to MAP in 1996 and 1997. Mr. Dilenschneider, one of the Company's directors, is a director and 10% stockholder of MAP.

     Public Relations and Investor Relations. The Dilenschneider Group, Inc., a company owned by one of the Company's directors, and Eugene Miller, another of the Company's directors, provided certain consulting services to the Company in 1994. See "Governance of the Company -- Directors' Fees and Other Compensation".

                                 PROPOSAL III:

           AMENDMENT OF THE 1994 LONG TERM STOCK-BASED INCENTIVE PLAN

     The Company seeks stockholder approval of an amendment to the 1994 Plan to increase the number of shares available for issuance under the 1994 Plan by 1,340,000 shares to an aggregate of 3,740,000 shares of common stock. The stockholders approved the 1994 Plan, which provides for the granting of stock options, stock appreciation rights ("SARs") and restricted stock (collectively or individually, "Awards") to directors, officers and employees of the Company ("Participants") at the 1994 Annual Meeting.

     The 1994 Plan currently provides for a maximum of 2,400,000 shares to be issued under the plan. During 1994, the Company granted options to each employee at the manager level and above upon their joining the Company. As of March 1, 1995, restricted stock and options to acquire an aggregate of 2,328,950 shares have been granted to approximately 55 employees at the manager level or higher under the 1994 Plan; restricted stock and options to acquire an aggregate of 909,600 additional shares have been granted to approximately 180 employees of the Company at the manager level or higher, subject to stockholder approval of this amendment to the 1994 Plan. The options granted subject to stockholder approval will become null and void if the stockholders do not approve the amendment to the 1994 Plan.

     The Board of Directors believes that the award of stock-based incentives under the 1994 Plan instills a sense of ownership in its employees that will enable the Company to achieve its stated goals of faster growth and improved profitability. The increase in shares authorized for issuance under the 1994 Plan is necessary to enable the Company to fulfill its commitment to the 180 employees who have received Awards subject to stockholder approval. The additional shares will also enable the Company to continue to reward and motivate the dedicated individuals who will make it possible for the Company to reach its goals.

     The per share high and low prices of the common stock on March 23, 1995 were $19.625 and $19.125, respectively. Awards of stock options and restricted stock as of March 23, 1995 are shown on the following table:

                                                                   NUMBER OF OPTIONS      NUMBER OF RESTRICTED
                                  NUMBER         NUMBER OF        GRANTED SUBJECT TO     SHARES GRANTED SUBJECT
                                OF OPTIONS   RESTRICTED SHARES   STOCKHOLDER APPROVAL    TO STOCKHOLDER APPROVAL
                                 GRANTED          GRANTED          OF THE AMENDMENT         OF THE AMENDMENT
                                ----------   -----------------   ---------------------   -----------------------
Paul G. Kahn..................   1,000,000          5,000                   -0-                     -0-
Francis J. Marino.............     300,000          1,000                   -0-                     -0-
G. Thomas Frankland...........     300,000          1,000                   -0-                     -0-
Robert M. Frechette...........      60,000            -0-                   -0-                     -0-
Dorothy S. Schechter..........      50,000            500                   -0-                     -0-
W.M. Stalcup, Jr..............         -0-            -0-                   -0-                     -0-
Gerald R. Cahill..............         -0-            -0-                   -0-                     -0-
John R. Birk..................         -0-            -0-               300,000                   1,000
All current executive officers
  as a group..................   1,940,000         10,000               300,000                   1,000
All current non-employee
  directors and nominees, who
  are not executive officers,
  as a group..................     100,000            -0-                   -0-                     -0-
All employees, including
  current officers who are not
  executive officers, as a
  group.......................     275,000          3,950               607,600                   1,000
Each associate of any
  director, nominee or
  executive officer*..........      10,000            400                   -0-                     -0-

- ---------------

* The amounts shown reflect Awards to the spouse of Ms. Schechter, who is an employee of the Company. Only directors, officers and employees are eligible to participate in the 1994 Plan.

     For more information on the Company's compensation philosophy and the terms of awards under the 1994 Plan, see the "Compensation Committee Report on Executive Compensation" and the table entitled "Option Grants in Last Fiscal Year".

     The 1994 Plan was administered by the 1994 Plan Committee until September 1994, at which time the Compensation Committee assumed responsibility for the 1994 Plan. Both the 1994 Plan Committee and Compensation Committee are comprised exclusively of non-employee directors. The committee administering the 1994 Plan (the "Committee") has discretion to select the Participants to whom Awards will be granted and to determine the type, size and terms of each Award, and to make all other determinations which it deems necessary or desirable in the interpretation and administration of the 1994 Plan, except that the Committee may not grant (i) Awards to any Participant in any fiscal year for more than 400,000 shares (with the exception of 1,000,000 shares reserved for issuance as stock options and 5,000 shares of restricted stock to be granted to a new Chief Executive Officer); (ii) Awards of restricted stock aggregating more than 10% of the total shares covered by the 1994 Plan; or (iii) more than 3% of the total shares covered by the 1994 Plan as restricted stock with less than a three year restriction period. The Committee has the authority to administer, construe and interpret the 1994 Plan, and its decisions are final, binding and conclusive.

     In March 1994, the Board adopted a policy that it would not consider or act upon (i) the repricing of options without stockholder approval and (ii) in the absence of special circumstances, a waiver or lapse of restrictions contained in awards of restricted stock.

     Common stock issued under the 1994 Plan may be either newly issued shares, treasury shares, reacquired shares or any combination thereof. Unless prohibited by Rule 16b-3 under Section 16 of the Exchange Act, if any Award is cancelled, terminates or expires unexercised, the shares which were issued or would otherwise have been issuable pursuant thereto will become available for new Awards.

AWARDS UNDER THE 1994 PLAN

     Stock Options. A stock option ("Option"), which may be a non-qualified or an incentive stock option for federal income tax purposes, is the right to purchase a specified number of shares of common stock at a price ("Option Price") fixed by the Committee. The Option Price may be no less than the fair market value (as defined in the 1994 Plan) of the underlying common stock on the date of grant. As a consequence, Options benefit the Participant only when a rising stock price benefits all stockholders and thus aligns stockholder and executive long-term interests. Options are not transferable during the Participant's lifetime and will generally expire not later than ten years after the date on which they are granted. Options become exercisable at such times and in such installments as the Committee shall determine. Payment of the Option Price must be made in full at the time of exercise in cash or by other means that the Committee deems appropriate.

     No Option may be exercised unless the holder has been, at all times during the period from the date of grant through the date of exercise, employed by or performing services for the Company or one of its affiliates, provided that the Committee may determine that such exercise may be made for certain periods following the date on which a Participant ceases to be employed by or performing services for the Company or one of its affiliates.

     Stock Appreciation Rights. An SAR may be granted alone or in tandem with Options or other Awards and may not be exercised for at least six months after the date of grant. Upon exercise of an SAR, the holder must surrender the SAR and surrender unexercised any related Option or other Award, and the holder will receive, at the election of the Committee, cash, common shares or other consideration equal in value to (or, in the discretion of the Committee, less than) the difference between the exercise price or Option Price per share and the fair market value per share on the date preceding the date of exercise, multiplied by the number of shares subject to the SAR or Option or other award. A Participant to whom an Award of an Option or SAR is made has no rights as a stockholder with respect to any shares issuable pursuant to any such Option or SAR until the date of issuance of the stock certificate for such shares upon payment of the Option Price or settlement of the SAR.

     Restricted Stock. Restricted stock is common stock which is subject to restrictions against transfer and such other restrictions as the Committee may determine. Such restrictions as specified by the Committee may lapse based on the Participant's length of service or satisfaction of other performance related conditions. Unless the Committee determines otherwise, prior to the expiration of the restricted period, a Participant who has received restricted stock has the right to vote and to receive dividends on the shares subject to the Award.

ADDITIONAL INFORMATION

     If there is any change in the outstanding common shares by reason of a reclassification, recapitalization, merger, consolidation, reorganization, spin-off, split-up, issuance of warrants or rights or debentures, stock dividend, stock split or reverse stock split, cash dividend, property dividend, combination or exchange of shares, repurchase of shares, change in corporate structure or otherwise, the Committee has the authority to determine conclusively the appropriate adjustments, if any, to the maximum number of shares with respect to which Awards or Options may be granted under the 1994 Plan and to the number of shares which are subject to outstanding Options or Awards and the purchase price therefor, if applicable.

     Generally, a Participant's rights under the 1994 Plan may not be assigned or transferred (except in the event of death). The Company may permit a Participant to pay taxes required to be withheld with respect to an Award in any appropriate manner (including, without limitation, by the surrender to the Company of common shares owned by such person or common shares that would otherwise be distributed, or have been distributed, as the case may be, pursuant to such Award).

     All outstanding Awards will become immediately and fully vested and exercisable upon a "Change in Control" of the Company (as defined under the 1994
Plan). Unless approved by a majority of the directors then in office who were also directors immediately after the adoption of the 1994 Plan, the following events are defined as a Change in Control: (i) the acquisition by any person of direct or indirect beneficial ownership of 25% of the combined voting power of the Company's then outstanding securities; (ii) an exchange or tender offer for the common stock; (iii) stockholder approval of a merger or consolidation of the Company unless the Company is the surviving corporation and no capital reorganization or reclassification or other change in the Company's then-outstanding shares of common stock occurs, a sale or disposition of all or substantially all of the Company's assets, or liquidation or dissolution of the Company; or (iv) turnover of more than one third of the directors in a two-year period, unless the nomination or election of each new director was approved by at least two thirds of the directors then still in office who were directors at the beginning of the two-year period.

     The expenses of the 1994 Plan are borne by the Company. Unless earlier terminated by the Board of Directors, the 1994 Plan will terminate on December 4, 2003. The Board of Directors may amend the 1994 Plan, but no such amendment shall be effective unless and until the same is approved by stockholders of the Company where the absence of stockholder approval would adversely affect the compliance of the 1994 Plan with Rule 16b-3 promulgated under the Exchange Act, or other applicable law or regulation. Rule 16b-3 currently requires stockholder approval if the amendment would, among other things, materially increase the benefits accruing to Participants under the 1994 Plan.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF OPTIONS

     Tax counsel for the Company has advised that under current law certain of the federal income tax consequences to Participants and their employers of Options granted under the 1994 Plan should generally be as set forth in the following summary.

     An employee to whom an incentive Option which qualifies under Section 422 of the Code is granted will not recognize income at the time of grant or exercise of such Option. No federal income tax deduction will be allowable to the optionee's employer upon the grant or exercise of such Option. However, upon the exercise of an incentive Option, special alternative minimum tax rules apply for the optionee. When the optionee sells such shares more than one year after the date of transfer of such shares and more than two years after the date of grant of such Option, the optionee will normally recognize a long-term capital gain or loss equal to the difference, if any, between the sales price of such shares and the Option Price. If the optionee does not hold such shares for this period, when the optionee sells such shares, the optionee will recognize ordinary compensation income and possibly capital gain or loss in such amounts as are prescribed by the Code and regulations thereunder. Subject to applicable provisions of the Code and regulations thereunder, the optionee's employer will generally be entitled to a federal income tax deduction in the amount of such ordinary compensation income.

     An individual to whom a non-qualified Option is granted will not recognize income at the time of grant of such Option. When the optionee exercises such non-qualified Option, the optionee will recognize ordinary compensation income equal to the difference, if any, between the Option Price paid and the fair market value, as of the date of Option exercise, of the shares the optionee receives. Any compensation includable in the gross income of an employee in respect of a non-qualified Option will be subject to appropriate federal income and employment taxes. The tax basis of such shares to such optionee will be equal to the Option Price paid plus the amount includable in the optionee's gross income, and the optionee's holding period for such shares will commence on the day on which the optionee recognized taxable income in respect of such shares. Subject to applicable provisions of the Code and regulations thereunder, the employer of such optionee will generally be entitled to a federal income tax deduction in respect of non-qualified Options in an amount equal to the ordinary compensation income recognized by the optionee.

     The discussion set forth above does not purport to be a complete analysis of all potential tax consequences relevant to recipients of Options or their employers or to describe tax consequences based on particular circumstances and does not address Awards other than Options. It is based on federal income tax law and interpretational authorities as of the date of this Proxy Statement, which are subject to change at any time.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Board of Directors believes that Awards under the 1994 Plan align management and stockholder long-term interest. The Company has granted stock options to all existing and new employees at the manager level and higher. With the growth of the Company's management team, additional shares are needed to enable the Company to attract qualified employees and to create the dedicated team necessary to achieve the Company's goal of increasing stockholder value through faster growth and improved profitability. Accordingly, the Board believes that the proposal to increase the number of shares available for issuance under the 1994 Plan is in the best interests of the Company and its stockholders.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE AMENDMENT OF THE COMPANY'S 1994 LONG TERM STOCK-BASED INCENTIVE PLAN.

VOTE REQUIRED FOR APPROVAL

     Approval by the affirmative vote of the holders of a majority of the common shares of the Company present in person or represented by proxy at the Annual Meeting and entitled to vote on the subject matter is required for approval of the amendment to the 1994 Plan.

                                  PROPOSAL IV:

                              DIRECTORS STOCK PLAN

     Directors are compensated for their service to the Company as described in "Directors' Fees and Other Compensation". The summary set forth below is subject to and qualified by the complete terms of the Directors Stock Plan (the "Directors Plan") which is attached as Appendix D to this Proxy Statement.

     In January 1995, the Board of Directors adopted the Directors Plan pursuant to which non-employee directors may elect to receive their retainer and/or meeting fees in common stock. The Directors Plan also reduces the standard grant to new directors of an option to purchase 100,000 shares of common stock vesting after one year of service to an option to purchase 15,000 shares of common stock vesting in the same manner as options granted to senior officers under the 1994 Plan. The adoption of the Directors Plan should increase the amount of compensation paid to directors in the form of common stock so that directors' interests will be closely linked with stockholders' interests. The Directors Plan is also intended to be a formula plan within the meaning of Rule 16b-3 promulgated by the Commission under Section 16(b) of the Exchange Act, and thus, directors receiving options under the Directors Plan will not be disqualified from administering the Company's other stock-based incentive plans.

     The Directors Plan provides that each director initially appointed or elected to the Board of Directors after December 31, 1994 shall receive a one-time grant of a non-qualified option to purchase 15,000 shares of common stock with an exercise price equal to the closing price of the common stock on the date of such director's appointment or election to the Board of Directors. The option will have similar terms as the options granted under the 1994 Plan. (See the footnotes to the table entitled "Option Grants in Last Fiscal Year".) The option will be exercisable over a period of ten years. Sixty percent of the option (9,000 shares) granted to each director will vest over a period of four years in annual cumulative increments of twenty-five percent on each anniversary of the date of the grant. Forty percent of the option (6,000 shares) granted to each director will vest in three equal increments when the price of the common stock trades at or above certain stock price hurdles for twenty consecutive trading days. The stock price hurdles used under the Directors Plan will be the same stock price hurdles established from time to time for options granted under the 1994 Plan. As of January 1995, the stock price hurdles under the 1994 Plan and consequently the Directors Plan are $21, $24 and $27 per share, respectively. In any event, as under the 1994 Plan, the hurdle-vesting portion of the option will vest nine years from the date of grant.

     If a director's service to the Company is terminated because of disability, death or retirement from the Board of Directors, the outstanding option to the extent not yet vested shall fully vest, and the director or the director's legal representative will have six months after such termination to exercise the option. If a director's service to the Company is terminated for any reason other than disability, death or retirement from the Board of Directors, such director will have thirty days to exercise the option to the extent vested at the time of such termination.

     The Directors Plan also enables non-employee directors to elect to take their retainer and meeting fees in the form of common stock through an irrevocable election made six months in advance.

     The Directors Plan is administered by the Compensation Committee, which is comprised exclusively of non-employee directors. In administering the Directors Plan, the Compensation Committee will have no discretion to determine the directors to whom options will be granted, the date and frequency of option grants, the number of shares subject to an option or the exercise price.

     The Directors Plan reserves 105,000 shares of common stock for issuance. Common stock issued under the Directors Plan may be either newly issued shares, treasury shares, reacquired shares or any combination thereof. Unless prohibited by Rule 16b-3 under Section 16(b) of the Exchange Act, if any option is cancelled, the shares subject to the option will become available for new grants under the Directors Plan.

ADDITIONAL INFORMATION

     If there is any change in the outstanding common stock by reason of a reclassification, recapitalization, merger, consolidation, reorganization, spin-off, split-up, issuance of warrants or rights or debentures, stock dividend, stock split or reverse stock split, cash dividend, property dividend, combination or exchange of shares, repurchase of shares, change in corporate structure or otherwise, the maximum number of shares under the Directors Plan and the number of shares which are subject to outstanding options will be appropriately adjusted.

     Generally, options granted under the Directors Plan may not be assigned or transferred (except in the event of death). The Company may permit an optionee to pay taxes required to be withheld with respect to an option exercise in any appropriate manner (including, without limitation, by the surrender to the Company of common shares that would otherwise be distributed pursuant to such option).

     All outstanding options will become immediately and fully vested and exercisable upon a "Change in Control" (as defined under the Directors Plan). Unless approved by a majority of the directors then in office who were also directors immediately after the adoption of the Directors Plan, the following events are defined as a Change in Control: (i) the acquisition by any person of direct or indirect beneficial ownership of 25% of the combined voting power of the Company's then outstanding securities; (ii) an exchange or tender offer for the common stock; (iii) stockholder approval of a merger or consolidation of the Company unless the Company is the surviving corporation and no capital reorganization or reclassification or other change in the Company's then-outstanding shares of common stock occurs, a sale or disposition of all or substantially all of the Company's assets, or liquidation or dissolution of the Company; or (iv) turnover of more than one third of the directors in a two-year period, unless the nomination or election of each new director was approved by at least two thirds of the directors then still in office who were directors at the beginning of the two-year period.

     The expenses of the Directors Plan are borne by the Company. Subject to stockholder approval of the Directors Plan, each of Mr. Bush and Dr. Herbert has been granted an option to acquire 15,000 shares of common stock exercisable until January 23, 2005 at an exercise price of $17.875, the closing price of the common stock on January 24, 1995, the date of such directors' appointments to the Board of Directors. Sixty percent (9,000 shares) of such option will vest in equal increments over four years and forty percent (6,000 shares) of such option will vest in three equal installments when the common stock trades at or above $21, $24, and $27, respectively, over a period of twenty consecutive trading days, or in any event, when nine years have elapsed from the date of grant.

     Unless earlier terminated by the Board of Directors, the Directors Plan will terminate on January 30, 2005. The Board of Directors may amend or terminate the Directors Plan as it deems advisable. However, any amendment revising the amount, timing, formula or eligible participants may not be made more frequently than every six months, unless such an amendment is required to comply with the Code, the Employee Retirement Income Security Act of 1974, as amended, or the rules promulgated thereunder.

     The federal income tax consequences of options granted under the Directors Plan are the same as those described for non-qualified options granted under the 1994 Plan. See "Proposal III: Amendment of the 1994 Long Term Stock-Based Incentive Plan; Certain Federal Income Tax Consequences of Options".

RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Board of Directors believes that it is in the best interests of the Company and its stockholders to adopt the Directors Plan. In conjunction with its adoption, the amount of shares subject to stock options granted to new directors will be reduced to 15,000 shares from 100,000 shares. By enabling directors to elect to receive their retainer and fees in common stock, the Company's directors will begin to accumulate larger holdings of common stock which should encourage an even sharper focus on increasing stockholder value.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ADOPTION OF THE DIRECTORS STOCK PLAN.

VOTE REQUIRED FOR APPROVAL

     Approval by the affirmative vote of the holders of a majority of the common shares of the Company present in person or represented by proxy at the meeting and entitled to vote is required for approval of the Directors Plan.

                                  PROPOSAL V:

                    RATIFICATION OF INDEPENDENT ACCOUNTANTS

     The Board of Directors recommends to the stockholders their ratification of its selection of Price Waterhouse LLP, independent accountants, to audit the accounts of the Company and its subsidiaries for 1995.

     In the event the stockholders fail to ratify the appointment, the Board of Directors will consider it a direction to select other accountants for the subsequent year. Even if the selection is ratified, the Board of Directors, in its discretion, may direct the appointment of a new independent accounting firm at any time during the year, if the Board feels that such a change would be in the best interests of the Company and its stockholders.

     Price Waterhouse LLP has been serving as the Company's independent accountants since 1988. Partners and non-partner personnel are rotated on a periodic basis. A representative of Price Waterhouse LLP will be present at the Annual Meeting with the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF PRICE WATERHOUSE LLP AS INDEPENDENT ACCOUNTANTS FOR THE CURRENT YEAR.

                                 OTHER MATTERS

     Management does not know of any business to be transacted at the Annual Meeting other than as indicated herein. However, certain stockholders may present topics for discussion from the floor. Should any matter other than as indicated herein properly come before the meeting for a vote, the persons designated as proxies will vote thereon in accordance with their best judgment.

                         COMPLIANCE WITH SECTION 16(A)

     Section 16(a) of the Exchange Act requires executive officers, directors and persons who beneficially own more than ten percent of the Company's stock, to file initial reports of their beneficial ownership and reports of changes in such ownership with the Commission; copies of such reports also are required to be filed with the Company. Based solely on a review of the copies of such reports furnished to the Company and written representations from the executive officers and directors that no Form 5 reports were required, the following exceptions with regard to compliance were noted: Mr. Petway filed one late Form 4 relating to one purchase of common shares after his appointment to the Board of Directors; the Form 3 for Susan R. Gottesmann, Senior Vice President-Human Resources, failed to disclose certain shares of common stock which she purchased in

1981; and the Form 3 for Mr. Frechette failed to disclose certain shares of common stock which he purchased in January 1994 prior to joining the Company. In addition, Joanne Seehousen, a former executive officer of the Company, failed to provide the Company with a copy of her report or a written representation that no filing was needed with regard to her beneficial ownership of the Company's stock.

                           COST OF PROXY SOLICITATION

     The cost of soliciting proxies will be borne by the Company. Proxies may be solicited on behalf of the Company by directors, officers or employees of the Company in person or by telephone, mail, facsimile transmission or telegram. The Company has engaged the firm of D. F. King & Co., Inc. to assist the Company in the solicitation of proxies. The Company has agreed to pay D. F. King & Co., Inc. a fee of $12,500 plus expenses for these services.

     The Company will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their expenses, in accordance with the regulations of the Commission, the NYSE and other exchanges, for sending proxies and proxy material to the beneficial owners of the common stock.

                           1996 STOCKHOLDER PROPOSALS

     If a stockholder wishes to have a proposal considered for inclusion in the Company's proxy solicitation materials in connection with the 1996 annual meeting of stockholders, which it is presently contemplated will be held on or about May 15, 1996, the proposal must comply with the Commission's proxy rules, be stated in writing and be submitted on or before November 30, 1995, to the Company at 7596 Centurion Parkway, Jacksonville, Florida 32256, Attention: Vice President and Corporate Secretary. All such proposals should be sent by certified mail, return receipt requested.

     Excluding stockholder proposals to be included in the Company's proxy materials, a stockholder is required to comply with the Company By-laws with respect to any proposal to be presented for action at an annual meeting of stockholders. The Company By-laws generally require each written proposal to be delivered to or mailed and received by the Secretary of the Company at its principal executive office not less than 60 days nor more than 90 days prior to the date of the annual meeting, among other conditions. The notice must include certain additional information as specified in the Company By-laws.

     If a stockholder wishes to nominate a candidate for election as director at any annual meeting of stockholders, the stockholder must comply with the Company By-laws with respect to director nominations. Written notice of the stockholder's intent to nominate a director must be given to the Secretary of the Company at its principal executive office generally not less than 60 days nor more than 90 days prior to the date of the annual meeting. Such written notice must include certain additional information as specified in the Company By-laws.

     Stockholders who wish to make proposals or nominate directors should review the Company By-laws.

                                    * * * *

     Copies of all documents incorporated by reference in this Proxy Statement may be obtained by writing to the Vice President of Investor Relations, 7596 Centurion Parkway, Jacksonville, Florida 32256.

     You are urged to sign, date and promptly mail the enclosed proxy in the prepaid envelope provided for such purpose. Prompt return of your proxy may save your Company additional solicitation expense.

     We encourage all stockholders to attend the Annual Meeting of Stockholders on April 27, 1995. If you will need special assistance at the meeting because of a disability, please contact the Secretary of the Company at the address above.

                                                                      APPENDIX A

                 PLAN OF REORGANIZATION AND AGREEMENT OF MERGER

     THIS PLAN OF REORGANIZATION AND AGREEMENT OF MERGER, dated as of January 23, 1995 (this "Agreement"), is entered into by and among SafeCard Services, Incorporated, a Delaware corporation (the "Company"), Ideon Group, Inc. a Delaware corporation and wholly-owned subsidiary of the Company ("Ideon"), and Ideon Merger Company, a Delaware corporation and a wholly-owned subsidiary of Ideon ("IMC").

     WHEREAS, the Company has authorized capital stock of 35,000,000 shares of common stock, $.01 par value (the "Company Common Stock"), of which 28,933,599 shares were issued and outstanding on January 20, 1995;

     WHEREAS, Ideon has authorized capital stock consisting of 35,000,000 shares of common stock, $.01 par value (the "Ideon Common Stock"), of which 100 shares are issued and outstanding on the date hereof and owned by the Company;

     WHEREAS, IMC has authorized capital stock consisting of 1,000 shares of common stock, $.01 par value ("IMC Common Stock"), of which 100 shares are issued and outstanding on the date hereof and owned by Ideon;

     WHEREAS, the Boards of Directors of the Company and IMC have approved a reorganization and merger (the "Merger") pursuant to which IMC will be merged with and into the Company, with the Company being the surviving corporation; and

     WHEREAS, consummation of the Merger requires the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock.

     NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, the Company, Ideon and IMC hereby agree as follows:

          1. Merger. Subject to the terms and conditions hereinafter set forth, IMC shall be merged with and into the Company, with the Company being the surviving corporation. The Merger shall be effective if and when a properly executed certificate or agreement of merger consistent with the terms of this Agreement and the General Corporation Law of the State of Delaware (the "DGCL"), together with any other documents required by law to be filed to effectuate the Merger, shall be filed with the Secretary of State of the State of Delaware (the "Effective Time" of the Merger).

          2. Governing Documents. The Company shall be the surviving corporation in the Merger (sometimes referred to herein as the "Surviving Corporation"), and the Surviving Corporation shall continue its existence under the laws of the State of Delaware. The Certificate of Incorporation of IMC, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation, without change or amendment until thereafter amended, and the By-laws of IMC, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation, without change or amendment until thereafter amended.

          3. Directors and Officers. At the Effective Time, the directors of the Company and the officers of the Company, in each case immediately prior to the Effective Time, shall be the directors and officers of Ideon, respectively. All such directors and officers shall hold office in accordance with the Ideon Certificate and the Ideon By-laws.

          4. Succession. At the Effective Time, the separate corporate existence of IMC shall cease, and the Company shall succeed IMC in the manner set forth in Section 259 of the DGCL.

          5. Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

             5.1 Each share of the Company Common Stock issued and outstanding immediately prior to the Effective Time shall be changed and converted into one validly issued, fully paid and non-assessable share of Ideon Common Stock; and each right to receive from the Company shares of Company Common Stock shall be changed and converted into a right to receive an equal number of shares of Ideon Common Stock upon the same terms and subject to the same conditions;

             5.2 Each share of Ideon Common Stock issued and outstanding immediately prior to the Effective Time shall be cancelled and retired and shall resume the status of authorized and unissued shares of Ideon Common Stock; and

             5.3 Each share of IMC Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, $.01 par value, of the Surviving Corporation, which will become a wholly-owned subsidiary of Ideon.

          6. Conditions to the Merger. The consummation of the Merger is subject to the conditions that (i) the Merger shall have received the approval of a majority of the outstanding shares of Company Common Stock;
     (ii) the Company shall have received an opinion of counsel substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts at the Effective Time, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and that accordingly (a) no gain or loss will be recognized by the Company, Ideon, the Surviving Corporation or IMC as a result of the Merger, (b) no gain or loss will be recognized by the stockholders of the Company upon conversion of their shares to Ideon Common Stock pursuant to the Merger, and (c) the tax basis of the Ideon Common Stock issuable pursuant to the Merger will be the same as the Company Common Stock converted therefor; (iii) the registration statement for the shares of Ideon Common Stock issuable pursuant to the Merger, including the proxy statement included therein, shall have been declared effective and shall not be subject to a stop order or any threatened stop order; and (iv) the shares of Ideon Common Stock issuable pursuant to the Merger shall have been authorized for listing on the New York Stock Exchange upon official notice of issuance.

          7. Stock Certificates. At and after the Effective Time of the Merger, all of the outstanding certificates which immediately prior to the Effective Time of the Merger evidenced shares of Company Common Stock shall be deemed for all purposes to evidence ownership of, and to represent, shares of Ideon Common Stock into which the shares of Company Common Stock formerly evidenced by such certificates have been converted as herein provided. The registered owner on the books and records of Ideon or its transfer agents of each outstanding certificate evidencing shares of Company Common Stock, until such certificate shall have been surrendered for transfer or conversion or otherwise accounted for to Ideon or its transfer agents, has and is entitled to exercise any and all voting and other rights with respect to, and to receive any and all dividends and other distributions upon, the shares of Ideon Common Stock of which such person is the owner.

          8. Further Assurances. From time to time, as and when required by the Surviving Corporation, or by its successors or assigns, there shall be executed and delivered on behalf of IMC such deeds and other instruments, and there shall be taken or caused to be taken by it all such further and other action as shall be appropriate or necessary to vest, perfect, or confirm, of record or otherwise, in the Surviving Corporation the title to and possession of all property, interests, assets, rights, privileges, immunities, powers, franchises and authority of IMC, and otherwise carry out the purposes of this Agreement; and the officers and directors of the Surviving Corporation are fully authorized, in the name and on behalf of IMC or otherwise, to take any and all such action and to execute and deliver any and all such deeds and instruments.

          9. Employee Option and Benefit Plans. Each option or other right to purchase or otherwise acquire shares of Company Common Stock granted under
     (i) any employee option, stock purchase, retirement or benefit plan of the Company, or (ii) any other employee option, stock purchase, retirement, or benefit plan of any subsidiary of the Company for which the Company has agreed to provide shares of Company Common Stock (collectively, the "Plans"), which is outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become an option or right to acquire (and Ideon hereby assumes the obligation to deliver) the same number of shares of Ideon Common Stock at the same price per share, and upon the same terms and subject to the same conditions, as set forth in each of such Plans as in effect at the Effective Time. The same number of shares of Ideon Common Stock shall be reserved for purposes of such Plans as is equal to the number of shares of Company Common Stock so reserved as of the Effective Time. Ideon hereby assumes, as of the Effective Time, (x) the Plans and all obligations of the Company under the Plans, including the outstanding options or awards or portions thereof granted pursuant to the Plans, and (y) all obligations of the Company under all other employee benefit plans in effect as of the Effective Time with respect to which employee rights or accrued benefits are outstanding as of the Effective Time. The Plans shall be amended so that all references to the Company therein shall refer to Ideon.

          10. Other Rights. Each other right to purchase or otherwise acquire shares of Company Common Stock granted under all other agreements, options or instruments to which the Company is a party or pursuant to which the Company has agreed to provide shares of Company Common Stock (collectively, the "Instruments"), which are outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become an option or right to acquire (and Ideon hereby assumes the obligation to deliver) the same number of shares of Ideon Common Stock at the same price per share, and upon the terms and subject to the same conditions, as set forth in each of the Instruments as in effect at the Effective Time. The same number of shares of Ideon Common Stock shall be reserved for purposes of the Instruments as is equal to the number of shares of Company Common Stock so reserved as of the Effective Time.

          11. Amendments; Abandonment. Subject to applicable law, this Agreement may be amended, modified or supplemented by written agreement of the parties hereto at any time prior to the Effective Time with respect to any of the terms contained herein. At any time prior to the Effective Time, this Agreement may be terminated and the Merger may be abandoned by the Board of Directors of either the Company or Ideon, or both, in their sole discretion and notwithstanding approval of this Agreement by the stockholders of Ideon or the stockholders of the Company or IMC.

          12. Counterparts. In order to facilitate the filing and recording of this Agreement, this Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and such counterparts shall together constitute one and the same instrument.

     IN WITNESS WHEREOF, the Company, Ideon and IMC have caused this Agreement to be executed by their respective duly authorized officers as of the date first above-written.

                                          SAFECARD SERVICES, INCORPORATED,
                                          a Delaware corporation

                                          By: /s/  PAUL G. KAHN
                                            ------------------------------------
                                              Paul G. Kahn, Chairman &
                                              Chief Executive Officer

                                          IDEON GROUP, INC.,
                                          a Delaware corporation

                                          By: /s/  PAUL G. KAHN
                                            ------------------------------------
                                              Paul G. Kahn, Chairman &
                                              Chief Executive Officer

                                          IDEON MERGER COMPANY,
                                          a Delaware corporation

                                          By: /s/  JOHN R. BIRK
                                            ------------------------------------
                                              John R. Birk, President

                                                                      APPENDIX B

               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                               IDEON GROUP, INC.

     Ideon Group, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), was originally incorporated under the same name on December 29, 1994. This Amended and Restated Certificate of Incorporation has been duly adopted pursuant to Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware and as amended and restated does hereby read in its entirety as follows:

     FIRST: The name of the Corporation is IDEON GROUP, INC.

     SECOND: The name and address of its registered agent is THE PRENTICE-HALL CORPORATION SYSTEM, INC., 32 Loockerman Square, Suite L-100, Dover, Kent County Delaware 19901.

     THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

     FOURTH: The total number of shares of stock which the Corporation is authorized to issue is Thirty-Five Million (35,000,000) common shares, having a par value of $.01 per share ("Common Stock").

     FIFTH: The Corporation is to have perpetual existence.

     SIXTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

          (1) The number of directors of the Corporation shall be such as from time to time shall be fixed by, or in the manner provided in, the By-laws of the Corporation ("By-laws").

          (2) The Board of Directors shall have power without the assent or vote of the stockholders:

             (a) To make, alter, amend, change, add to or repeal the By-laws; to fix and vary the amount to be reserved for any proper purpose; to authorize and cause to be executed mortgages and liens upon all or any part of the property of the Corporation; to determine the use and disposition of any surplus or net profits; and to fix the times for the declaration and payment of dividends.

             (b) To determine from time to time whether, to what extent, at what times and places, and under what conditions and regulations, the accounts and books of the Corporation (other than the stock ledger) or any of them, shall be open to the inspection of the stockholders.

          (3) The Board of Directors in its discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract; any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and as binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of any director's interest, or for any other reason.

          (4) In addition to the powers and authorities hereinbefore or by statute expressly conferred upon it, the Board of Directors is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of Delaware law, of this Certificate of Incorporation, and to any By-laws from time to time made by the stockholders; provided, however, that no By-laws so made shall invalidate any prior act of the directors which would have been valid if such By-laws had not been made.

          (5) Any director of the Corporation may be removed with or without cause only upon the affirmative vote of three-fourths of the outstanding voting stock of the Corporation. This provision may not be repealed, amended or otherwise altered without the approval of three-fourths of the outstanding voting stock of the Corporation.

     SEVENTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code, or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

     EIGHTH: The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law, and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article EIGHTH.

     NINTH: The Corporation shall, to the full extent permitted by applicable law as it presently exists or may hereafter be amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.

     TENTH: No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except that this Article TENTH does not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) under section 174 of the Delaware General Corporation Law, as the same exists or hereafter may be amended, or (iv) for any transaction from which the director derived an improper personal benefit.

     No amendment to or repeal of this Article TENTH or adoption of any provision of this Certificate of Incorporation inconsistent with this Article TENTH, shall prejudice the exculpatory effect of this Article TENTH with respect to any act or omission occurring prior to the effective date of such amendment, repeal or inconsistent provision.

     IN WITNESS WHEREOF, the undersigned duly authorized officer of the Corporation has executed this Amended and Restated Certificate of Incorporation on this 16th of March, 1995.

                                          IDEON GROUP, INC.

                                          By: /s/  LISA ORMAND
                                            ------------------------------------
                                              Lisa Ormand,
                                              Vice President and Corporate
                                              Secretary

                                    BY-LAWS

                                       OF

                               IDEON GROUP, INC.

                             ---------------------

                                   ARTICLE I

                                    OFFICES

     SECTION 1. Registered Office. The registered office of the Corporation shall be established and maintained in the City of Dover, County of Kent, State of Delaware.

     SECTION 2. Other Offices. The Corporation may have other offices, either within or without the State of Delaware, at such place or places as the Board of Directors may from time to time appoint or the business of the Corporation may require.

                                   ARTICLE II

                            MEETINGS OF STOCKHOLDERS

     SECTION 1. Annual Meetings. Annual meetings of stockholders for the election of directors and for such other business as may be stated in the notice of the meeting, shall be held at such place, either within or without the State of Delaware, and at such time and date as the Board of Directors, by resolution, shall determine and as set forth in the notice of the meeting. At each annual meeting, the stockholders entitled to vote shall elect a Board of Directors and then may transact such other corporate business as shall be stated in the notice of the meeting.

     SECTION 2. Other Meetings. Meetings of stockholders for any purpose other than the election of directors may be held at such time and place, within or without the State of Delaware, as shall be stated in the notice of the meeting.

     SECTION 3. Business of Meetings. At each annual meeting, the stockholders shall elect by plurality vote a Board of Directors and transact such other business as may properly be brought before the meeting.

     SECTION 4. Notice of the Annual Meeting. Written notice of the annual meeting stating the place, date and hour of the meeting shall be given to each stockholder entitled to vote at such meeting not less than ten (10) nor more than sixty (60) days before the date of the meeting, unless waived in writing by such stockholder.

     SECTION 5. Special Meetings. Special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by statute or by the Certificate of Incorporation, may be called by the chairman, and shall be called by the president or secretary at the request in writing of a majority of the Board of Directors. Such request shall state the purpose or purposes of the proposed meeting.

     SECTION 6. Notice of Special Meetings. Written notice of a special meeting stating the place, date and hour of the meeting and the purpose or purposes for which the meeting is called, shall be given to each stockholder entitled to vote at such meeting not less than ten (10) nor more than sixty (60) days before the date of the meeting, unless waived in writing by such stockholder.

     SECTION 7. Business of Special Meetings. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.

     SECTION 8. Quorum. The holders of a majority of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by statute, the Certificate of Incorporation or these By-laws. After a quorum has been established at a meeting of stockholders, the subsequent withdrawal of stockholders, so as to reduce the number of shares entitled to vote at the meeting below the number required for a quorum, shall not affect the validity of any action taken at the meeting or any adjournment thereof. A majority of the shares present or represented and entitled to vote at any meeting of stockholders may adjourn the meeting to another time and place whether or not a quorum exists. When a meeting is adjourned to another time and place, it shall not be necessary to give any notice of the adjourned meeting if the time and place to which the meeting is adjourned are announced at the meeting at which the adjournment is taken. If, however, after such adjournment, the Board of Directors fixes a new record date for the adjourned meeting or the adjournment is for more than thirty days, a notice of the adjourned meeting shall be given, as provided above, to each stockholder of record entitled to vote at such meeting. At such adjourned meeting at which a quorum shall be present or represented any business may be transacted which might have been transacted at the meeting as originally notified.

     SECTION 9. Vote Required. When a quorum is present at any meeting, the affirmative vote of a majority of the stock present in person or represented by proxy and entitled to vote on the subject matter shall decide any question brought before such meeting, unless the question is one upon which by express provision of law, the Certificate of Incorporation, or these By-laws, a different vote is required in which case such express provision shall govern and control the decision of such question.

     SECTION 10. Voting Rights of Stockholders. Each stockholder shall be entitled to one vote in person or by proxy for each outstanding share of capital stock entitled to vote on the subject matter held by such stockholder, except as may otherwise be provided by the Certificate of Incorporation or by resolution of the Board of Directors pursuant thereto. No proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. At each election of directors, every stockholder entitled to vote at such election shall have the right to vote, in person or by proxy, the number of shares owned by such stockholder for as many persons as there are directors to be elected at the time for whose election such stockholder has a right to vote. No cumulative voting shall be permitted.

     SECTION 11. Action Without Meeting. Except as otherwise provided by the Certificate of Incorporation, whenever the vote of stockholders at a meeting thereof is required or permitted to be taken in connection with any corporate action by any provision of law, the Certificate of Incorporation or these By-laws, the notice, meeting and vote of stockholders may be dispensed with, if all the stockholders who would have been entitled to vote upon the action if such meeting were held, shall consent in writing to such corporate action being taken.

     SECTION 12. Notice of Stockholder Proposals. (a) At an annual meeting of the stockholders, only such business shall be conducted, and only such proposals shall be acted upon, as shall have been brought before the annual meeting (i) by, or at the direction of, the Board of Directors or (ii) by any stockholder of record of the Corporation who complies with the notice procedures set forth in this Article II, Section 12 of these By-laws. For a proposal to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a stockholder's notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation not less than sixty (60) days nor more than ninety (90) days prior to the scheduled annual meeting, regardless of any postponements, deferrals or adjournments of that meeting to a later date; provided, however, that if less than seventy (70) days' notice or prior public disclosure of the date of the scheduled annual meeting is given or made, notice by the stockholder to be timely must be so delivered or received not later than the close of business on the tenth (10th) day following the earlier of the day on which such notice of the date of the scheduled annual meeting was mailed or the day on which such public disclosure was made. A stockholder's notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting (i) a brief description of the proposal desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; (ii) the name and address, as they appear on the Corporation's books, of the stockholders proposing such business and any other stockholders known by such stockholder to be supporting such proposal; (iii) the class and number of shares of the Corporation's stock which are beneficially owned by the stockholder on the date of such stockholder notice and by any other stockholders known by such stockholder to be supporting such proposal on the date of such stockholder notice; and (iv) any financial or other interest of the stockholder in such proposal.

     (b) If the presiding officer at the annual meeting determines that a stockholder proposal was not made in accordance with the terms of this Section 12, such officer shall so declare at the annual meeting and any such proposal shall not be acted upon at the annual meeting.

     (c) This Article II, Section 12 shall not prevent the consideration and approval or disapproval at the annual meeting of reports of officers, directors and committees of the Board of Directors, but, in connection with such reports, no business shall be acted upon at such annual meeting unless stated, filed and received as herein provided.

     SECTION 13. Director Nominations. Nominations for the election of directors may be made by the Board of Directors or a nominating committee appointed by the Board of Directors or by any stockholder entitled to vote in the election of directors generally. However, any stockholder entitled to vote in the election of directors generally may nominate one or more persons for election as directors at a meeting only if written notice of such stockholder's intent to make such nomination or nominations has been given, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Corporation not later than (i) with respect to an election to be held at an annual meeting of stockholders, not less than sixty (60) days nor more than ninety (90) days prior to the scheduled annual meeting, regardless of any postponements, deferrals or adjournments of that meeting to a later date; provided, however, that if less than seventy (70) days' notice or prior public disclosure of the date of the scheduled annual meeting is given or made, notice by the stockholder to be timely must be so delivered or received not later than the close of business on the tenth (10th) day following the earlier of the day on which such notice of the date of the scheduled annual meeting was mailed or the day on which such public disclosure was made, and (ii) with respect to an election to be held at a special meeting of stockholders for the election of directors, the close of business on the tenth (10th) day following the date on which notice of such meeting is first given to stockholders. Each such notice shall set forth: (i) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (ii) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (iv) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy or other applicable rules of the Securities and Exchange Commission as then in effect; and (v) the consent of each nominee to serve as a director of the Corporation if so elected. The presiding officer of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

                                  ARTICLE III

                                   DIRECTORS

     SECTION 1. Number and Classification of Directors. The number of directors which shall constitute the whole board shall be not less than five nor more than eleven. The first Board of Directors shall consist of five directors. Thereafter, within the limits above specified, the number of directors shall be determined solely by resolution of the Board of Directors. The directors shall be elected at the annual meeting of the stockholders. The directors shall be divided into three (3) classes, each class to be as equal in number as possible; the term of office of the first class shall expire on the day of the annual meeting of stockholders of this Corporation to be held in 1995; the term of office of the second class shall expire on the day of the annual meeting of stockholders to be held in 1996; and that of the third class on the day of the annual meeting of stockholders to be held in 1997. At each annual election after such classification, the number of directors equal to the number of the class whose term expires on the day of such election shall be elected for a term of three (3) years. In the case of any increase in the number of directors of the Corporation, the additional directors shall be so classified that all classes of directors shall be increased equally as nearly as possible. Directors need not be stockholders. The provisions of this section with respect to the sole power of the Board of Directors to determine the number of directors which will constitute the entire Board and with respect to the classified Board of Directors shall not be amended, altered, repealed or otherwise changed without the approval of at least three-fourths of the outstanding voting stock of the Corporation.

     SECTION 2. Resignations. Any director, member of a committee or other officer may resign at any time. Such resignation shall be made in writing, and shall take effect at the time specified therein, and if no time is specified, at the time of its receipt by the Chairman or Secretary. The acceptance of a resignation shall not be necessary to make it effective.

     SECTION 3. Vacancies. If the office of any director, member of a committee or other officer becomes vacant, the remaining directors in office, though less than a quorum, by a majority vote may appoint any qualified person to fill such vacancy, who shall hold office for the unexpired term and until his or her successor shall be duly chosen.

     SECTION 4. Removal. Any director or directors of the Corporation may be removed only as provided in the Certificate of Incorporation.

     SECTION 5. Newly Created Directorships. Any directorship newly-created by the Board of Directors pursuant to Section 1 of Article III shall be filled exclusively by a majority of the directors then in office, though less than a quorum. Any directorship newly-created by the stockholders after amendment, alteration or repeal of Section 1 of Article III (duly adopted by the stockholders in accordance with the terms thereof) may be filled by the stockholders. In either case, for so long as the directors of the Corporation are divided into classes, any director chosen under this Section 5 shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall have been elected and qualified.

     SECTION 6. Powers. The Board of Directors shall exercise all of the powers of the Corporation except such as are by law, the Certificate of Incorporation or these By-laws conferred upon or reserved to the stockholders.

     SECTION 7. Committees. The Board of Directors may, by resolution or resolutions passed by a majority of the whole Board, designate one or more committees, each committee to consist of two or more of the directors of the Corporation. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Any such committee, to the extent provided in the resolution or in these By-laws, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; provided, however, that in the absence or disqualification of any member of such committee or committees, the member or members thereof present at any meeting and not disqualified from voting, whether or not the member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.

     SECTION 8. Meetings. (a) The Board of Directors of the Corporation may hold meetings, both regular and special, either within or without the State of Delaware. The newly elected directors may hold their first meeting for the purpose of organization and the transaction of business, if a quorum be present, immediately after the annual meeting of the stockholders or the time and place of such meeting may be fixed by consent in writing of all the directors.

     (b) Regular meetings of the Board of Directors may be held without notice at such places and times as shall be determined from time to time by resolution of the Board.

     (c) Special meetings of the Board of Directors may be called by the Chairman or by the President or Secretary on the written request of any two directors and shall be held at such place or places as may be determined by the directors or as shall be stated in the call of the meeting. Notice of any special meeting shall be given to each director at least (i) twelve (12) hours before the meeting if given by telephone or if delivered at the director's residence or usual place of business by facsimile, expedited delivery service, telegraph or similar means or (ii) three (3) days before the meeting if delivered by mail to the director's residence or usual place of business. Such notice shall be deemed to be delivered when deposited in the United States mail so addressed, with postage pre-paid, when delivered by expedited delivery service or when transmitted if sent by telex, telecopy, telegraph or similar means. Neither the business to be transacted at, nor the purpose of, any special meeting of the Board of Directors need be specified in the notice or waiver of notice of such meeting.

     (d) Any director may waive notice of any meeting by a writing signed by the director entitled to the notice and filed with the minutes or corporate records of the Corporation. The attendance or participation of the director at a meeting shall constitute waiver of notice of such meeting, unless the director at the beginning of the meeting or promptly upon his or her arrival objects to holding the meeting or transacting business at the meeting.

     (e) The act of the majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.

     SECTION 9. Quorum. A majority of the directors shall constitute a quorum for the transaction of business. A majority of the directors present, whether or not a quorum exists, may adjourn any meeting of the Board of Directors to another time and place. Notice of any such adjourned meeting shall be given, as provided in these By-laws, to the directors who are not present at the time of the adjournment and, unless the time and place of the adjourned meeting are announced at the time of the adjournment, to the other directors.

     SECTION 10. Compensation. The Board of Directors shall have the authority to fix the compensation, including fees and reimbursement of expenses, of directors for services to the Corporation in any capacity.

     SECTION 11. Action without Meeting. Any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting, if prior to such action a written consent thereto is signed by all members of the Board, or of such committee, as the case may be, and such written consent is filed with the minutes of proceedings of the Board or such committee.

                                   ARTICLE IV

                                    OFFICERS

     SECTION 1. Officers. The officers of the Corporation shall be a chief executive officer, a chief financial officer and a secretary, all of whom shall be elected by the Board of Directors and who shall hold office until their successors are elected and qualified. In addition, the Board of Directors may elect a chairman, a president, and one or more vice chairmen as they may deem proper. The chief executive officer is authorized to appoint such officers on an interim basis, subject to election by the Board of Directors at its next meeting. None of the officers of the Corporation need be directors. The officers shall be elected at the first meeting of the Board of Directors after each annual meeting. More than two offices may be held by the same person.

     SECTION 2. Other Officers and Agents. Executive vice presidents and senior vice presidents may be appointed by the chairman, the chief executive officer or the Board of Directors as may be deemed advisable. Vice presidents, a treasurer, assistant vice presidents, assistant secretaries, assistant treasurers and other officers and agents may be appointed by the chairman, the chief executive officer, any vice chairman, the president or the Board of Directors as may be deemed advisable. Such officers shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the appointing officer, such other appropriate officer or by the Board of Directors, as the case may be. Whenever any officer of the Corporation ceases to be an employee of the Corporation, such person shall immediately cease to be an officer of the Corporation without any further action by such officer, any other appropriate officer or the Board of Directors.

     SECTION 3. Chairman. The chairman of the Board of Directors, if one is elected, shall preside at all meetings of the Board of Directors and shall have and perform such other duties as from time to time may be assigned by the Board of Directors. The chairman shall have general authority to execute bonds, deeds, contracts and other documents in the name and on behalf of the Corporation and shall perform all such other acts and duties as are incident to the office or are properly required of such chairman by the Board of Directors.

     SECTION 4. Chief Executive Officer. The chief executive officer of the Corporation shall have general and active management of the business of the Corporation in accordance with the objectives and policies established by and subject to the control of the Board of Directors and shall see that all orders and resolutions of the Board of Directors are carried into effect. The chief executive officer shall have authority to suspend or to remove any employee, agent or appointed officer of the Corporation and to suspend for cause any officer of the Corporation elected by the Board of Directors and, in the case of the suspension for cause of any such elected officer, to recommend to the Board of Directors what further action should be taken. The chief executive officer shall have general authority to execute bonds, deeds, contracts and other documents in the name and on behalf of the Corporation and shall make reports to the Board of Directors and the stockholders and shall perform all such other duties as are incident to the office or are properly required of the chief executive officer by the Board of Directors. In the absence of the chairman, the chief executive officer shall perform and exercise the authority of the chairman. In the absence of the chairman and the chief executive officer, the officer designated by the chief executive officer as the most senior officer of the Corporation may perform the duties and exercise the authority of the chairman and the chief executive officer, subject to the Board of Directors' right to make the designation or supersede any designation so made.

     SECTION 5. Vice Chairman. Each vice chairman shall have the general and active management of certain functions of the business of the Corporation as assigned by the chairman, the chief executive officer or the Board of Directors and shall exercise all powers delegated to such vice chairman in accordance with the objectives and policies established by the Board of Directors. A vice chairman shall have general authority to execute bonds, deeds, contracts and other documents in the name and on behalf of the Corporation, shall have authority to suspend or to remove any employee, agent or any appointed officer reporting to such vice chairman and shall perform all such other duties as are incident to the office or are properly required of such vice chairman by the Board of Directors.

     SECTION 6. President. The president shall have the general executive powers and such other duties as assigned by the chairman, the chief executive officer or the Board of Directors and shall exercise all powers delegated to the president in accordance with the objectives and policies established by the Board of Directors. The president shall have general authority to execute bonds, deeds, contracts and other documents in the name and on behalf of the Corporation, shall have authority to suspend or to remove any employee, agent or any appointed officer reporting to the president and shall perform all such other duties as are incident to the office or are properly required of the president by the Board of Directors.

     SECTION 7. Chief Financial Officer. The chief financial officer shall have the custody of the corporate funds and securities and shall keep full and accurate account of receipts and disbursements in books belonging to the Corporation. The chief financial officer shall deposit all moneys and other valuables in the name and to the credit of the Corporation in such depositaries as may be designated by the Board of Directors. The chief financial officer shall perform all other necessary acts and duties in connection with the administration of the financial affairs of the Corporation.

     The chief financial officer shall disburse the funds of the Corporation as may be ordered by the Board of Directors, the chairman or the chief executive officer, taking proper vouchers for such disbursements and shall deliver to the chief executive officer and the Board of Directors at the regular meetings of the Board of Directors, or whenever they may request it, an account of all transactions as well as the financial condition of the Corporation. If required by the Board of Directors, the chief financial officer shall give the Corporation a bond for the faithful discharge of his or her duties in such amount and with such surety as the Board of Directors shall prescribe.

     SECTION 8. Senior Vice President, Executive Vice President, and Vice President. Each senior vice president, executive vice president, and vice president shall have such powers and shall perform such duties as shall be assigned by the Board of Directors, the chairman, the chief executive officer, the president or the vice chairman to whom such officer reports.

     SECTION 9. Secretary. The secretary shall give, or cause to be given, notice of all meetings of stockholders and directors, and all other notices required by law or by these By-laws, and in case of his or her absence or refusal or neglect to do so, any such notice may be given by any person thereunto directed by the chairman, chief executive officer, or by the directors or stockholders, upon whose request the meeting is called as provided in these By-laws. He or she shall record all the proceedings of the meetings of the Corporation and of the directors in a book to be kept for that purpose, and shall perform such other duties as may be assigned by the directors, the chairman or the chief executive officer. The secretary shall have the custody of the seal of the Corporation and shall affix the same to all instruments requiring it, when authorized by the Board of Directors, the chairman, or the chief executive officer, and attest the same.

     SECTION 10. Treasurer, Assistant Treasurers and Assistant Secretaries. A treasurer, assistant treasurers and assistant secretaries, if any, shall have such powers and shall perform such duties as shall be assigned to them, respectively, by the Board of Directors, the chairman, the chief executive officer, the president or the vice chairman to whom such person reports.

     SECTION 11. Compensation. The salaries and other compensation of all officers elected by the Board of Directors shall be fixed by the Board of Directors or by a committee of board members designated for that purpose by the Board of Directors. Compensation of appointed officers, other employees and agents shall be fixed by or under the authority of the chairman or the chief executive officer in accordance with the objectives and policies established by the Board of Directors. No member of the Board of Directors shall be disqualified from voting on compensation of officers by reason of the fact that he or she is an officer as well as a director, except that such director's vote shall not be counted in fixing his or her own compensation.

                                   ARTICLE V

                                 MISCELLANEOUS

     SECTION 1. Certificates of Stock. Certificates of stock, signed by the chairman or vice-chairman of the Board of Directors, if they be elected, president or vice-president, and the treasurer or an assistant treasurer, or secretary or an assistant secretary, shall be issued to each stockholder certifying the number of shares owned by such stockholder in the Corporation. When such certificates are countersigned (i) by a transfer agent other than the Corporation or its employee, or (ii) by a registrar other than the Corporation or its employee, the signatures of such officers may be facsimiles.

     SECTION 2. Lost Certificates. A new certificate of stock may be issued in the place of any certificate theretofore issued by the Corporation, if the holder of record of the certificate makes proof in affidavit form that it has been lost or destroyed, and the Board of Directors may, in its discretion, require the owner of the lost or destroyed certificate, or his or her legal representatives, to execute such documents as are deemed advisable and to give the Corporation a bond, in such sum as it may direct, not exceeding double the value of the stock, to indemnify the Corporation against any claim that may be made against it on account of the alleged loss of any such certificate, or the issuance of any such new certificate.

     SECTION 3. Transfer of Shares. The Corporation or its transfer agent shall register a stock certificate presented to it for transfer if (i) the certificate is properly endorsed by the holder of record or his or her duly authorized attorney and accompanied by reasonable assurance that such endorsement is genuine and effective; (ii) the Corporation is not under, or has discharged, any duty to inquire into adverse claims to the shares represented by such certificate; and (iii) applicable laws relating to the collection of taxes have been complied with. The shares of stock of the Corporation shall be transferable only upon its books by the holders thereof in person or by their duly authorized attorneys or legal representatives, and upon such transfer the old certificates shall be surrendered to the Corporation by the delivery thereof to the person in charge of the stock and transfer books and ledgers, or to such other person as the Board of Directors may designate, by whom they shall be cancelled, and new certificates shall thereupon be issued. A record shall be made of each transfer and whenever a transfer shall be made for collateral security, and not absolutely, it shall be so expressed in the event of the transfer.

     SECTION 4. Stockholders Record Date. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or to consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which shall not be more than sixty
(60) nor less than ten (10) days before the date of such meeting, nor more than sixty (60) days prior to any other action. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

     SECTION 5. Dividends. Subject to the provisions of the Certificate of Incorporation, the Board of Directors may, out of funds legally available therefor at any regular or special meeting, declare dividends upon the capital stock of the Corporation as and when they deem expedient. Before declaring any dividend, there may be set apart out of any funds of the Corporation available for dividends, such sum or sums as the Board of Directors from time to time in its discretion deem proper for working capital or as a reserve fund to meet contingencies or for equalizing dividends or for such other purposes as the Board of Directors shall deem in the best interests of the Corporation.

     SECTION 6. Seal. The corporate seal shall be circular in form and shall contain the name of the Corporation, the year of its creation and the words "CORPORATE SEAL DELAWARE." Said seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

     SECTION 7. Fiscal Year. The fiscal year of the Corporation shall be determined by resolution of the Board of Directors.

     SECTION 8. Checks. All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the Corporation shall be signed by such officer, officers, agent or agents of the Corporation, and in such manner as shall be determined from time to time by resolution of the Board of Directors.

     SECTION 9. Notice and Waiver of Notice. (a) Whenever any notice is required by these By-laws to be given, personal notice is not meant unless expressly so stated, and any notice so required shall be deemed to be sufficient if given by depositing the same in the United States mail, postage pre-paid, addressed to the person entitled thereto at such person's address as it appears on the records of the Corporation, and such notice shall be deemed to have been given on the day of such mailing. Stockholders not entitled to vote shall not be entitled to receive notice of any meetings except as otherwise provided by law.

     (b) Whenever any notice whatever is required to be given under the provisions of any law, the Certificate of Incorporation, or these By-laws, a waiver thereof in writing, signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto.

     SECTION 10. Indemnification of Directors, Officers and Others. Each person who is or was a director or officer of the Corporation and each person who serves or may have served at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise (and the heirs, executors, administrators and estates of any such persons), shall be indemnified by the Corporation in accordance with, and to the fullest extent authorized by, the provisions of the General Corporation Law of the State of Delaware as it may from time to time be amended. Each person who is or was an employee or agent of this Corporation, and each person who serves or may have served, at the request of this Corporation, as an employee or agent of another corporation, partnership, joint venture trust or other enterprise may be similarly indemnified at the discretion of the Board of Directors.

                                   ARTICLE VI

                                   AMENDMENTS

     Except as otherwise provided in Section 1 of Article III of these By-laws, these By-laws may be amended or repealed or new By-laws adopted (i) at any annual or special meeting of the stockholders by the affirmative vote of the holders of two-thirds of the capital stock issued and outstanding and entitled to vote thereat, or (ii) by the affirmative vote of a majority of the Board of Directors.

                                                                      APPENDIX C

                            CERTIFICATE OF AMENDMENT

                                       OF

               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

     Ideon Group, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY
CERTIFY:

     FIRST: that ARTICLE FOURTH of the Certificate of Incorporation of the Corporation is amended so that the total number of shares of stock which the Corporation is authorized to issue is Ninety Million (90,000,000) common shares ("Common Stock").

     SECOND: that the Certificate of Incorporation of the Corporation is amended by adding the following to the end of ARTICLE FOURTH:

          and Ten Million (10,000,000) shares of preferred stock, having a par value of $.01 per share ("Preferred Stock"). The Board of Directors is authorized, at any time or from time to time, to issue Preferred Stock and
     (1) to divide the shares of Preferred Stock into series; (2) to determine the designation for any such series by number, letter, or title that shall distinguish such series from any other series of Preferred Stock; (3) to determine the number of shares in any such series (including a determination that such series shall consist of a single share); and (4) to determine with respect to the shares of any series of Preferred Stock the following:

             (a) the rate at which dividends, if any, on the shares of such series shall be declared and paid, or set aside for payment, whether dividends at the rate so determined shall be cumulative, noncumulative or partially cumulative, whether the shares of such series shall be entitled to any participating or other dividends in addition to dividends at the rate so determined, and if so on what terms, and the relative rights of priority, if any, of payment of dividends on shares of that series;

             (b) the right, if any, of the Corporation to redeem shares of such series and, if redeemable, the price, terms and manner of such redemption;

             (c) the special and relative rights and preferences, if any, and the amount or amounts per share, which the shares of such series shall be entitled to receive upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

             (d) the terms and conditions, if any, upon which shares of such series shall be convertible into, or exchangeable for, shares of any other class or classes or any other series of the same or any other class or classes of stock of the Corporation, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

             (e) the obligation, if any, of the Corporation to retire or purchase shares of such series pursuant to a sinking fund or fund of a similar nature or otherwise, and the terms and conditions of such obligation;

             (f) the voting rights, if any, of shares of such series; provided, however, that the holders of shares of Preferred Stock will not be entitled to more than one vote per share when voting as a class with the holders of shares of Common Stock;

             (g) the limitations, if any, on the issuance of additional shares of such series or any shares of any other series of the Preferred Stock; and

             (h) such other preferences, powers, qualifications, and special or relative rights and privileges as shall be stated in the vote or votes providing for the establishment of such series of Preferred Stock.

     THIRD: that this amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, the undersigned duly authorized officer of the
Corporation has executed this Certificate of Amendment on this   of        ,
1995.

                                          IDEON GROUP, INC.
                                          By:
                                              ----------------------------
                                              Paul G. Kahn,
                                              Chairman and Chief Executive
                                              Officer

                                                                      APPENDIX D

                        SAFECARD SERVICES, INCORPORATED

                              DIRECTORS STOCK PLAN

1. PURPOSE OF THE PLAN.

     The purpose of this Directors Stock Plan (the "Plan") is to attract and retain the services of well-qualified directors who are not employees of SafeCard Services, Incorporated (the "Company") by providing directors with flexibility to decide the form of payment of annual retainers and meeting fees and an opportunity to participate in the growth of the Company through the grant of options to purchase shares of the Company's common stock. The Plan provides for non-employee directors to elect to receive all or a portion of their annual retainer and meeting fees in shares of the Company's common stock and for an automatic grant of options to purchase 15,000 shares of the Company's common stock upon a director's initial election or appointment to the Board of Directors.

2. DEFINITIONS.

     For purposes of the Plan, the following capitalized terms shall have the meanings set forth below:

     2.0 "BOARD" means the Board of Directors of the Company.

     2.1 "CHANGE IN CONTROL" means the occurrence during the term of the Plan of any one of the following events: (a) when the Company acquires actual knowledge that any person (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act), other than an employee benefit plan established or maintained by the Company or any of its affiliates, is or becomes the beneficial owner (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company's then-outstanding securities, (b) upon the first purchase of the Company's common stock pursuant to a tender or exchange offer (other than a tender or exchange offer made by the Company or an employee benefit plan established or maintained by the Company or any of its affiliates), (c) upon the approval by the Company's stockholders of (i) a merger or consolidation of the Company with or into another corporation (other than a merger or consolidation in which the Company is the surviving corporation and which does not result in any capital reorganization or reclassification or other change in the Company's then-outstanding shares of common stock), (ii) a sale or disposition of all or substantially all of the Company's assets or (iii) a plan of liquidation or dissolution of the Company, or (d) if during any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least two-thirds thereof, unless the election or nomination for election by the Company's stockholders of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; provided however, that notwithstanding the above, a "Change in Control" shall not be deemed to occur if the foregoing events, are approved by a vote of at least a majority of the directors then still in office who were directors on the date immediately after the date the Plan was adopted.

     2.2 "CHANGE IN CAPITALIZATION" means any increase or reduction in the number of Shares, or any change (including, but not limited to, a change in value) in the Shares or exchange of Shares for a different number or kind of shares or other securities of the Company, by reason of a reclassification, recapitalization, merger, consolidation, reorganization, spin-off, issuance of warrants or rights or debentures, stock dividend, stock split or reverse stock split, cash dividend, property dividend, combination or exchange of shares, repurchase of shares, change in corporate structure or otherwise.

     2.3 "CODE" means the Internal Revenue Code of 1986, as amended.

     2.4 "COMMITTEE" means the Compensation Committee of the Board or such other committee as may be designated from time to time by the Board to administer the Plan.

     2.5 "DISABILITY" means a physical or mental infirmity which impairs an Eligible Director's ability to perform his or her duties for a period of one hundred eighty (180) consecutive days.

     2.6 "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

     2.7 "ELIGIBLE DIRECTOR" means any person who is a member of the Board and who is not an employee, full time or part time, of the Company.

     2.8 "FAIR MARKET VALUE" on any date means the closing price of the Shares on such date on the principal national securities exchange on which such Shares are listed or admitted to trading, or if such Shares are not so listed or admitted to trading, the per share closing bid price on such date as quoted on the National Association of Securities Dealers Automated Quotation System or such other market in which such prices are regularly quoted, or if there have been no published bid quotation with respect to the Shares on such date, the Fair Market Value shall be the value established by the Board in good faith.

     2.9 "HURDLE PRICE 1, HURDLE PRICE 2 AND HURDLE PRICE 3" mean the market prices of a Share in effect at the time of any Eligible Director's appointment or election to the Board for determining the hurdle vesting of options granted to senior officers of the Company under the Company's 1994 Long Term Stock-Based Incentive Plan or any successor plan. As of January 1995, Hurdle Price 1 is $21 per Share; Hurdle Price 2 is $24 per Share; and Hurdle Price 3 is $27 per Share.

     2.10 "HURDLE-VESTING OPTION" means an option to purchase 6,000 Shares vesting as set forth in Section 6.3.

     2.11 "OPTION" means an option to purchase Shares granted under the Plan.

     2.12 "OPTIONEE" means a person to whom an Option has been granted under the Plan.

     2.13 "OPTION PRICE" means the Fair Market Value of a Share on the date of an Eligible Director's initial appointment or election to the Board.

     2.14 "PLAN" means this Directors Stock Plan.

     2.15 "SECURITIES ACT" means the Securities Act of 1933, as amended.

     2.16 "SHARES" means shares of the common stock, par value $.01 per share, of the Company.

     2.17 "TIME-VESTING OPTION" means an option to purchase 9,000 Shares vesting as set forth in Section 6.2.

3. ADMINISTRATION OF THE PLAN.

     The Committee shall administer the Plan and shall have authority to adopt such rules and regulations, and to make such determinations, as are not inconsistent with the Plan and are necessary or desirable for its implementation and administration.

4. SHARES SUBJECT TO THE PLAN.

     Subject to the provisions of Section 8 of the Plan, the maximum aggregate number of Shares which may be granted or issued under the Plan is 105,000 Shares which are hereby reserved for this purpose. Such Shares shall be Shares currently authorized but unissued, or currently held or subsequently acquired by the Company, in the open market, private transactions or otherwise. Whenever any outstanding Option or portion thereof is cancelled or is otherwise terminated for any reason, the Shares allocable to the cancelled or otherwise terminated portion of the Option may again be the subject of grants hereunder; provided, however, that the exemptions provided pursuant to Rule 16b-3 under the Exchange Act will continue to be available for transactions involving all current and future grants.

5. TERMINATION AND AMENDMENT OF THE PLAN.

     The Plan shall become effective upon its adoption by the Board, subject to its approval by the stockholders of the Company, and shall continue in effect until January 30, 2005, unless sooner terminated in accordance with the terms hereof. No Option shall be granted after such termination date. Options may be granted prior to approval of the Plan by the Company's stockholders, but such Options shall be contingent upon such approval being obtained. The Board may terminate, amend, modify or suspend the Plan at any time and from time to time in such respects as the Board may deem advisable, subject to any stockholder or other approval required by law or regulation; provided, however, that in no event shall the Plan be amended more than once every six (6) months other than to comport with changes in the Code, the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder. Any termination, suspension, amendment or modification of the Plan shall not adversely impair or alter any Option already granted, except with the consent of the Optionee.

6. OPTIONS

     6.0 GRANT OF OPTIONS UPON INITIAL ELECTION OR APPOINTMENT TO THE
BOARD. Upon an Eligible Director's initial election or appointment to the Board after December 31, 1994, such Eligible Director shall automatically be granted Options to purchase 15,000 Shares vesting as set forth in Sections 6.2 and 6.3 below.

     6.1 EXERCISE PRICE. The per share exercise price of any Option shall be the Fair Market Value of a Share on the date the Option is granted.

     6.2 TIME VESTING. Subject to Sections 6.8 and 6.9, an Option to purchase an aggregate of 9,000 Shares shall become exercisable in cumulative annual increments of 2,250 Shares over a period of four years beginning on the first anniversary of the date of grant (the "Time-Vesting Option"). Thus, one year from the date of grant, the Time-Vesting Option shall be exercisable for up to 2,250 Shares; two years from the date of grant, the Time-Vesting Option shall be exercisable for up to 4,500 Shares; three years from the date of grant, the Time-Vesting Option shall be exercisable for up to 6,750 Shares and four years from the date of grant, the Time-Vesting Option shall be exercisable for up to 9,000 Shares.

     6.3 HURDLE VESTING. Subject to Sections 6.8 and 6.9, an Option to purchase 6,000 Shares (the "Hurdle-Vesting Option") shall become exercisable as follows:
2,000 Shares of the Hurdle-Vesting Option shall become exercisable when a Share has traded at or above Hurdle Price 1 for a period of twenty consecutive trading days (as defined below); an additional 2,000 Shares of the Hurdle-Vesting Option shall become exercisable when a Share has traded at or above Hurdle Price 2 for a period of twenty consecutive trading days; and the remaining 2,000 Shares of the Hurdle-Vesting Option shall become exercisable when a Share has traded at or above Hurdle Price 3 for a period of twenty consecutive trading days; provided, however, that the Hurdle-Vesting Option may not be exercised, in whole or in part, prior to one (1) year from the date of grant; and provided, further, that the Hurdle-Vesting Option shall in all events fully vest nine (9) years from the date of grant. A "trading day" shall mean a day on which the national securities exchanges in the United States are open for trading of securities. For purposes of this Section 6.3, each trading day on which the Company has acquired Shares in market transactions, whether pursuant to a stock repurchase program or otherwise, shall be excluded from the calculation of consecutive trading days.

     6.4 TERM. Subject to Sections 6.8 and 6.9, the term of each Option shall be ten (10) years from the date of grant.

     6.5 EXERCISE OF OPTIONS. The exercise of an Option shall be made only by a written notice delivered (a) in person, (b) by expedited delivery service, (c) by facsimile transmission followed by a confirmation copy by first class mail or
(d) by first class mail to the Secretary of the Company at the Company's principal executive office, specifying the number of Shares to be purchased and accompanied by payment of the full exercise price of the Shares for which the Option is being exercised, in cash or certified check and otherwise in accordance with the agreement pursuant to which the Option was granted. Notwithstanding the foregoing, the Committee shall have discretion to determine at the time of grant of each Option or at any later date (up to and including the date of exercise) the form of payment acceptable in respect of the exercise of such Option.

     6.6 NON-TRANSFERABILITY. No Option granted hereunder shall be transferable by the Optionee to whom granted otherwise than by will or the laws of descent and distribution, and an Option may be exercised during the lifetime of such Optionee only by the Optionee or his or her guardian or legal representative. The terms of such Option shall be final, binding and conclusive upon the beneficiaries, executors, administrators, heirs and successors of the Optionee.

     6.7 NO RIGHTS OF STOCKHOLDERS. No Optionee shall be deemed for any purpose to be the owner of any Shares subject to any Option unless and until (a) the Option shall have been exercised pursuant to the terms thereof, (b) the Company shall have issued and delivered the Shares to the Optionee and (c) the Optionee's name (or that of his or her designee) shall have been entered as a stockholder of record on the books of the Company. Thereupon, the Optionee (or his or her designee) shall have full voting, dividend and other ownership rights with respect to such Shares.

     6.8 EFFECT OF A CHANGE IN CONTROL. Notwithstanding anything contained in the Plan to the contrary, in the event of a Change in Control, all the Options outstanding on the date of such Change in Control shall become immediately and fully exercisable.

     6.9 EFFECT OF TERMINATION OF SERVICE, DISABILITY, RETIREMENT OR DEATH.

          (A) TERMINATION OF SERVICE. In the event an Eligible Director's service to the Company shall terminate for any reason other than Disability, death or retirement from the Board, Optionee may, at any time within a period of thirty (30) days after the date of Optionee's termination of service, exercise the Option to the extent (and only to the extent) the Option was exercisable on the date of Optionee's termination of service. Upon the expiration of such thirty-day period, the Option shall, to the extent not previously exercised or terminated, terminate and become null and void.

          (B) DISABILITY, RETIREMENT OR DEATH. In the event an Eligible Director's service to the Company shall terminate because of Disability, death or retirement from the Board, the Option, to the extent not yet vested, shall fully vest, and Optionee or Optionee's legal representative may, at any time within six (6) months after such termination, exercise the Option. Upon the expiration of such six-month period, the Option shall, to the extent not theretofore exercised or terminated, terminate and become null and void.

7. COMMON STOCK IN LIEU OF FEES AND RETAINER.

     Any Eligible Director may elect to receive a fixed percentage or fixed amount of the annual retainer and/or meeting fees paid to such director in Shares. Such election to receive Shares in lieu of the annual retainer or meeting fees shall be made by the Eligible Director six months in advance of such payment or such shorter or longer period as may be permitted or required under any applicable law or regulation in order to qualify for any exemption, deferral or other benefit under applicable law or regulation.

8. ADJUSTMENT UPON CHANGES IN CAPITALIZATION.

     8.0 CHANGES IN CAPITALIZATION. In the event of a Change in Capitalization, appropriate and proportionate adjustments shall be made, if any, to (a) the maximum number and class of Shares or other stock or securities with respect to which Options may be granted under the Plan; and (b) the number and class of Shares or other stock or securities which are subject to outstanding Options. If, by reason of a Change in Capitalization, an Optionee shall be entitled to new, additional or different shares of stock or securities, such new, additional or different shares shall thereupon be subject to the terms and conditions which were applicable to the Shares subject to the Option prior to such Change in Capitalization.

     8.1 CERTAIN TRANSACTIONS. Subject to Section 6.8, in the event of (a) the liquidation or dissolution of the Company or (b) a merger or consolidation of the Company (each a "Transaction"), the Plan and the Options issued hereunder shall continue in effect in accordance with their respective terms and each Optionee shall be entitled to receive in respect of each Share subject to any outstanding Option upon exercise of any Option the same number and kind of stock, securities, cash, property, or other consideration that each holder of a Share was entitled to receive in the Transaction in respect of a Share.

9. LIMITATION OF LIABILITY.

     As illustrative of the limitations of liability of the Company, but not intended to be exhaustive thereof, nothing in the Plan shall be construed to:
(a) give any person any right to be granted Options other than as provided in the Plan; (b) give any person any rights whatsoever with respect to Shares except as specifically provided in the Plan; or (c) confer any right on any person at any time to continued service to the Company.

10. CONDITIONS UPON ISSUANCE OF SHARES.

     10.0 GOVERNING LAW. Except as to matters of federal law, the Plan and the rights of all persons claiming hereunder shall be construed and determined in accordance with the laws of the State of Delaware without giving effect to conflict of laws principles. Shares shall not be issued with respect to any Option granted under the Plan unless the issuance and delivery of such Shares pursuant to such Option shall comply with all relevant provisions of law and the requirements of any stock exchange upon which the Shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance. Inability of the Company to obtain authority from any regulatory body having jurisdictional authority deemed by its counsel to be necessary to the lawful issuance and sale of any Shares hereunder shall relieve the Company of any liability in respect of the non-issuance or sale of such Shares as to which such requisite authority shall not have been obtained.

     10.1 CONDITIONS TO ISSUANCE. Notwithstanding anything contained in the Plan or any agreement to the contrary, in the event that the disposition of Shares acquired pursuant to the Plan is not covered by a then current registration statement under the Securities Act and is not otherwise exempt from such registration, such Shares shall be restricted against transfer to the extent required by the Securities Act or regulations thereunder. The Company may require any individual receiving Shares pursuant to Options, as a condition precedent to receipt of such Shares, to represent and warrant to the Company in writing that the Shares acquired by such individual are acquired without a view to any distribution thereof and will not be sold or transferred other than pursuant to an effective registration thereof, or pursuant to an applicable exemption under the Securities Act or the rules and regulations promulgated thereunder. The certificates evidencing any of such Shares shall be appropriately amended to reflect their status as restricted securities as aforesaid.

     10.2 WITHHOLDING OF TAXES. The Company shall have the right to deduct from any distribution of cash to any Optionee an amount equal to the federal, state and local income taxes and other amounts as may be required by law to be withheld (the "Withholding Taxes") with respect to any Option. If an Optionee is to experience a taxable event in connection with the receipt of Shares pursuant to an Option, the Optionee shall pay the Withholding Taxes to the Company prior to the issuance or release from escrow of such Shares. In satisfaction of the obligation to pay Withholding Taxes to the Company, the Optionee may make a written election (the "Tax Election"), which may be accepted or rejected in the discretion of the Committee, to have withheld a portion of the Shares then issuable to the Optionee having an aggregate Fair Market Value on the day immediately preceding the date of such issuance equal to the Withholding Taxes, provided that such election is made in accordance with the conditions imposed on participant directed transactions under Rule 16b-3 or any successor regulation promulgated under Section 16 of the Exchange Act.

                           Suite 3000                   Telephone 305 381 9400
                           First Union Financial Center
                           Miami, FL 33131-2330



PRICE WATERHOUSE LLP                                    (Logo)





To The Board of Directors
and Shareholder of
Ideon Group, Inc.


In our opinion, the accompanying balance sheet presents fairly, in all material respects, the financial position of Ideon Group, Inc. at December 31, 1994 in conformity with generally accepted accounting principles. This financial statement is the responsibility of the Company's management; our responsibility is to express an opinion on this financial statement based on our audit. We conducted our audit in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.




PRICE WATERHOUSE LLP

PRICE WATERHOUSE LLP
March 27, 1995

IDEON GROUP, INC.
BALANCE SHEET

                                                         DECEMBER 31,
                                                             1994
                                                         ------------
ASSETS
   Cash                                                      $100
                                                             ----
        Total assets                                         $100
                                                             ====

LIABILITIES AND STOCKHOLDER'S EQUITY

LIABILITIES

            Total liabilities                                $ --
                                                             ----

STOCKHOLDER'S EQUITY
    Common stock--authorized 35,000,000 shares
      ($.01 par value); 100 shares issued
      and outstanding                                           1
    Additional paid-in capital                                 99
                                                             ----
            Total stockholder's equity                        100
                                                             ----

            Total liabilities and stockholder's equity       $100
                                                             ====



The accompanying note is an integral part of this financial statement.

NOTE TO FINANCIAL STATEMENT



1.       ORGANIZATION

         Ideon Group, Inc. (the "Company") was incorporated on December 29, 1994 as a Delaware corporation. The Company was capitalized with the issuance of 100 shares of common stock at a price of $1 per share. The Company is a wholly-owned subsidiary of SafeCard Services, Incorporated (the "Parent"). The Company has not had any operations since the date of its incorporation.


         At the Annual Meeting of Stockholders of the Parent in April 1995, the stockholders of the Parent will consider and vote upon a proposal to reorganize the corporate structure of the Company pursuant to which the Parent would become a wholly-owned subsidiary of the Company. Under the proposal, all shares of common stock of the Parent would automatically be converted into an equal number of shares of common stock of the Company. In addition, the stockholders will be asked to approve the proposed capital structure of the Company consisting of 90 million shares of Ideon Group, Inc. common stock and 10 million shares of Ideon Group, Inc. preferred stock. The reorganization will not result in any change in the Parent's business, management, operations or financial statements or any change in the percentage ownership of each present stockholder of the Parent in the consolidated assets and liabilities of the Parent.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 20.         Indemnification of Directors and Officers.

         Section 145 of the Delaware General Corporation Law generally provides Ideon broad powers to indemnify its directors, officers, employees and agents.

         Section 145(a) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of a corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation against expenses (including attorneys fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if such person acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe his or her conduct was unlawful.

         Section 145(b) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation against expenses (including attorneys fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court deems proper.

         Section 145(c) provides that, to the extent that a director, officer, employee or agent of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys fees) actually and reasonably incurred by him or her in connection therewith.

         Section 145(d) provides that any indemnification under subsections 145(a) and (b) (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in subsections (a) and (b) of
Section 145. Such determination shall be made (i) by a majority vote of directors who were not parties to such action, suit or proceeding, even though less than a quorum, or (ii) if there are no such directors or if such directors so direct, by independent legal counsel in a written opinion, or (iii) by the stockholders.

         Section 145(e) provides that expenses (including attorneys fees) incurred by a director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation as authorized in
Section 145.

         Section 145(f) provides that the indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of Section 145 shall not be deemed exclusive of any other rights to which any director or officer seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding office.

         Section 145(j) provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such person.

         Article NINTH of the Ideon Certificate provides that Ideon shall, to the full extent permitted by law, indemnify all persons whom it may indemnify pursuant thereto.

         Article TENTH of the Ideon Certificate, consistent with Section 102(b)(7) of the Delaware General Corporation Law, provides that a director of Ideon shall not be personally liable to Ideon or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the directors' duty of loyalty to Ideon or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for any improper payment of dividends or any unlawful stock purchase or redemption as provided under
Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. Article TENTH further provides no amendment or repeal of such article or adoption of any provision of the Certificate of Incorporation inconsistent with Article TENTH shall prejudice the exculpatory effect of Article TENTH with respect to any act or omission occurring prior to the effective date of such amendment, repeal or inconsistent provision.

         Section 10 of Article V of the Ideon By-laws provides that each person who is or was a director or officer of Ideon and each person who serves or may have served at the request of Ideon as a director or officer of another corporation, partnership, joint venture, trust or other enterprise (and the heirs, executors, administrators and estates of any such persons), shall be indemnified by Ideon in accordance with and to the fullest extent authorized by, the provisions of the Delaware General Corporation Law as it may from time to time be amended. Each person who is or was an employee or agent of Ideon, and each person who serves or may have served as an employee or agent of another corporation, partnership, joint venture trust or other enterprise, may be similarly indemnified at the discretion of the Board of Directors.

        In addition to indemnification provided by statutes, the Ideon Certificate and By-laws, Ideon will assume written indemnity agreements with its directors and with certain of its officers. In general, the written indemnity agreements provide broad protection to the indemnitee, including, among other things, (i) mandatory advancement of litigation expenses (including attorneys fees), subject to an undertaking by the indemnitee to repay such advances if it is later determined that he or she is not entitled to indemnification; (ii) contribution toward the amount incurred by the indemnitee under certain circumstances where complete indemnification may otherwise be unavailable;
(iii) continuation of the maximum directors and officers liability insurance available to Ideon; and (iv) payment of expenses incurred by the indemnitee in actions brought by the indemnitee under certain circumstances. The indemnity agreements provide additional benefits in the event of a change in control of Ideon. The indemnity agreements also provide that no action may be brought by or on behalf of Ideon against the indemnitee after the expiration of two years from the date of the accrual of such action.

ITEM 21. Exhibits.

         2       Plan of Reorganization and Agreement of Merger dated
                 January 23, 1995 between the Company, Ideon Group, Inc., and Ideon Merger Company, included in the Proxy Statement.

         3(a)    SafeCard Services, Incorporated's Certificate of
                 Incorporation, incorporated by reference to Exhibit 3(a) of the Company's Annual Report on Form 10-K for its fiscal year ended October 31, 1992.

         3(b) SafeCard Services Insurance Company's Certificate of Incorporation, incorporated by reference to Exhibit 3(e) of the Company's Annual Report on Form 10-K for its fiscal year ended October 31, 1987.

         3(c) SafeCard Services Insurance Company's By-Laws, incorporated by reference to Exhibit 3(f) of the Company's Annual Report on Form 10-K for its fiscal year ended October 31, 1987.

         3(d) SafeCard Services, Incorporated's By-Laws as amended through December 31, 1994, incorporated by reference to Exhibit 3(e) to the Company's Annual Report on Form 10-K for its fiscal year ended October 31, 1994.

         3(e) Ideon Group, Inc.'s Certificate of Incorporation, included in the Proxy Statement.

         3(f)    Ideon Group, Inc.'s By-Laws, included in the Proxy Statement.

         3(g)    Certificate of Incorporation of Ideon Merger Company.

         3(h)    By-laws of Ideon Merger Company.

         5 Opinion of Mahoney Adams & Criser, P.A., counsel for the Company, concerning the legality of the securities being registered.

         8 Opinion of Mahoney Adams & Criser, P.A. to certain federal income tax consequences.

                 MANAGEMENT CONTRACTS AND COMPENSATORY PLANS

         10(a) Form of Non-Qualified Stock Option Agreement dated August 30, 1989 between the Company and an outside director, incorporated by reference to Exhibit 10(a) of the Company's Quarterly
                 Report on Form 10-Q for its fiscal quarter ended July 31, 1989.

         10(b) Form of Non-Qualified Stock Option Agreement dated October 16, 1991 between the Company and an outside director, incorporated by reference to Exhibit 10(n) of the Company's Annual Report on Form 10-K for its fiscal year ended October 31, 1991.

         10(c) Form of Non-Qualified 1991 Employee Stock Option Plan dated October 16, 1991 between the Company and twenty key employees, incorporated by reference to Exhibit 10(o) of the Company's Annual Report on Form 10-K for its fiscal year ended
                 October 31, 1991.

         10(d) Board of Directors Resolution dated December 6, 1991 establishing a non-employee director retirement plan, incorporated by reference to Exhibit 10(s) of the Company's Annual Report on Form 10-K for its fiscal year ended October 31, 1991.

         10(e) Indemnification Agreements for certain of the Company's directors dated October 2, 1992, incorporated by reference to
                 Exhibit 10(x) to the Company's Annual Report on Form 10-K for its fiscal year ended October 31, 1992.

         10(f) Indemnification Agreements for two of the Company's directors dated February 11, 1993 and September 1, 1993, incorporated by reference to Exhibit 10(ai) of the Company's Annual Report on Form 10-K for its fiscal year ended October 31, 1993.

         10(g) Forms of Non-Qualified Stock Option Agreements dated February 11, 1993 and September 1, 1993 between the Company and two outside directors, incorporated by reference to
                 Exhibit 10(aj) of the Company's Annual Report on Form 10-K for its fiscal year ended October 31, 1993.

         10(h) 1994 Long Term Stock-Based Incentive Plan, incorporated by reference to the Company's 1993 definitive proxy statement.

         10(i) Second Amendment to the 1994 Long Term Stock-Based Incentive Plan, incorporated by reference to Exhibit 10(i) of the Company's Annual Report on Form 10-K for year ended
                 October 31, 1994.

         10(j) Employment Agreement, effective as of December 1, 1993, between the Company and Paul G. Kahn, incorporated by reference to Exhibit 1 of the Company's Current Report on Form 8-K filed on December 6, 1993.

         10(k) Employment Agreement, effective as of February 1, 1994, between the Company and Francis J. Marino, incorporated by reference to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended January 31, 1994.

         10(l) Amendment to Exhibit 3 of the Employment Agreement, effective as of February 1, 1994, between the Company and Francis J. Marino, incorporated by reference to Exhibit 10(l) of the Company's Annual Report of Form 10-K for year ended
                 October 31, 1994.

         10(m) Employment Agreement as of May 2, 1994, between the Company and G. Thomas Frankland, incorporated by reference to Exhibit 10(a) of the Company's Quarterly Report for its fiscal quarter ended April 30, 1994.

         10(n) Amendment to Exhibit 3 of the Employment Agreement, effective as of May 2, 1994, between the Company and G. Thomas Frankland, incorporated by reference to Exhibit 10(n) of the Company's Annual Report on Form 10-K for the year ended October 31, 1994.

         10(o) Indemnification Agreement as of April 7, 1994, between the Company and one outside director, incorporated by reference to Exhibit 10(b) of the Company's Quarterly Report for its fiscal quarter ended April 30, 1994.

         10(p) Non-Qualified Stock Option Agreement as of April 7, 1994, between the Company and one outside director, incorporated by reference to Exhibit 10(c) of the Company's Quarterly Report for its fiscal quarter ended April 30, 1994.

         10(q) Employment Agreement, effective as of September 14, 1994, between the Company and John R. Birk, incorporated by reference to Exhibit 10(q) of the Company's Annual Report of Form 10-K for the year ended October 31, 1994.

         10(r) Amendment, effective as of January 1, 1995, to Employment Agreement, between the Company and John R. Birk, incorporated by reference to Exhibit 10(r) to the Company's Annual Report on Form 10-K for the year ended October 31, 1994.

         10(s) Executive Deferred Compensation Plan, incorporated by reference to Exhibit 10(s) to the Company's Annual Report on Form 10-K for the year ended October 31, 1994.

         10(t) Form of Executive Agreement between the Company and certain senior officers, incorporated by reference to Exhibit 10(t) to the Company's Annual Report on Form 10-K for the year ended October 31, 1994.

         10(u) Form of Non-Qualified Stock Option Agreement under the 1994 Long Term Stock-Based Incentive Plan between the Company and certain officers of the Company, incorporated by reference to
                 Exhibit 10(u) to the Company's Annual Report on Form 10-K for the year ended October 31, 1994.

         10(v) Board of Director's resolution dated January 24, 1995 reducing benefit under the non-employee director retirement plan.

         10(w) Form of Indemnification Agreement between the Company and certain outside directors.

         OTHER MATERIAL CONTRACTS

         10(x) Termination Agreement dated as of May 26, 1994 between the Company and Steven J. Halmos and Recission Agreement made and entered into as of June 9, 1994 between the Company and Steven J. Halmos, incorporated by reference to Exhibit 10(e) from the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 1994.

         10(y) Agreement with Citicorp (South Dakota), N.A., effective January 1, 1989, incorporated by reference to the Company's Form 8 Amendment No. 3, dated November 10, 1989, to its Quarterly Report on Form 10-Q for its fiscal quarter ended April 30, 1989.

         10(z) Second Amendment to Agreement with Citicorp (South Dakota), N.A. dated March 31, 1992, incorporated by reference to
                 Exhibit 10(b) to the Company's Quarterly Report on Form 10-Q for its fiscal quarter ended April 30, 1992.

         10(aa) Third Amendment to the Agreement with Citibank (South Dakota), N.A., dated August 30, 1993, incorporated by reference to
                 Exhibit 10(ah) of the Company's Annual Report on Form 10-K for its fiscal year ended October 31, 1993.

         10(ab) Agreement with Peter Halmos, dated November 1, 1988, regarding a marketing license for credit information services, incorporated by reference to Exhibit 10(e) of the Company's Annual Report on Form 10-K, for its fiscal year ended
                 October 31, 1988.

         10(ac) First Amendment to Agreement, dated January 25, 1991, regarding marketing license for credit information services, incorporated by reference to Exhibit 10(m) of the Company's Annual Report on Form 10-K for its fiscal year ended
                 October 31, 1990.

         10(ad) Letter Agreement dated January 27, 1992, between CreditLine Corporation and the Company, incorporated by reference to
                 Exhibit 10(q) of the Company's Annual Report on Form 10-K for its fiscal year ended October 31, 1991.

         10(ae) Confirmation Agreement between Peter Halmos, High Plains Capital Corporation, CreditLine Corporation and the Company dated January 27, 1992, incorporated by reference to Exhibit 10(r) of the Company's Annual Report on Form 10-K for its fiscal year ended October 31, 1991.

         10(af) Public Relations Consulting Agreement dated October 25, 1994 between the Dilenschneider Group, Inc. and the Company, incorporated by reference to Exhibit 10(ad) to the Company's Annual Report on Form 10-K for the year ended October 31, 1994.

         10(ag) Special Projects Public Relations Consulting Agreement dated December 14, 1994 between the Company and the Dilenschneider Group, Inc., incorporated by reference to Exhibit 10(ae) to the Company's Annual Report on Form 10-K for the year ended
                 October 31, 1994.

         15      Letter regarding unaudited financial information.

         21      Subsidiaries of the Registrant.

         23(a)   Consent of Price Waterhouse LLP, Independent

         23(b) Consent of Mahoney Adams & Criser, P.A., counsel for the Company, incorporated by reference to Exhibits 5 and 8.

         23(c)   Consents of Directors

         99 Form of Proxy to be used at the Annual Meeting of Stockholders of SafeCard Services, Incorporated.

ITEM 22.      Undertakings.

(1)           The undersigned registrant hereby undertakes:

        (a) to file during any period in which offers or sales of the securities registered hereunder are being made, a post-effective amendment to this Registration Statement;

              (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");
              (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;
              (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in this Registration Statement.

      (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(2) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or
      Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of the registrant's employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under
      Item 20 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(4) The undersigned registrant hereby undertakes that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(5) The undersigned registrant hereby undertakes that every prospectus (i) that is filed pursuant to paragraph (4) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective and that for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(7) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Jacksonville, Florida, on the 24th day of March, 1995.

                                      IDEON GROUP, INC.

                                      By: /s/ Paul G. Kahn
                                        ---------------------------------------
                                             Paul G. Kahn, Chairman and
                                             Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature                                      Title                                     Date
- ---------                                      -----                                     ----
/S/ PAUL G. KAHN                               Director, Chairman and                    March 24, 1995
- ------------------------------                 Chief Executive Officer
Paul G. Kahn


/S/ G. THOMAS FRANKLAND                        Director, Vice Chairman                   March 24, 1995
- ------------------------------                 and Chief Financial Officer
G. Thomas Frankland                            (Principal Accounting Officer)


/S/ FRANCIS J. MARINO                          Director                                  March 24, 1995
- ------------------------------
Francis J. Marino


/S/ JOHN R. BIRK                               Director                                  March 24, 1995
- ------------------------------
John R. Birk


/S/ MARC F. JOSEPH                             Director                                  March 24, 1995
- ------------------------------
Marc F. Joseph




          EXHIBIT INDEX                                                   PAGINATION BY SEQUENTIAL NUMBERING SYSTEM
 2        Plan of Reorganization and Agreement of Merger dated            45-48
          January 23, 1995 between the Company, Ideon Group, Inc.,
          and Ideon Merger Company (included in the Proxy
          Statement).

 3(a)     SafeCard Services, Incorporated's Certificate of                Incorporated by reference to Exhibit 3(a) of the
          Incorporation.                                                  Company's Annual Report on Form 10-K for its
                                                                          fiscal year ended October 31, 1992.

 3(b)     SafeCard Services Insurance Company's Certificate of            Incorporated by reference to Exhibit 3(e) of the
          Incorporation.                                                  Company's Annual Report on Form 10-K for its
                                                                          fiscal year ended October 31, 1987.

 3(c)     SafeCard Services Insurance Company's By-laws.                  Incorporated by reference to Exhibit 3(f) of the
                                                                          Company's Annual Report on Form 10-K for its
                                                                          fiscal year ended October 31, 1987.

 3(d)     SafeCard Services, Incorporated's By-laws.                      Incorporated by reference to Exhibit 3(e) of the
                                                                          Company's Annual Report on Form 10-K for the
                                                                          year ended October 31, 1994.

 3(e)     Certificate of Incorporation of Ideon Group, Inc.               49-50

 3(f)     By-laws of Ideon Group, Inc.                                    51-58

 3(g)     Certificate of Incorporation of Ideon Merger Company            82-85
          dated January 20,1995.

 3(h)     By-laws of Ideon Merger Company.                                86-94

 5        Opinion of Mahoney  Adams & Criser, P.A., counsel for the       95-96
          Company,  concerning the legality of the securities being
          registered.

 8        Opinion of Mahoney Adams & Criser, P.A. as to certain           97-100
          federal income tax consequences.

            MANAGEMENT CONTRACTS AND COMPENSATORY PLANS

   10(a)  Form of Non-Qualified Stock Option Agreement dated              Incorporated by reference to Exhibit 10(a) of the
          August 30, 1989 between the Company and an outside              Company's Quarterly Report on Form 10-Q for its
          director.                                                       fiscal quarter ended July 31, 1989.

   10(b)  Form of Non-Qualified Stock Option Agreement dated              Incorporated by reference to Exhibit 10(n) of the
          October 16, 1991 between the Company and an outside             Company's Annual Report on Form 10-K for its fiscal
          director.                                                       year ended October 31, 1991.

   10(c)  Form of Non-Qualified 1991 Employee Stock Option Plan           Incorporated by reference to Exhibit 10(o) of the
          dated October 16, 1991 between the Company and twenty           Company's Annual Report on Form 10-K for its fiscal
          key employees.                                                  year ended October 3, 1991.

   10(d)  Board of Directors Resolution dated December 6,  1991           Incorporated by reference to Exhibit 10(s) of the
          establishing a non-employee director retirement plan.           Company's Annual Report on Form 10-K for its fiscal
                                                                          year ended October 31, 1991.

   10(e)  Indemnification Agreements for certain of the                   Incorporated by reference to Exhibit 10(x) to the
          Company's directors dated October 2, 1992.                      Company's Annual Report on Form 10-K for its fiscal
                                                                          year ended October 31, 1992.

   10(f)  Indemnification Agreements for two of the Company's             Incorporated by reference to Exhibit 10(ai) of the
          Directors dated February 11, 1993 and September 1,              Company's Annual Report on Form 10-K for its fiscal
          1993.                                                           year ended October 31, 1993.

   10(g)  Forms of Non-Qualified Stock Option Agreements dated            Incorporated by reference to Exhibit 10(aj) of the
          February 11, 1993 and September 1, 1993 between the             Company's Annual Report on Form 10-K for its fiscal
          Company and two outside directors.                              year ended October 31, 1993.

   10(h)  1994 Long Term Stock-Based Incentive Plan.                      Incorporated by reference to the Company's 1993
                                                                          definitive proxy statement.

   10(i)  Second Amendment to the 1994 Long Term Stock-Based              Incorporated by reference to Exhibit 10(i) of the
          Incentive Plan.                                                 Company's Annual Report on Form 10-K for its fiscal
                                                                          year ended October 31, 1994.

   10(j)  Employment Agreement, effective as of December  1,              Incorporated by reference to Exhibit 1 of the
          1993, between the Company and Paul G. Kahn.                     Company's Current Report on Form 8-K filed on
                                                                          December 6, 1993.

   10(k)  Employment Agreement, effective as of February 1,               Incorporated by reference to the Company's Quarterly
          1994, between the Company and Francis J. Marino.                Report on Form  10-Q for the fiscal quarter ended
                                                                          January 31, 1994.

   10(l)  Amendment to Exhibit 3 of the  Employment Agreement,            Incorporated by reference to Exhibit 10(l) of the
          effective as of  February 1, 1994, between the Company          Company's Annual Report on Form 10-K for its fiscal
          and Francis J. Marino.                                          year ended October 31, 1994.

   10(m)  Employment Agreement as of May 2,  1994, between  the           Incorporated by reference to Exhibit 10(a) of the
          Company and G. Thomas Frankland.                                Company's Quarterly Report for its fiscal quarter
                                                                          ended April 30, 1994.

   10(n)  Amendment to Exhibit 3 of the Employment Agreement,             Incorporated by reference to Exhibit 10(n) of the
          effective as of May 2, 1994, between the Company and            Company's Annual Report of Form 10-K for its fiscal
          G. Thomas Frankland.                                            year ended October 31, 1994.

   10(o)  Indemnification Agreement as of April 7, 1994,  between         Incorporated by reference to Exhibit 10(b) of the
          the Company and one outside director.                           Company's Quarterly Report for its fiscal quarter
                                                                          ended April 30, 1994.

   10(p)  Non-Qualified Stock Option Agreement as of April  7,            Incorporated by reference to Exhibit 10(c) of the
          1994, between the Company and one outside director.             Company's Quarterly Report for its fiscal quarter
                                                                          ended April 30, 1994.

   10(q)  Employment Agreement, effective as of September  14,            Incorporated by reference to Exhibit 10(q) of the
          1995, between the Company and John R. Birk.                     Company's Annual Report on Form 10-K for its fiscal
                                                                          year ended October 31, 1994.

   10(r)  Amendment, effective as of January 1, 1995,  to                 Incorporated by reference to Exhibit 10(r) of the
          Employment Agreement, between the Company and John  R.          Company's Annual Report on Form 10-K for its fiscal
          Birk.                                                           year ended October 31, 1994.

   10(s)  Executive Deferred Compensation Plan.                           Incorporated by reference to Exhibit 10(s) of the
                                                                          Company's Annual Report on Form 10-K for its fiscal
                                                                          year ended October 31, 1994.

   10(t)  Form  of Executive  Agreement between the Company and           Incorporated by reference to Exhibit 10(t) of the
          certain senior officers.                                        Company's Annual Report on Form 10-K for its fiscal
                                                                          year ended October 31, 1994.

   10(u)  Form of Non-Qualified Stock Option Agreement under  the         Incorporated by reference to Exhibit 10(u) of the
          1994 Long Term Stock-Based Incentive Plan between the           Company's Annual Report on Form 10-K for its fiscal
          Company and certain officers of the Company.                    year ended October 31, 1994.

   10(v)    Board of Directors Resolution dated January 24, 1995          101
            reducing benefit under the nonemployees directors
            retirement plan.

   10(w)    Form of Indemnification Agreement between the                 102-110
            Company and certain outside directors.

            OTHER MATERIAL CONTRACTS

   10(x)    Termination Agreement dated as of May 26, 1994 between        Incorporated by reference to Exhibit 10(e) from the
            the Company and Steven  J.  Halmos and Recission              Company's Quarterly Report on Form 10-Q for the
            Agreement made and entered into as of June 9, 1994            fiscal quarter ended July 31, 1994.
            between the Company and Steven J. Halmos.

   10(y)    Agreement with Citicorp (South  Dakota), N.A., effective      Incorporated by reference to the Company's Form 8
            January 1, 1989.                                              Amendment  No. 3,  dated November 10, 1989, to its
                                                                          Quarterly Report on Form 10-Q for its fiscal quarter
                                                                          ended April 30, 1989.

   10(z)    Second Amendment to Agreement with Citicorp (South            Incorporated by reference to Exhibit 10(b) to the
            Dakota), N.A. dated March 31, 1992.                           Company's Quarterly Report on Form 10-Q for its
                                                                          fiscal quarter ended April 30, 1992.

   10(aa)   Third Amendment to the Agreement with Citibank (South         Incorporated by reference to Exhibit 10(ah) of the
            Dakota), N.A., dated August 30, 1993.                         Company's Annual Report on Form 10-K for its fiscal
                                                                          year ended October 31, 1993.

   10(ab)   Agreement with Peter Halmos, dated November 1, 1988,          Incorporated by reference to Exhibit 10(e) of the
            regarding a marketing license for credit information          Company's Annual Report on Form 10-K, for its fiscal
            services.                                                     year ended October 31, 1988.

   10(ac)   First Amendment to Agreement, dated January 25,  1991,        Incorporated by reference to Exhibit 10(m) of the
            regarding marketing license for credit information            Company's Annual Report on Form 10-K for its fiscal
            services.                                                     year ended October 31, 1990.

   10(ad)   Letter Agreement dated January 27,  1992, between             Incorporated by reference to Exhibit 10(q) of the
            CreditLine Corporation and the Company.                       Company's Annual Report on Form 10-K for its fiscal
                                                                          year ended October 31, 1991.

   10(ae)   Confirmation Agreement between Peter Halmos, High             Incorporated by reference to Exhibit 10(r) of the
            Plains Capital Corporation,  CreditLine Corporation  and      Company's Annual Report on Form 10-K for its fiscal
            the Company dated January 27, 1992.                           year ended October 31, 1991.

   10(af)   Public Relations Consulting Agreement dated October 25,       Incorporated by reference to Exhibit 10(ad) of the
            1994 between the Dilenschneider Group, Inc. and the           Company's Annual Report on Form 10-K for its fiscal
            Company.                                                      year ended October 31, 1994.

   10(ag)   Special Projects Public Relations Consulting Agreement        Incorporated by reference to Exhibit 10(ae) of the
            dated December 14, 1994 between the Company and the           Company's Annual Report on Form 10-K for its fiscal
            Dilenschneider Group, Inc.                                    year ended October 31, 1994.

   15       Letter regarding unaudited financial information.             111

   21       Subsidiaries of the Registrant.                               112

   23(a)    Consent of Price Waterhouse LLP, Independent Accountants.     113

   23(b)    Consent of Mahoney Adams & Criser, P.A., counsel for          Incorporated by reference to Exhibits 5 and 8.
            the Company.

   23(c)    Consents of Directors                                         114-122

   99       Form of Proxy to be used for the Annual Meeting of            123-124
            Stockholders of SafeCard Services, Incorporated.